   As filed with the Securities and Exchange Commission on January 4, 1999.

                                            Registration Statement No. 333-67569

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 PRE-EFFECTIVE

                                AMENDMENT NO. 2
                                      TO
                                   FORM S-4

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                             ASSOCIATED BANC-CORP
            (Exact Name of Registrant as Specified in its Charter)

          WISCONSIN                                6711                           39-1098068
(State or Other Jurisdiction of         (Primary Standard Industrial            (I.R.S. Employer
Incorporation or Organization)           Classification Code Number)          Identification Number)

                               1200 HANSEN ROAD
                                P.O. BOX 13307
                           GREEN BAY, WI 54307-3307
                                (920) 491-7000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                HARRY B. CONLON
                             ASSOCIATED BANC-CORP
                               1200 HANSEN ROAD
                                P.O. BOX 13307
                           GREEN BAY, WI 54307-3307
                                (920) 491-7000
           (Name, Address, Including Zip Code and Telephone Number,
                  Including Area Code, of Agent for Service)

                                with copies to:

         JAMES M. BEDORE, ESQ.                      JAMES C. MELVILLE, ESQ.
     REINHART, BOERNER, VAN DEUREN,            KAPLAN, STRANGIS AND KAPLAN, P.A.
       NORRIS & RIESELBACH, S.C.                      5500 NORWEST CENTER
        1000 NORTH WATER STREET                     90 SOUTH SEVENTH STREET

             P.O. BOX 514000                       MINNEAPOLIS, MN 55402-4137
       MILWAUKEE, WI  53203-3400                           (612) 375-1138
             (414) 298-1000

     Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

================================================================================

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           WINDSOR BANCSHARES, INC.
                             740 MARQUETTE AVENUE
                         MINNEAPOLIS, MINNESOTA 55402

                             January 5, 1999

Dear Fellow Shareholder:

     You are cordially invited to attend our special meeting of shareholders to be held on February 3, 1999 at 10:00 a.m. (local time) at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota. At the special meeting, you will vote on a proposal to approve an agreement for the merger of Associated Banc-Corp and Windsor Bancshares.

     Subject to receipt of regulatory approval, approval by the shareholders of Windsor Bancshares and satisfaction of other conditions, the merger agreement provides that Windsor Bancshares will combine its business and operations with those of Associated through a statutory merger. In the merger, Associated will issue up to 800,000 shares of Associated common stock to the shareholders of Windsor Bancshares. The shares of Associated common stock issuable in the merger will be allocated among the shareholders of Windsor Bancshares based upon a formula which will take into account the number of shares you hold, whether you hold shares of Class A common stock or Class B common stock, the price at which your shares were originally purchased from Windsor Bancshares, how long your shares have been outstanding and the market price of the Associated common stock. The accompanying proxy statement/prospectus contains a detailed description of this formula for the exchange of shares of Associated common stock for shares of Windsor Bancshares common stock in the merger.

     Associated common stock trades on the Nasdaq National Market. The shares of Associated common stock to be issued in the merger will offer greater liquidity than that of the shares of Windsor Bancshares common stock.

     The accompanying Proxy Statement/Prospectus describes the merger in greater detail. We encourage you to read it carefully.

     The Board of Directors of Windsor Bancshares has determined that the merger is in the best interests of Windsor Bancshares and its shareholders. Accordingly, the Board has by unanimous vote approved the merger agreement and the merger and recommends that shareholders vote in favor of the merger agreement.

     Your participation in the special meeting, in person or by proxy, is especially important because the items to be voted on are very important to Windsor Bancshares and its shareholders. Whether or not you plan to attend the special meeting, we urge you to complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope to ensure that your shares will be represented at the special meeting. You may revoke your proxy at any time before it is voted.

     On behalf of the Board of Directors, we thank you for your support and urge you to vote "for" the approval of the merger agreement.

                              Very truly yours,

                              /s/ Thomas H. Healey


                              Thomas H. Healey,
                              Chairman of the
                              Board of Directors

                              /s/ Samuel L. Kaplan

                              Samuel L. Kaplan
                              President

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE ASSOCIATED COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, NOR HAVE THEY DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Proxy Statement/Prospectus is dated January 5, 1999 and is first being mailed to shareholders on or about January 5, 1999.

                           WINDSOR BANCSHARES, INC.
                             740 MARQUETTE AVENUE
                         MINNEAPOLIS, MINNESOTA 55402


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD FEBRUARY 3, 1999

TO THE SHAREHOLDERS OF WINDSOR BANCSHARES, INC.

     Notice is hereby given that a Special Meeting of Shareholders (including any adjournments or postponements thereof, the "Special Meeting") of holders of the Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), and of holders of the Class B Common Stock, $.01 par value per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Company Common Stock"), of Windsor Bancshares, Inc., a Minnesota corporation (the "Company"), will be held at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, on February 3, 1999 at 10:00 a.m. (local time). The Proxy Statement/Prospectus for the Special Meeting is attached and a Proxy Card is enclosed.

     The Special Meeting is for the purpose of considering and acting upon the following proposals:

     1. To approve the Agreement and Plan of Merger dated as of October 1, 1998, as amended, between Associated Banc-Corp ("Associated") and the Company (the "Merger Agreement") providing for the merger of the Company with and into Associated (the "Merger") (a copy of the Merger Agreement is attached as Exhibit A to the Proxy Statement/Prospectus following this notice).

     2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     THE DIRECTORS OF THE COMPANY HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE SHAREHOLDERS APPROVE THE MERGER AGREEMENT.

     Only holders of record of Company Common Stock at the close of business on December 21, 1998, are entitled to notice of, and to vote at, the Special Meeting. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of (a) the Class A Common Stock and the Class B Common Stock, voting together as a single class, (b) the Class A Common Stock, voting alone as a class, and (c) the Class B Common Stock, voting alone as a class, is required to approve the Merger Agreement. Each share of the Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to two votes. Shareholders of Associated are not required to approve the Merger Agreement and no further corporate authorization by Associated is required to consummate the Merger. Holders of Company Common Stock who do not vote their shares in favor of the Merger Agreement and who strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA") have the right to dissent from the Merger Agreement and make written demand for payment of the "fair value" of their shares ("Dissenting Shares"). For a description of the rights of holders of Dissenting Shares, see Sections 302A.471 and 302A.473 of
the MBCA, a copy of which is included as Exhibit B to the accompanying Proxy Statement/Prospectus. In addition, the description of the procedures to be followed in order to obtain payment for Dissenting Shares is set forth under the caption "The Merger - Dissenters' Rights" in the Proxy Statement/Prospectus.

     It is very important that your shares be represented at the Special Meeting. You are urged to complete and sign the accompanying Proxy Card, which is solicited by the Board of Directors of the Company, and mail it promptly in the enclosed envelope. All Proxies are important, so please complete each Proxy Card sent to you and return it in the envelope provided. Your Proxy will not be used if you attend and vote at the Special Meeting in person.

          BY ORDER OF THE BOARD OF DIRECTORS

          /s/ Donald Pederson
          -------------------

          Donald Pederson
          Secretary

Minneapolis, Minnesota

January 5, 1999

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                           WINDSOR BANCSHARES, INC.
                                      AND
                             ASSOCIATED BANC-CORP
                          PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

QUESTIONS AND ANSWERS ABOUT THE MERGER...................................     1

SUMMARY..................................................................     3

RISK FACTORS.............................................................     7

SELECTED FINANCIAL DATA OF ASSOCIATED BANC-CORP
AND WINDSOR BANCSHARES...................................................     9

RECENT ACQUISITION.......................................................    10

COMPARATIVE STOCK PRICES AND DIVIDENDS...................................    11
     Associated Common Stock.............................................    11
     The Company Common Stock............................................    11

COMPARATIVE UNAUDITED PER SHARE DATA.....................................    12

INTRODUCTION.............................................................    14

ASSOCIATED BANC-CORP.....................................................    14

THE SPECIAL MEETING......................................................    15
     Matters to Be Considered at the Special Meeting.....................    15
     Required Vote.......................................................    15
     Voting of Proxies...................................................    15
     Revocability of Proxies.............................................    15
     Record Date; Stock Entitled to Vote; Quorum.........................    15
     Solicitation of Proxies.............................................    16

THE MERGER...............................................................    16
     Background of the Merger............................................    16
     Reasons for the Merger..............................................    18
     Recommendations of the Board of Directors of the Company............    20
     Merger Consideration................................................    20
     Conversion of Shares; Procedures for Exchange of Certificates;
     Fractional Shares...................................................    22
     Regulatory Approvals Required.......................................    24
     The Effective Time..................................................    26
     Description of Associated Common Stock Issuable in the Merger.......    26
     Comparison of Shareholder Rights....................................    27
          Authorized Capital Stock.......................................    27
          Appraisal Rights and Dissenters' Rights........................    28

                                                                            PAGE
                                                                            ----

          Required Vote....................................................  28
          Classified Board of Directors....................................  28
          Removal of Directors.............................................  29
          Newly Created Directorships and Vacancies
          on the Board of Directors........................................  29
          Certain Business Combinations....................................  29
          Advance Notice of Proposals to Be Brought
          at the Annual Meeting............................................  30
          Advance Notice of Nominations of Directors.......................  30
          Call of Shareholders' Meetings...................................  30
          Shareholder Action Without a Meeting.............................  31
          Dividends; Stock Repurchases.....................................  31
          Indemnification of Directors, Officers and Employees.............  31
          Limitation of Personal Liability of Directors....................  32
     Resale of Associated Common Stock Issued Pursuant to the Merger.......  32
     Pre-Merger Dividend Policy............................................  32
     Post-Merger Dividend Policy...........................................  33
     Conduct of Business Pending the Merger................................  33
     Certain Material Federal Income Tax Consequences......................  33
     Anticipated Accounting Treatment......................................  35
     Dissenters' Rights....................................................  36
     Interests of Certain Persons in the Merger............................  39
     Other Related Party Transactions......................................  39
Management After the Merger................................................  39
CERTAIN PROVISIONS OF THE MERGER AGREEMENT.................................  39
     The Merger............................................................  39
     Representations and Warranties........................................  40
     Certain Covenants.....................................................  41
     No Solicitation of Transactions.......................................  43
     Conditions to Consummation of the Merger..............................  43
     Termination...........................................................  45
     Termination Fee.......................................................  46
     Amendment and Waiver..................................................  47
     Expenses..............................................................  47

CERTAIN INFORMATION CONCERNING ASSOCIATED..................................  47

CERTAIN INFORMATION CONCERNING THE COMPANY.................................  49
     Principal Stockholders of the Company.................................  49

EXPERTS....................................................................  51

LEGAL OPINIONS.............................................................  51

FUTURE SHAREHOLDER PROPOSALS...............................................  51

WHERE CAN YOU FIND MORE INFORMATION........................................  52

                                                                                                 PAGE
                                                                                                 ----

Exhibit A:     Agreement and Plan of Merger between Associated Banc-Corp and
                    Windsor Bancshares, Inc. dated as of October 1, 1998.......................   A-1
Exhibit A-1:   First Amendment to Agreement and Plan of Merger between Associated
                    Banc-Corp and Windsor Bancshares, Inc. dated as of December 18, 1998.......  A-59
Exhibit B:     Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act........   B-1
Exhibit C:     Windsor Bancshares, Inc. and Subsidiary Financial Statements and
                    Management's Discussion and Analysis of Financial Condition
                    and Results of Operations..................................................   C-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?  HOW WILL I BENEFIT?

A: We believe you will benefit from the merger because the potential for the combined company exceeds, in our opinion, what either company could accomplish individually.

      We believe the merger will increase the financial strength and resources of Windsor Bancshares and enable Associated to increase its presence and heighten its visibility in Minnesota. We believe that you will benefit as a result of the greater liquidity, marketability and dividend paying capacity of the Associated common stock which you will receive in the merger.

Q:    WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign, date and return it as soon as possible. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger. If you do not return your proxy or if you do not vote or you abstain at the meeting, it will have the effect of a vote not to approve the merger agreement.

      You may attend the special meeting and vote your shares in person, rather than completing and returning your proxy card. If you do complete and return your proxy card, you may revoke it at any time up to and including the day of the special meeting by following the directions on page 15.

      PLEASE REMEMBER THAT THE REQUIRED VOTE OF SHAREHOLDERS IS BASED ON THE TOTAL NUMBER OF OUTSTANDING SHARES, AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, we will send you instructions on how to receive the merger consideration in exchange for your shares of Windsor Bancshares common stock.

Q:    WHAT WILL I RECEIVE IN THE MERGER?

A: In the merger, Associated will issue up to 800,000 shares of Associated common stock to the shareholders of Windsor Bancshares. The shares of Associated common stock issuable in the merger will be allocated among the shareholders of Windsor Bancshares based upon a formula which will take into account the number of shares you hold, whether you hold shares of Class A common stock or Class B common stock, the price at which your shares were originally purchased from Windsor Bancshares, how long your shares have been outstanding and the market price of the Associated common stock. To review a detailed description of this formula, see page 4 and pages 20 to 22.

Q:    WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A. The merger agreement prohibits Windsor Bancshares from declaring or paying any dividends. After the merger, we presently anticipate that Associated will pay dividends at the current quarterly rate of $0.29 per share. However, the directors of Associated will use their discretion to decide whether to declare dividends and the amount of any dividends.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. In addition to shareholder approvals, we must obtain regulatory approvals. We expect the merger to be completed shortly after the special meeting.

Q:    WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A. The merger will be tax-free for federal income tax purposes. To review the tax consequences to shareholders in greater detail, see pages 33 to 35.

Q:    WHO CAN I CONTACT IF I HAVE MORE QUESTIONS ABOUT THE MERGER?

A:    Windsor Bancshares, Inc.
      c/o Kaplan, Strangis and Kaplan, P.A.
      5500 Norwest Center
      90 South Seventh Street
      Minneapolis, Minnesota 55402-4137
      Attention:  Samuel L. Kaplan, Esq.
      Phone Number:  (612) 375-1138

Q: WHO CAN I CONTACT IF I WOULD LIKE ADDITIONAL COPIES OF THE PROXY STATEMENT/PROSPECTUS?

A:    Associated Banc-Corp
      1200 Hansen Road
      P.O. Box 13307
      Green Bay, Wisconsin 54307-3307
      Attention: Brian R. Bodager, Esq.
      Phone Number: (920) 491-7000

                                    SUMMARY

         This summary highlights selected information from this document and does not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" (pages 52 and 53). We have included page references parenthetically to direct you to a more complete description of the topics presented in this Summary.

THE COMPANIES (PAGES 47-51)

Associated Banc-Corp
1200 Hansen Road
P.O. Box 13307
Green Bay, WI 54307-3307
(920) 491-7000

Associated Banc-Corp is a diversified multi-bank holding company headquartered in Green Bay, Wisconsin. At September 30, 1998, Associated had $10.6 billion in assets with more than 3,672 employees. Associated currently has over 215 banking locations in Wisconsin and Illinois. Associated offers a variety of financial products and services to complement its traditional line of banking products.

WINDSOR BANCSHARES, INC.
740 Marquette Avenue
Minneapolis, MN 55402
(612) 338-2150

Windsor Bancshares, Inc. is a one-bank holding company which owns 100% of the stock of Bank Windsor, a state banking association. At September 30, 1998, Windsor Bancshares had assets of $190.9 million. Bank Windsor has offices in Minneapolis, Nerstrand, Sleepy Eye and Chisholm, Minnesota.

THE SPECIAL MEETING (PAGES 15-16)

The special meeting of shareholders will be held at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, at 10:00 a.m. on February 3, 1999. At the special meeting, shareholders of Windsor Bancshares will be asked to approve the merger agreement.

RECOMMENDATION TO SHAREHOLDERS
(PAGE 20)

The Board of Directors of Windsor Bancshares believes the merger is fair to you and in your best interest and unanimously recommends that you vote "for" approving the merger agreement.

RECORD DATE; VOTING POWER (PAGES 15-16)

You are entitled to vote at the special meeting if you owned shares on December 21, 1998, the Record Date. Each shareholder is entitled to one vote for each share of Class A common stock and two votes for each share of Class B common stock.

On the Record Date, there were outstanding 3,190,000 shares of Class A common stock and 3,150,000 shares of Class B common stock.

VOTE REQUIRED (PAGE 15)

Approval of the merger agreement will require the affirmative vote of a majority of the voting power of:

 .    the Class A common stock and the Class B common stock, voting together as a single class;

 .    the Class A common stock, voting alone as a class; and

 .    the Class B common stock, voting alone as a class.

Each share of Class A common stock will be entitled to one vote at the special meeting and each share of Class B common stock will be entitled to two votes at the special meeting.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS
(PAGES 49-51)

At the close of business on the Record Date, directors and executive officers of Windsor Bancshares possessed sole or shared voting power with respect to 432,022 shares of Class A common stock, which represented approximately 13.5% of the outstanding shares, and 3,150,000 shares of Class B common stock, which represented 100% of the outstanding shares.

THE MERGER (PAGES 39-40)

The merger will combine our businesses under a single holding company. As a result of the merger, Associated will become the holding company for Windsor Bancshares' banking subsidiary, Bank Windsor, and will remain the holding company of Associated's current banks and subsidiaries.

The merger agreement is attached as Exhibit A to this document and an amendment to the merger agreement is attached as Exhibit A-1 to this document. We encourage you to read the merger agreement and the amendment. They are the legal documents governing the merger.

WHAT SHAREHOLDERS WILL RECEIVE IN THE MERGER (PAGES 20-22)

In the merger, Associated will issue up to 800,000 shares of Associated common stock to the shareholders of Windsor Bancshares. The merger agreement establishes a formula to calculate the exchange ratio for the merger. The exchange ratio represents the number of shares of Associated common stock which will be received in exchange for one share of Windsor Bancshares common stock in the merger. The formula for the exchange ratio values the Associated common stock based on the Daily Average Price of the Associated common stock, which is the average of the closing prices of a share of Associated common stock as quoted on the Nasdaq National Market during the ten trading day period ending on the third business day immediately prior to the day the merger is completed. The formula will allocate the 800,000 shares of Associated common stock to be issued in the merger as follows:

     . each share of Class A common stock and each share of Class B common stock will be allocated a number or fractional number of shares of Associated common stock that, when multiplied by the Daily Average Price, is equal to the original purchase price of such share of Class A common stock or Class B common stock when purchased from Windsor Bancshares;

     . each share of Class A common stock and each share of Class B common stock will be allocated a number or fractional number of shares of Associated common stock that, when multiplied by the Daily Average Price, is equal to a return of six percent per year from the date Windsor Bancshares originally issued such share; and

     . the remaining unallocated shares of Associated common stock to be issued in the merger will be allocated equally between the shares of Class A common stock and the shares of Class B common stock with each class receiving 50% of such remaining shares of Associated common stock and such shares will then be distributed within each class on a per share basis.

     Please refer to pages A-4 and A-5 of the merger agreement, which is attached as an exhibit to this document, for a complete description of the formula for the exchange ratio.

The table below provides the exchange ratio of each share of Windsor Bancshares common stock based upon various Daily Average Prices of Associated common stock. The table assumes that the merger is completed on December 31, 1998 and all outstanding employee stock options of Windsor Bancshares are exercised immediately prior to closing pursuant to "cashless exercises" under which the number of shares of Class A common stock delivered to the optionees will be reduced by so many shares as have a value equal to the exercise price for the shares received. The actual exchange ratios will vary depending upon the transaction closing date and the date the outstanding stock option shares are exercised.

                                                                Merger Exchange Ratios
                  -----------------------------------------------------------------------------------------------------------------

                       Original       Option Shares     Option Shares      Option Shares         Original         Employee Grant
                       Class A           Class A           Class A            Class A             Class B            Class B
Associated        (3,000,000 shares  (125,000 shares   (15,000 shares     (50,000 shares     (3,000,000 shares   (150,000 shares
  Daily            issued 1/1/89)    issued 4/21/98)   issued 4/23/98)    issued 4/23/98)     issued 1/1/89)      issued 8/15/89)
 Average           (issued @ $1.00   (issued @ $1.00   (issued @ $1.00    (issued @ $2.00    (issued @ $0.10    (Assigned value of
  Price              per share)        per share)         per share)         per share)          per share)      $0.10 per share)
----------        -----------------------------------------------------------------------------------------------------------------
29.00               0.140962888        0.121718675        0.121707347        0.157624198        0.100101293         0.099972620
30.00               0.139973674        0.121370935        0.121359985        0.156079607        0.100967134         0.100842749
31.00               0.139046939        0.121044288        0.121033691        0.154633326        0.101778675         0.101658303
32.00               0.138176911        0.120736844        0.120726578        0.153276224        0.102540879         0.102424269
33.00               0.137358548        0.120446968        0.120437013        0.152000306        0.103258135         0.103145058
34.00               0.136587301        0.120173119        0.120163457        0.150798418        0.103934301         0.103824550
35.00               0.135859337        0.119914132        0.119904746        0.149664423        0.104572854         0.104466239
36.00               0.135171019        0.119668737        0.119659612        0.148592630        0.105176835         0.105073182
37.00               0.134519148        0.119435847        0.119426968        0.147578013        0.105748980         0.105648128
38.00               0.133900920        0.119214547        0.119205903        0.146616131        0.106291755         0.106193557

For example, if you purchased 1,000 shares of Class A common stock on January 1, 1989 at a purchase price of $1.00 per share and the Average Daily Price is $32.00, your exchange ratio would be 0.138176911 based on the table above and you would receive 138 shares of Associated common stock in the Merger and a cash payment of $5.66 in lieu of the .176911 fractional share.

DIVIDEND POLICY OF ASSOCIATED AFTER THE MERGER (PAGE 33)

After the merger, it is presently expected that dividends will continue at Associated's current quarterly dividend rate of $0.29 per share. Associated's Board of Directors determines the level of dividends to be declared each quarter based on various economic and financial factors.

FEDERAL INCOME TAX CONSIDERATIONS (PAGES 33-35)

We must receive an opinion from Associated's outside counsel stating that, as a general matter, shareholders will not recognize gain or loss for federal income tax purposes as a result of the merger, except if they receive cash for fractional shares or pursuant to the exercise of dissenters' rights.

Tax matters are very complicated and the tax consequences to you of the merger will depend on the facts of your own situation. You should consult your tax advisors for a full explanation of the tax consequences to you of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 39)

Two executive officers of Windsor Bancshares, and a third individual who is an executive officer of Bank Windsor, hold unvested stock options that will become fully exercisable 30 days prior to the consummation of the merger.

LISTING OF ASSOCIATED COMMON STOCK

Associated will file an application to list the shares of Associated common stock to be issued in the merger on the Nasdaq National Market under Associated's current symbol "ASBC."

STATUS OF ASSOCIATED COMMON STOCK (PAGE 32)

Shares of Associated common stock received in the merger will be freely-tradable except for shares issued to affiliates of Windsor Bancshares. Windsor Bancshares has concluded that its only affiliates are its directors and executive officers, the directors of its bank subsidiary, Bank Windsor, and Ralph Strangis.

CONDITIONS TO THE MERGER (PAGES 43-44)

We will complete the merger only if several conditions are satisfied, including the following:

 .    Shareholders of Windsor Bancshares vote in favor of the merger agreement;

 .    no legal restraints or prohibitions exist which prevent the merger from being completed;

 .    we receive all necessary regulatory approvals;

 .    Associated's counsel delivers an opinion concerning certain federal income tax consequences of the merger;

 .    The sum of the fractional shares of Associated common stock paid in cash and the number of shares of Associated common stock that is not issued in the merger due to the exercise of dissenters' rights does not exceed 10% of the maximum number of shares of Associated common stock which could otherwise have been issued in the merger;

 .    Windsor Bancshares has consolidated unaudited after-tax earnings for the year ended December 31, 1998 of at least $2,110,000 and Bank Windsor has consolidated unaudited after-tax earnings for the year ended December 31, 1998 of at least $2,318,000, in each case excluding certain adjustments relating to loan loss reserves, severance payments and expenses relating to the merger;

 .    Associated is reasonably satisfied as to the Year 2000 compliance plan of
     Windsor Bancshares and Bank Windsor; and

 .    Associated receives a satisfactory report from its environmental consultant regarding the environmental condition of Windsor Bancshares' real property.

TERMINATION OF THE MERGER AGREEMENT (PAGES 45-46)

Our boards of directors can jointly agree to terminate the merger agreement at any time without completing the merger. In addition, we can terminate the merger agreement if:

 .    we do not complete the merger by February 3, 1999;

 .    the shareholders of Windsor Bancshares do not vote in favor of the merger agreement;

 .    either party breaches or does not materially comply with the representations or warranties it made or obligations it has under the merger agreement, and, as a result, the conditions to completing the merger cannot be satisfied;

 .    the board of directors of Windsor Bancshares withdraws or modifies its recommendation for the merger;

 .    Windsor Bancshares enters into a definitive agreement to be acquired by a third party after its Board of Directors determines that the proper discharge of the directors' duties under Minnesota law requires that Windsor Bancshares terminate the merger agreement and enter into the agreement with the third party;

 .    at any time within three trading days of the scheduled closing date of the merger if the market price of the Associated common stock at such time is less than $34 per share and the average market price of the Associated common stock calculated over a ten-day trading period prior to such termination as compared to the market price of the Associated common stock on September 22, 1998 has underperformed an index based on the market prices of certain comparable publicly traded bank holding companies; or

 .    the Federal Reserve Board or the Minnesota Department of Commerce Financial
     Examination Division denies approval of the merger.

TERMINATION FEE (PAGES 46-47)

If the merger agreement is terminated under certain circumstances relating to third party offers, the withdrawal or modification of the recommendation of the board of directors of Windsor Bancshares in favor of the merger agreement or the failure of the holders of the Class B common stock to approve the merger agreement, Windsor Bancshares will be obligated to pay Associated a fee equal to 3% of the aggregate value of the merger as of the date of termination (based on the market price of the Associated common stock at the time of termination multiplied by the 800,000 shares of Associated common stock to be issued in the merger).

REGULATORY APPROVALS (PAGES 24-26)

The merger is subject to prior approval by certain regulatory authorities including the Federal Reserve Board and the Minnesota Department of Commerce.

DISSENTERS' RIGHTS (PAGES 36-38)

Shareholders of Windsor Bancshares who follow certain procedural requirements may be entitled to receive cash in the amount of the fair value of their shares instead of the shares of Associated common stock offered pursuant to the merger. The fair value of the shares of Windsor Bancshares common stock would be determined pursuant to Minnesota law.

ANY SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT AND MUST COMPLY WITH ALL OF THE PROCEDURAL REQUIREMENTS PROVIDED BY MINNESOTA LAW. A COPY OF THE DISSENTERS' RIGHTS STATUTE IS ATTACHED AS EXHIBIT B TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE STATUTE CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL IF YOU DESIRE TO EXERCISE YOUR DISSENTERS' RIGHTS.

ACCOUNTING TREATMENT (PAGE 35)

The merger will be accounted for by Associated under the purchase method of accounting.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Associated, Windsor Bancshares or the combined company. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements.

Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of Associated, Windsor Bancshares or the combined company and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

 .    operating, legal and regulatory risks;

 .    economic, political and competitive forces affecting our banking, securities, asset management and credit services businesses; and

 .    the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

                                 RISK FACTORS

         In deciding whether to vote in favor of the Merger, shareholders of Windsor Bancshares should consider the following factors, in addition to the other matters set forth or incorporated by reference in this document.

         Omitted Industry Financial Information. Windsor Bancshares has excluded certain financial disclosures required of bank holding companies under rules promulgated by the Securities and Exchange Commission from the Management's Discussion and Analysis of Financial Condition and Results of Operations of Windsor Bancshares attached hereto as Exhibit C. The omitted industry financial information relates to, among other things, certain disclosures as to Bank Windsor's investments and deposits. Associated and Windsor Bancshares have determined that as Windsor Bancshares has not been required to make such disclosures in the past to its shareholders, it has not compiled and would be unable to create such financial information from existing financial records without incurring considerable expense, effort and delay. Associated and Windsor Bancshares have determined that the omission of certain bank holding company financial disclosure is not material to the shareholders of Windsor Bancshares.

         Uncertain Legislative and Regulatory Environment. The banking and financial services businesses in which Windsor Bancshares and Associated engage are highly regulated. The laws and regulations affecting such businesses may be changed dramatically in the near future. Such changes could affect the ability of banks to engage in nationwide branch banking and the ability of bank holding companies to engage in non-banking businesses, such as securities underwriting and insurance, in which they have been allowed to engage only on a limited basis. Such changes may also affect the capital that banks and bank holding companies are required to maintain, the premiums paid for or the availability of deposit insurance or other matters directly affecting earnings. Neither Windsor Bancshares nor Associated can predict what changes will occur or the effect that any such changes would have on the ability of the combined entity to compete effectively or to take advantage of new opportunities after the merger.

         Competition. The markets in which Windsor Bancshares and Associated operate are highly competitive. Competition in such markets is likely to increase in light of the changing legislative and regulatory environment in which Windsor Bancshares and Associated operate. In addition, consolidation and mergers in the banking industry are expected to continue, resulting in stronger and more effective competitors. Neither Windsor Bancshares nor Associated can predict the degree to which competition in the industry will increase in the future or the effect any such increased competition will have on the combined entity.

         Rapid Technological Changes. Evolving technology will play a major role in the processing and delivery of financial services. The effective use of new technology will enable banking and financial service businesses to improve information concerning their customers and markets. It will also enable them to reduce overhead expenses while improving the quality of service to customers. Communications technology will substantially improve the ability of financial institutions to exchange information with their customers and employees. Banks and financial institutions that are unwilling or unable to access this evolving new technology could experience lower earnings and a loss of competitiveness.

         Uncertain Economic Environment. Until recently, banks and financial service companies in the Midwest have experienced a relatively long period of price stability and a growing economy. Price stability enables banks to better protect themselves against interest rate risks. A strong economy enhances the opportunity of the commercial sector of the economy to improve earnings and performance. It also provides an environment for financial institutions to experience positive and profitable growth. Recent economic changes present additional risks for all banks and financial service companies.

         Nature of Business. The financial performance of Windsor Bancshares results primarily from its retail banking activities conducted from four offices located in Minnesota. Shareholders of Windsor Bancshares who receive shares of Associated Common Stock will own an interest in a diversified multi-bank holding company with 215 banking offices, substantially all of which are located in various communities throughout Wisconsin and Illinois, which is engaged in several non-banking businesses including personal property lease financing, commercial and residential mortgage banking, trust services, full service brokerage and discount brokerage services, reinsurance and general insurance agency activities. Financial performance of Associated is accordingly dependent on its activities and the economic factors in such markets and businesses. See "Certain Information Concerning Associated."

         Business Combinations. Associated seeks additional expansion opportunities and accordingly may enter into business combinations with banking and non-banking entities involving the issuance of its shares or payment of cash consideration which may not require a vote of holders of Associated Common Stock.

         Share Price Fluctuation. The price of shares of the Class A Common Stock and the Class B Common Stock is based upon the financial condition of Windsor Bancshares and the market value for similar non-publicly traded bank holding companies and other factors. The share price of Associated Common Stock on the Nasdaq National Market is by nature subject to the general price fluctuations in the market for publicly-traded equity securities. Such fluctuations are not necessarily related to a change in the financial performance or condition of Associated.

         SELECTED FINANCIAL DATA OF ASSOCIATED AND WINDSOR BANCSHARES
                   (In thousands, except per share amounts)


     The following financial information is provided to aid in your analysis of the financial aspects of the merger. The information regarding Associated Banc-Corp ("Associated") has been derived from audited consolidated financial statements for 1993 through 1997 and unaudited financial statements for the nine months ended September 30, 1998 and 1997. The information regarding Windsor Bancshares, Inc. (the "Company" or "Windsor Bancshares") has been derived from audited financial statements for 1993 through 1997 and unaudited financial statements for the nine months ended September 30, 1998 and 1997. The information is only a summary and you should read it in conjunction with the historical financial statements (and related notes) of Associated contained in the annual reports and other information that Associated files with the Securities and Exchange Commission, which are incorporated by reference in this document, and the historical financial statements (and related notes) of Windsor Bancshares contained in Exhibit C hereto. See "Where You Can Find More Information."

     The per share data in the following information is adjusted retroactively for stock splits and stock dividends. Earnings per share are calculated based upon the weighted average shares outstanding. Certain amounts in prior period financial information have been reclassified to conform with the September 30, 1998 presentation.

     The results of Associated and Windsor Bancshares for the nine months ended September 30, 1998 are not necessarily indicative of results expected for the entire year.


                                             As of and for the Nine
                                                 Month Periods
                                               Ended September 30,               As of and for the Year Ended December 31,
                                            -------------------------   ------------------------------------------------------------
                                                 1998        1997          1997         1996         1995        1994       1993
                                            -------------------------   -----------  -----------  ----------  ----------  ----------
ASSOCIATED BANC-CORP:                              (Unaudited)                    (In thousands, except per share data)
--------------------
CONDENSED STATEMENTS OF INCOME:
-------------------------------
Net interest income.......................... $   281,448 $   280,212   $   375,582  $   355,245  $  336,359  $  320,990  $  298,980
Provision for possible loan losses...........      10,511      10,297        31,668       13,695      14,029       9,035      16,441
Non-interest income..........................     126,098      95,921        96,002      116,870     104,989      84,155      95,713
Non-interest expense.........................     216,483     202,006       323,648      293,231     252,927     245,310     240,318
Income before income taxes and extraordinary
 item........................................     180,552     163,830       116,268      165,189     174,392     150,800     137,934
Income tax expense...........................      61,288      57,669        63,909       57,487      62,381      54,203      49,311
Extraordinary item...........................           -           -             -         (686)          -           -           -
Net income...................................     119,264     106,161        52,359      107,016     112,011      96,597      88,623

SHARE DATA:
-----------
Basic earnings per share:
   Income before extraordinary item.......... $      1.88 $      1.69   $      0.83  $      1.70  $     1.82  $     1.59  $     1.50
   Net income................................        1.88        1.69          0.83         1.69        1.82        1.59        1.50
Diluted earnings per share:
   Income before extraordinary item.......... $      1.86 $      1.66   $      0.82  $      1.67  $     1.79  $     1.55  $     1.44
   Net income................................        1.86        1.66          0.82         1.66        1.79        1.55        1.44
Cash dividends per share.....................        0.75        0.66          0.89         0.76        0.65        0.57        0.50
Weighted average shares outstanding:
   Basic.....................................      63,283      62,871        62,884       63,205      61,386      60,747      59,005
   Diluted...................................      63,999      63,998        63,935       64,380      62,473      62,144      61,518

SELECTED BALANCE SHEET DATA (PERIOD END):
----------------------------------------
Total Assets................................. $10,575,675 $10,707,097   $10,690,441  $10,120,413  $9,393,609  $9,130,522  $8,448,468
Stockholders' equity.........................     883,564     874,026       813,693      803,562     725,211     626,591     560,722

                                             As of and for the Nine
                                                 Month Periods
                                               Ended September 30,               As of and for the Year Ended December 31,
                                            -------------------------   ------------------------------------------------------------
                                                 1998        1997             1997         1996         1995       1994       1993
                                            --------------------------  ---------------  ----------  ----------  --------  ---------
                                                                                  (In thousands, except per share data)
WINDSOR BANCSHARES:                                (Unaudited)
-------------------
CONDENSED STATEMENTS OF INCOME:
-------------------------------
Interest income.............................     $ 10,611    $  9,117         $ 12,337     $  9,445   $  7,008  $  4,164    $  3,075
Interest expense............................        4,881       3,893            5,292        3,931      2,916     1,338         988
Provision for possible loan losses                    375         270              580          420        220       175         123
Net interest income after provision for
  possible loan losses......................        5,355       4,954            6,465        5,094      3,872     2,651       1,964
Non-interest income.........................          315         283              371          303        277       236         289
Non-interest expense........................        3,075       2,852            3,817        3,368      2,740     2,047       1,682
Net non-interest expense....................        2,760       2,569            3,446        3,065      2,463     1,811       1,393
Net income..................................        1,567       1,438            1,823        1,219        840       526         631

SHARE DATA:
-----------
Net income per share
   Basic
     Class A.................................    $   0.27    $   0.26         $   0.33     $   0.23   $   0.17  $   0.11    $   0.13
     Class B.................................        0.23        0.21             0.26         0.17       0.11      0.06        0.07
   Diluted
     Class A.................................    $   0.26    $   0.25         $   0.31     $   0.22   $   0.17  $   0.11    $   0.13
     Class B.................................        0.23        0.21             0.26         0.17       0.11      0.06        0.07
Cash dividends per share....................            -           -                -            -          -         -           -
Weighted average shares outstanding
Basic
   Class A...................................       3,113       3,000            3,000        3,000      3,000     3,000       3,000
   Class B...................................       3,150       3,150            3,150        3,150      3,150     3,150       3,150
Diluted
   Class A...................................       3,296       3,145            3,156        3,070      3,000     3,000       3,000
   Class B...................................       3,150       3,150            3,150        3,150      3,150     3,150       3,150

SELECTED BALANCE SHEET DATA (PERIOD END):
-----------------------------------------
Total Assets................................     $190,872    $146,073         $157,964     $126,741   $103,352  $ 64,343    $ 46,810
Stockholders' equity........................        9,169       6,883            7,308        5,408      4,261     3,192       2,896



                              RECENT ACQUISITION

     On December 18, 1998, Associated completed its acquisition of Citizens Bankshares, Inc. ("Citizens"), in a stock and cash merger transaction. Citizens is a $160 million one-bank holding company which owns 100% of the stock of Citizens Bank, N.A., with its main office in the Northeastern Wisconsin community of Shawano, and 100% of the stock of Wisconsin Finance Corporation. This transaction will be accounted for using the purchase method of accounting.

                    COMPARATIVE STOCK PRICES AND DIVIDENDS

ASSOCIATED COMMON STOCK

     Shares of common stock, par value $0.01 per share, of Associated ("Associated Common Stock") trade on the Nasdaq National Market under the symbol "ASBC." The following table sets forth, for the periods indicated, the high and low sales prices per share as reported on the Nasdaq National Market and the regular cash dividends declared for Associated Common Stock as adjusted to reflect the 6-for-5 stock split declared on January 22, 1997, effected in the form of a 20% stock dividend, paid on March 17, 1997, to shareholders of record on March 5, 1997 and the 5-for-4 stock split, effected in the form of a 25% stock dividend, paid on June 12, 1998 to shareholders of record of Associated on June 1, 1998.

                                                                                 Associated Common Stock
                                                                      -----------------------------------------------
1996                                                                    High                Low              Dividend
----                                                                  --------------    -------------    ------------
First Quarter............................................             $ 26.33             $ 23.50            $ 0.1800
Second Quarter...........................................             $ 26.33             $ 25.00            $ 0.1934
Third Quarter............................................             $ 26.92             $ 25.67            $ 0.1934
Fourth Quarter...........................................             $ 29.17             $ 26.33            $ 0.1934

1997
----
First Quarter............................................             $ 32.41             $ 27.67            $ 0.1934
Second Quarter...........................................             $ 31.59             $ 28.59            $ 0.2320
Third Quarter............................................             $ 39.16             $ 31.20            $ 0.2320
Fourth Quarter...........................................             $ 47.00             $ 36.59            $ 0.2320

1998
----
First Quarter............................................             $ 43.80             $ 38.09            $ 0.2320
Second Quarter...........................................             $ 43.70             $ 36.25            $ 0.2320
Third Quarter............................................             $ 42.38             $ 31.44            $ 0.2900

     On September 30, 1998, the last trading day before the announcement of the proposed merger between Associated and Windsor Bancshares, the last sale price of Associated Common Stock as reported on the Nasdaq National Market was $31.44 per share. On December 29, 1998, the last sale price of Associated Common Stock as reported on the Nasdaq National Market was $31.59 per share. Holders of shares of Class A Common Stock and Class B Common Stock of the Company are urged to obtain current market prices for Associated Common Stock.

     On October 30, 1998, there were approximately 10,544 holders of record of Associated Common Stock.

THE COMPANY COMMON STOCK

     The Company has two classes of common stock, Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), and Class B Common Stock, par value $0.01 per share, of the Company ("Class B Common Stock" and together with the Class A Common Stock, the "Company Common Stock"). The Company Common Stock is not listed on any exchange nor quoted in the over-the-counter market, and no established "bid" or "ask" price is available. In the opinion of the Company, due to the lack of an active market for shares of the Company Common Stock, transactions in Company Common Stock of which the Company is aware are not frequent enough to constitute representative prices. The last sale of Company Common Stock of which the Company is aware was at $2.70 per share in May 1997.

     The Company has not previously paid dividends. Pursuant to the Merger Agreement, the Company may not pay dividends on the Company Common Stock prior to the Effective Time. See "The Merger - Pre-Merger Dividend Policy."

     On December 21, 1998, the Record Date for the Special Meeting, there were 79 holders of record of Class A Common Stock and two holders of record of Class B Common Stock.

                     COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth for Associated Common Stock and Company Common Stock unaudited historical and pro forma per share financial information as of and for nine months ended September 30, 1998, and as of and for the year ended December 31, 1997.

     The information presented herein should be read in conjunction with the audited consolidated financial statements of Associated for the year ended December 31, 1997, and the unaudited consolidated financial statements for the nine months ended September 30, 1998, incorporated by reference into this Proxy Statement/Prospectus and the audited consolidated financial statements of the Company, including the notes thereto, attached hereto as Exhibit C. See "Where You Can Find More Information."



                                                  As of and for the Nine  As of and for the Year
                                                       Months Ended            Ended
                                                    September 30, 1998       December 31, 1997
                                                    ------------------    ----------------------
ASSOCIATED
Basic Net Income Per Common Share:
     Historical (2).........................                  $1.88               $0.83
     Pro forma (1)..........................                   1.87                0.83
Diluted Net Income Per Common Share:
     Historical (2).........................                  $1.86               $0.82
     Pro forma (1)..........................                   1.85                0.82
Dividends Per Common Share:
     Historical (2).........................                  $0.75               $0.89
     Pro forma (3)..........................                   0.75                0.89
Book Value Per Common Share:
     Historical (2).........................                 $13.96              $12.92
     Pro forma (1)..........................                  14.17              $13.15

                                                                            As of and for the Year
                                                  As of and for the Nine             Ended
                                                       Months Ended               December 31,
                                                    September 30, 1998                1997
                                                    ------------------                ----
WINDSOR BANCSHARES
Basic Net Income Per Common Share:
    Class A
     Historical (4).........................               $0.27                     $0.33
     Pro forma (6)(7).......................                0.27                      0.12
    Class B
     Historical (4)  .......................               $0.23                     $0.26
     Pro forma (6)(8).......................                0.18                      0.08
Diluted Net Income Per Common Share:
    Class A
     Historical (5).........................               $0.26                     $0.31
     Pro forma (6)(7).......................                0.27                      0.12
    Class B
     Historical (5).........................               $0.23                     $0.26
     Pro forma (6)(8).......................                0.18                      0.08
Dividends Per Common Share:
     Historical.............................               $   -                     $   -
     Pro forma (9)..........................                0.09                      0.11
Book Value Per Common Share:
     Historical.............................               $1.45                     $1.19
     Pro forma (9)..........................               $1.71                     $1.58

(1) Associated pro forma per share amounts give effect to the Merger through the issuance of 800,000 shares of Associated Common Stock. In addition, the estimated goodwill of $15.6 million resulting from the transaction is assumed to be amortized on a straight line basis over 15 years.

(2) Associated historical per share amounts have been adjusted for stock splits and stock dividends.

(3) The Associated pro forma dividends per share amounts represent historical dividends of Associated as adjusted retroactively for the stock splits and stock dividends.

(4) The Company's historical basic net income per share is computed by dividing net income available to the respective share classes by the weighted average number of outstanding common shares for each class.

(5) The Company's historical diluted net income per share is computed by dividing net income available to the respective share classes by the weighted average number of outstanding common shares by class and common share equivalents relating to stock options, when dilutive.

(6) The Company pro forma per share amounts are determined by allocating the Associated pro forma net income per share to Class A Common Stock and Class B Common Stock based on their historical, proportionate net income available to respective share classes multiplied by the respective exchange ratio noted below.

(7) The Company pro forma per share amounts are calculated by multiplying the Associated pro forma per share amounts by 0.1354. This rate is based on the weighted average exchange ratios applicable to all shares of Class A Common Stock, assuming a Daily Average Price (as defined below) of Associated Common Stock of $34.00 per share. This rate will differ from the exchange ratio applicable to individual shares of Class A Common Stock. See "The Merger - Merger Consideration" for a description of the calculation of the exchange ratios.

(8) The Company pro forma per share amounts are calculated by multiplying the Associated pro forma per share amounts by 0.1039. This rate is based on the weighted average exchange ratios applicable to all shares of Class B Common Stock, assuming a Daily Average Price of Associated Common Stock of $34.00 per share. This rate will differ from the exchange ratio applicable to individual shares of Class B Common Stock. See "The Merger - Merger Consideration" for a description of the calculation of the exchange ratios.

(9) The Company pro forma per share amounts are calculated by multiplying the Associated pro forma per share amounts by 0.1205. This rate is based on the weighted average exchange ratios applicable to all shares of Company Common Stock, assuming a Daily Average Price of Associated Common Stock of $34.00 per share. This rate will differ from exchange ratio applicable to individual shares of Company Common Stock. See "The Merger - Merger Consideration" for a description of the calculation of the exchange ratios.


                                 INTRODUCTION

     This Proxy Statement/Prospectus is being furnished to holders of the Company Common Stock in connection with the solicitation of proxies by the Company's Board of Directors for use at the Special Meeting of Shareholders of the Company (the "Special Meeting") and at any adjournment or postponement thereof. The Special Meeting will be held at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota on February 3, 1999. The Special Meeting will commence at 10:00 a.m.

     At the Special Meeting, the shareholders of the Company will be asked to approve the Agreement and Plan of Merger, dated as of October 1, 1998, between Associated and the Company (as amended, the "Merger Agreement"), as more fully described herein. The Merger Agreement provides for the merger of Associated and Windsor Bancshares (the "Merger"). See "The Special Meeting," "The Merger," and "Certain Provisions of the Merger Agreement." The approximate date on which this Proxy Statement/Prospectus is first being mailed to shareholders of the Company is on or about January 5, 1999.

                             ASSOCIATED BANC-CORP

     Associated is a diversified multi-bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Associated owns directly or indirectly all of the capital stock of 8 commercial banks located in Wisconsin and Illinois, and all of the capital stock of 27 nonbanking subsidiaries located in Arizona, California, Delaware, Illinois, Missouri, Nevada and Wisconsin. As of September 30, 1998, Associated had total assets of $10.6 billion. The principal executive offices of Associated are located at 1200 Hansen Road, P.O. Box 13307, Green Bay, Wisconsin 54307-3307 and its telephone number is (920) 491-7000. See "Certain Information Concerning Associated."

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, holders of the Company Common Stock will consider and vote upon a proposal to approve the Merger Agreement and any other matters that may properly come before the Special Meeting. For a detailed description of the Merger and the Merger Agreement, see "The Merger" and "Certain Provisions of the Merger Agreement."

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the voting power of the outstanding shares of (a) the Class A Common Stock and the Class B Common Stock, voting together as a single class, (b) the Class A Common Stock, voting alone as a class, and (c) the Class B Common Stock, voting alone as a class, is required to approve the Merger Agreement. Each share of the Class A Common Stock outstanding on the Record Date (as defined herein) is entitled to one vote and each share of Class B Common Stock outstanding on the Record Date is entitled to two votes. Shareholders of Associated are not required to approve the Merger Agreement and no further corporate authorization by Associated is required to consummate the Merger.

VOTING OF PROXIES

     Shares represented by all properly executed proxies for the Company Common Stock received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders thereof. Proxies which do not contain voting instructions will be voted FOR approval of the Merger Agreement.

     It is not expected that any matter other than that referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of the Company a duly executed proxy or revocation of proxy bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting will not of itself constitute revocation of a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of record of the Company Common Stock at the close of business on December 21, 1998 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting.

     At the Record Date, 3,190,000 shares of the Class A Common Stock were outstanding and 3,150,000 shares of Class B Common Stock were outstanding. Shares representing a majority of the outstanding shares of the Company Common Stock entitled to vote must be represented in person or by proxy at the Special Meeting in order for a quorum to be present.

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the Merger Agreement. If a broker or other holder of record indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of proxies from its shareholders, except that Associated and the Company will share equally the cost of printing this Proxy Statement/Prospectus and all regulatory filing fees in connection therewith. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from shareholders of the Company by telephone or telegram, or in person, but will receive no additional compensation for such services.

     SHAREHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME, THE COMPANY SHAREHOLDERS WILL BE PROVIDED WITH MATERIALS RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES. SEE "THE MERGER - CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES."

                                  THE MERGER

     This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached hereto as Exhibit A (including one amendment to the Merger Agreement which is attached hereto as Exhibit A-1) and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement and the other exhibits to this Proxy Statement/Prospectus in their entirety.

BACKGROUND OF THE MERGER

     In 1988, Samuel Kaplan and Ralph Strangis purchased a one-bank holding company based in Nerstrand, Minnesota, and changed the name of the bank holding company and the bank to Windsor Bancshares, Inc. and Bank Windsor (the "Bank"), respectively. In May 1989, the Company completed a private placement of its Class A Common Stock to investors and in August 1989, the Bank began active operations in downtown Minneapolis in order to pursue the Company's strategy of providing high net worth private banking services. Messrs. Kaplan and Strangis are the beneficial owners of a majority of the Class B Common Stock.

     In 1991, the Bank broadened the focus of its lending strategy to encompass small to mid-market commercial relationships. Since its redirection in 1991, the Bank has increased its market share in its core businesses while achieving levels of profitability and asset quality that are competitive with similarly situated bank holding companies by increasing the number and size of customers served, expanding banking related activities in its primary markets, and broadening its product offerings for business and professional customers. In 1995, the Bank purchased its Sleepy Eye and Chisholm, Minnesota, offices from First Bank System in a transaction that added over $27 million in core deposits which assisted in funding the rapidly expanding banking operations of the Bank.

     During the same period, the financial services industry witnessed substantial and rapid change characterized by increasing consolidation, intensifying competition and acquisition growth of many of the larger domestic banking organizations. In response to changing regulatory and market conditions, the Company has regularly considered possible transactions and strategies to enhance its profitability, competitive position and strategic focus and thereby increase shareholder value.

     In late 1997, as part of the Company's ongoing process, the directors and a number of significant shareholders of the Company began to study and analyze whether the Company should (i) continue to function as an independent organization, (ii) acquire or merge with other banks of similar size, and/or
(iii) be acquired or enter into a business combination with a larger publicly-held financial institution. It was determined that significant investments in technology, training, marketing, management development and services would be required to continue the Company's growth as an independent organization with no assurance that the Company could achieve sufficient growth to profitably compete in a consolidating marketplace. Additionally, the Company determined that growth through acquisition of similarly situated financial institutions that faced the same challenges would require larger capital investments in a competitive platform of products and services. It was deemed unlikely that the Company could consummate transactions that would be accretive to shareholder value due to the seller favorable acquisition pricing in the marketplace and the Company's lack of a publicly traded security with which to make acquisitions. The Company concluded that a business combination with a larger publicly traded organization was attractive in that it would aid the Company in competitive respects and provide shareholders with liquidity for their investments.

     In March 1998, the Company engaged Piper Jaffray Inc. ("Piper") to assist in exploring a business combination with a larger financial institution. Piper was not engaged to provide the Company with an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company's shareholders in any resulting transaction. For its financial advisory services provided to the Company, Piper was paid a retainer of $25,000 and will be paid a fee of 1.5% of the transaction value upon the closing of the Merger up to a transaction value of $38 million (and 3% of the transaction value in excess of $38 million and less than $42 million and 5% of the transaction value in excess of $42 million). Based on the closing price of Associated Common Stock on December 29, 1998, the fee to Piper would be approximately $379,080, and the $25,000 retainer would be credited against that amount. In addition, the Company has agreed to reimburse Piper for all reasonable out-of-pocket expenses, not to exceed $10,000, incurred by it on the Company's behalf, and to indemnify Piper against certain liabilities, including liabilities which may arise under the federal securities laws. Because Piper was not engaged to provide an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the Company's shareholders in the Merger, Piper will not receive its customary fee for a fairness opinion, which Piper had informed the Company would most likely be between $100,000 and $125,000 for this transaction, payable upon delivery of such fairness opinion.

     Over the course of its engagement, Piper contacted a total of 28 financial institutions for the purposes of initiating discussions regarding a business combination with the Company. Piper and the Company prepared a confidential information memorandum that was distributed to 14 interested parties. During April and May 1998, six financial institutions expressed varying degrees of interest in pursuing discussions regarding a business combination with the Company.

     Over the ensuing months, the Company and Piper held substantive discussions regarding a business combination with five of the six financial institutions that expressed interest. When necessary or appropriate, the Company provided additional confidential or proprietary information in order to facilitate the discussions. On August 11, 1998, Associated, one of the parties with whom the Company had discussed a potential merger, presented a draft of a letter of intent for the merger of Associated and the Company pursuant to which the Company's shareholders would receive an aggregate of 800,000 shares of Associated Common Stock in exchange for all outstanding shares of Company Common Stock. The Company's Board of Directors determined to enter into exclusive negotiations with Associated after analyzing the financial terms of Associated's offer, Associated's market capitalization and financial position, the marketability of Associated Common Stock, the perceived level of interest by Associated in pursuing the transaction, the likelihood that a transaction with Associated would be consummated if mutually acceptable terms would be agreed upon, Associated's prior record of making acquisitions, the geographic and product synergy of the operations of Associated and the Company and the status of its discussions with other institutions.

     During the course of August and September 1998, the Board of Directors of the Company and its financial and legal advisors negotiated the terms of a draft of the Merger Agreement and the related transaction documents with Associated.

     At a special meeting of the Company's Board of Directors on October 1, 1998, Piper reviewed with the Board the events leading up to the proposed merger and reminded the Board that Piper had not been engaged to provide the Board of Directors with a report, opinion, or appraisal relating to the consideration or the fairness of the consideration proposed to be received by the Company's shareholders in the Merger. Piper noted that on September 30, 1998, the business day immediately preceding the day of the meeting, the closing price of Associated Common Stock on the Nasdaq National Market was $31-7/16 per share, resulting in a transaction value of approximately $25,150,000, which is approximately 12.5 times the Company's latest 12-month earnings as of June 30, 1998, and 3.2 times the Company's June 30, 1998, tangible book value. Piper also noted that the projected aggregate annualized dividend payment on the 800,000 shares of Associated Common Stock to be received by the Company's shareholders in the proposed transaction would be approximately $928,000 based on Associated's most recent dividend history and that such amount implied a dividend yield of 3.69% on the September 30, 1998 closing price for Associated Common Stock of $31-7/16 per share. Piper's representatives did not comment on either the fairness or the adequacy of the aggregate transaction value, the implied valuation multiples, Associated's dividend history or the implied dividend yield. In the experience of the Board based on discussions with other potential merger parties, these multiples compared favorably with other similar and potential transactions. The Board also noted that the transaction value to Company shareholders would fluctuate with the market price of Associated Common Stock, but recognized that a fluctuation in the marketplace's valuation of financial institutions also affected the market value of the Company. The Board reviewed certain publicly available data compiled at its request by Piper comparing the relative price performance of shares of Associated Common Stock with shares of the index group of financial institutions utilized in the termination provisions of the Merger Agreement. The Board noted that the historical variance between the price of Associated Common Stock and the designated index based on a ten-day moving average calculated for the period from July 1, 1998 to September 30, 1998 ranged between approximately .97 and
1.02 and determined that the proposed index was appropriate to the contemplated transaction. The Board's legal counsel reviewed the fiduciary duties owed by the Company's Board of Directors to Company shareholders in connection with the proposed transaction, discussed the Company's Restated Articles of Incorporation and summarized the terms of the Merger Agreement. The Board then reviewed and discussed the definitive terms of the transaction, the allocation of shares of Associated Common Stock among the Company shareholders, the expectation of the Company's shareholders and numerous other factors (See "The Merger - Reasons for the Merger"). In discussing its fiduciary obligations to the Company's shareholders and any potential conflicts of interest, the Board noted that none of the directors has a financial or other interest in Associated. Two of the four directors are employed by the Company's subsidiary bank and two are not. One director holds only options on shares of Class A Common Stock, one director owns only Class B Common Stock, and the remaining two directors have beneficial interests in both Class A Common Stock and Class B Common Stock. Accordingly, the Board of Directors determined that it adequately represented the full range of shareholder economic and other interests. In discussing the formula contained in the Merger Agreement for the allocation of the Associated Common Stock, the Board noted that the Merger Agreement formula allocated shares of Associated Common Stock among the Company's shareholders in the same manner as the Company's Restated Articles of Incorporation would require if the proposed transaction had been structured as a sale to Associated of the Company's sole subsidiary, Bank Windsor, followed by a liquidation of the Company rather than as a merger. The Board also noted that the Confidential Private Placement Memorandum that had been delivered by the Company to initial purchasers of Class A Common Stock in 1989 stated that upon the sale, liquidation or other disposition of Company assets, the proceeds from such transaction would be allocated in accordance with such formula. The Board compared the proposed allocation formula to an allocation of shares of Associated Common Stock among the Company's shareholders pro rata based upon the number of shares of Company Common Stock owned. The Board noted that that the Merger Agreement allocation formula, when compared to a pro rata allocation, allocates a greater number of shares of Associated Common Stock to shares of Class A Common Stock originally issued by the Company at $1.00 per share, representing 3,000,000 of the 3,190,000 shares of Class A Common Stock outstanding. A lesser number of shares of Associated Common Stock are allocated under the Merger Agreement allocation formula to the shares of Class B Common Stock which were originally issued at $0.10 per share and to most of the shares of Company Common Stock held by shareholders who have either received shares of Class A Common Stock upon the exercise of employee stock options or shares of Class B Common Stock issued as an employee grant. The Board acknowledged that the Board of Directors and executive officers of the Company would be receiving fewer shares of Associated Common Stock in the proposed transaction under the Merger Agreement allocation formula than would be received under a pro rata allocation formula, but that the Merger Agreement allocation formula was consistent with the expectations of all Company shareholders. Each of Mr. Pederson, and Mr. Kaplan and Mr. Healey who, along with Mr. Kaplan's and Mr. Healey's partners, are beneficial owners of all of the outstanding shares of Class B Common Stock, confirmed their understanding and expectation that holders of Class A Common Stock originally issued at $1.00 per share would also receive the preferential return required by Company's Restated Articles of Incorporation upon a disposition of the Company through a sale of assets and liquidation in the event of a disposition of the Company through merger. Upon conclusion of their deliberations, the Company's Board of Directors, by a unanimous vote of all directors, (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) determined that the allocation of the Associated Common Stock between the Company's Class A and Class B shareholders as provided for in the Merger Agreement is in accordance with the requirements of the Company's Restated Articles of Incorporation upon a liquidation of the Company, consistent with shareholder expectations, and fair to and in the best interests of the Company and its shareholders, (iii) approved and adopted the Merger Agreement and the transactions contemplated thereby, (iv) directed that the Merger Agreement be submitted to a vote of Company shareholders, and (v) recommended that such shareholders approve and adopt the Merger Agreement.

     After the Board meeting on October 1, 1998, the Merger Agreement was executed and the Company and Associated issued a joint press release announcing the transaction.

     On December 18, 1998, the First Amendment to the Merger Agreement was entered into by Associated and the Company. The primary purposes of the First Amendment were to change the date after which either party has the right to unilaterally terminate the Agreement from January 25, 1999 to February 3, 1999 and to reflect the anticipated accounting treatment of the Merger as the purchase method of accounting.

REASONS FOR MERGER

     The Company. The Company's Board of Directors has unanimously determined that the Merger and the Merger Agreement, including the allocation of Associated Common Stock among the Company's shareholders, are fair to and in the best interests of the Company and its shareholders. In the course of reaching its decision, the Company's Board of Directors consulted with senior management, with the Company's legal counsel with respect to the legal duties of the Board, regulatory matters, the Merger Agreement and issues related thereto, and with Piper with respect to the financial aspects of the Merger.

     Prior to approving the Merger, the Company's Board of Directors received information regarding, and analyzed and considered, among other things, the following factors:

     1. information concerning the business, earnings, operations, financial condition, capital levels and asset quality of Associated and the Company and the strategic fit of the operating philosophies of the two institutions;

     2. the increased opportunity and resources the combined company would have to serve the Company's customers and to stay competitive in a consolidating industry;

     3. the favorable valuation of the Company implied by the 800,000 shares of Associated Common Stock to be received by the Company's shareholders;

     4. the current and prospective economic and competitive environments facing the Company characterized by intensifying competition from larger, better capitalized institutions, the increasing necessity for fee-based income producing products and the growing costs associated with regulatory compliance;

     5. the enhanced possibility of career advancement which Bank employees might be provided as a result of the Merger;

     6. the marketability and liquidity of Associated Common Stock and the dividend history of Associated as compared to the illiquidity and lack of marketability of Company Common Stock and the Company's historical practice of not paying dividends;

     7. the tax-free nature of the Merger for federal income tax purposes which would permit the Company's shareholders who received Associated Common Stock in the Merger to defer federal income taxation under certain circumstances;

     8. the potential for future appreciation of Associated Common Stock due to Associated's greater resources and strategies; and

     9. the belief that the combined company would be well positioned to grow through future acquisitions or internal development, while not being so large as to diminish its attractiveness as a possible acquisition candidate.

     While each member of the Company's Board of Directors evaluated each of the foregoing, as well as other factors, the Board of Directors collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Company's Board of Directors collectively made its determination with respect to the Merger based on its unanimous conclusion that the Merger, in light of the factors that each of them individually considered as appropriate, is fair and in the best interests of the Company and its shareholders.

     Associated. Prior to authorizing the Merger, Associated's Board of Directors considered, among other things, the improving financial performance and condition, business operations, capital levels, asset quality and future growth prospects of the Company. The Board also considered the benefits to Associated of expanding in Minnesota by acquisition of the Company as opposed to the opening of a new branch bank, the positive impact of the Merger on Associated by enhancing its visibility in the region and the terms of the Merger Agreement.

     Associated's Board of Directors believes the Merger will (i) result in operational and managerial efficiencies which will better enable the Company to contain costs and grow more rapidly than historic growth rates; (ii) result in the Company having greater financial strength, increased competitiveness and market diversification, thereby also benefiting Associated and its customers; and (iii) result in an increase in long-term shareholder value for the shareholders of Associated.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

     The Board of Directors of the Company has determined that the terms of the Merger are fair to, and in the best interests of, the Company, and its shareholders for the reasons stated immediately above.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

MERGER CONSIDERATION

     Under the Merger Agreement, the holders of outstanding shares of Company Common Stock at the Effective Time who do not exercise dissenters' rights (the "Participating Shareholders") will receive an aggregate of up to 800,000 shares of Associated Common Stock. The actual number of shares of Associated Common Stock to be issued will depend upon the number of shareholders, if any, who exercise dissenters' rights and the amount of cash paid by Associated in lieu of fractional shares of Associated Common Stock. The shares of Associated Common Stock to be issued in the Merger will be allocated among the Participating Shareholders in the same manner as the Company's Restated Articles of Incorporation would require upon a sale of the Bank and a liquidation of the Company (the "Articles Allocation").

     Prior to the Effective Time, the Chief Financial Officer of the Company will calculate the average of the closing prices of a share of Associated Common Stock as quoted on the Nasdaq National Market during the ten trading day period ending on the third business day immediately prior to the day on which the Effective Time occurs. Such average is referred to herein as the "Daily Average Price." Each share of Associated Common Stock to be issued in the Merger will be deemed to have a value equal to the Daily Average Price for purposes of calculating both the cash value of the aggregate proceeds to be received by all Participating Shareholders and the number of shares of Associated Common Stock each Participating Shareholder is to receive. Applying the Daily Average Price to the Articles Allocation, the shares of Associated Common Stock will be allocated among the Participating Shareholders in the following manner:

     1. Each share of Class A Common Stock will be allocated a number or fractional number of shares of Associated Common Stock that, when multiplied by the Daily Average Price, is equal to the original purchase price of such share of Class A Common Stock when purchased from the Company (or in the case of shares of Class A Common Stock received upon the exercise of employee stock options, the exercise price of such options).

     2. Each share of Class A Common Stock will be allocated a number or fractional number of shares of Associated Common Stock that, when multiplied by the Daily Average Price, is equal to a return of six percent per year from January 1, 1989 (or in the case of shares issued upon the exercise of employee stock options, from the date of issuance) on the original purchase price of such share of Class A Common Stock when purchased from the Company (or in the case of shares of Class A Common Stock received upon the exercise of employee stock options, the exercise price of such options).

     3. Each share of Class B Common Stock will be allocated a number or fractional number of shares of Associated Common Stock that, when multiplied by the Daily Average Price, is equal to the original purchase price of such share when purchased from the Company (or in the case of shares of Class B Common Stock issued as executive compensation, equal to $0.10 per share).

     4. Each share of Class B Common Stock will be allocated a number or fractional number of shares of Associated Common Stock that, when multiplied by the Daily Average Price, is equal to a return of six percent per year from January 1, 1989 (or in the case of shares of Class B Common Stock issued as executive compensation, from the date of issuance) on the original purchase price of such share when purchased from the Company (or in the case of shares of Class B Common Stock issued as executive compensation, on the amount of $0.10 per share).

     5. The remaining unallocated shares of Associated Common Stock to be issued in the Merger will be allocated equally between the shares of Class A Common Stock and the shares of Class B Common Stock with each class receiving 50% of such remaining shares of Associated Common Stock and such shares will then be distributed within each class on a per share basis.

     The actual number of shares of Associated Common Stock to be received in the Merger by a Participating Shareholder will depend primarily upon the number of shares of Class A Common Stock or Class B Common Stock held by such shareholder, the number of shares of Company Common Stock outstanding at the Effective Time (there are currently outstanding employee stock options to purchase up to an aggregate of 430,000 shares of Class A Common Stock that will be exercisable prior to the Effective Time), whether the allocations to be made in the second and fourth steps referred to above are calculated as of January 1, 1989 or a later date of issuance and the Daily Average Price.

     It is assumed that all outstanding employee stock options will be exercised prior to the Effective Time pursuant to "cashless exercises" under which the number of shares of Class A Common Stock delivered to the optionees will be reduced by so many shares as have a value equal to the exercise price for the shares received. For illustrative purposes, if it were assumed that the Effective Time of the Merger occurred on December 31, 1998 (the Merger Agreement requires that the Merger be consummated after December 31, 1998 and on or before February 3, 1999) and assuming that the Daily Average Price was calculated to be $34.00 per share (the closing price on December 29, 1998 of a share of Associated Common Stock reported on the Nasdaq National Market was $31.59), each outstanding share of Class A Common Stock (other than shares of Class A Common Stock issued after January 1, 1989 upon the exercise of employee stock options) would be converted into 0.136587301 shares of Associated Common Stock and each outstanding share of Class B Common Stock (other than shares of Class B Common Stock issued as executive compensation) would be converted into 0.103934301 shares of Associated Common Stock. If it were assumed that the Average Daily Price was calculated to be $30.00 per share, each outstanding share of Class A Common Stock (other than shares of Class A Common Stock issued after January 1, 1989 upon the exercise of employee stock options) would be converted into
0.139973674 shares of Associated Common Stock and each outstanding share of Class B Common Stock (other than shares of Class B Common Stock issued as executive compensation) would be converted into 0.100967134 shares of Associated Common Stock. Finally, if it were assumed that the Average Daily Price was calculated to be $38.00 per share, each outstanding share of Class A Common Stock (other than shares of Class A Common Stock issued after January 1, 1989 upon the exercise of employee stock options) would be converted into 0.13390092 shares of Associated Common Stock and each outstanding share of

Class B Common Stock (other than shares of Class B Common Stock issued as executive compensation) would be converted into 0.106291755 shares of Associated Common Stock. The conversion factor for shares of Class A Common Stock issued upon the exercise of employee stock options and for shares of Class B Common Stock issued as executive compensation would vary from the examples described above due to differences in issue date and exercise price.

     The Merger Agreement provides that if, prior to the Effective Time, Associated pays a stock dividend or makes a distribution on Associated Common Stock in shares of Associated Common Stock or any security convertible into Associated Common Stock or combines or subdivides the Associated Common Stock, then the number of shares of Associated Common Stock issuable in the Merger will be appropriately adjusted to reflect such stock dividend, distribution, combination or subdivision.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     At the Effective Time and without any action on the part of Associated, the Company or the holders of the Company Common Stock, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Company shareholders exercising their dissenters' rights under the Minnesota Business Corporation Act (the "MBCA")) shall be converted into the right to receive shares of Associated Common Stock. See "The Merger - Dissenters' Rights." All such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each stock certificate previously representing any such shares of the Company Common Stock (other than shares held by dissenting shareholders as described above) shall thereafter represent the right to receive the shares of Associated Common Stock into which such Company Common Stock has been converted. Certificates previously representing shares of the Company Common Stock shall be exchanged for the shares of Associated Common Stock to which such shares are entitled upon the surrender of such certificates as provided below. No fractional share of Associated Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made as provided below.

     As of the Effective Time, Associated shall deposit, or cause to be deposited, with a bank or trust company designated by Associated (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock and for exchange in accordance with the terms of the Merger Agreement, certificates representing the shares of Associated Common Stock and an estimated amount of cash to make any cash payments in lieu of fractional shares (such certificates for shares of Associated Common Stock to be exchanged for the Company Common Stock, together with such cash amount the "Company Exchange Fund") issuable pursuant to the terms of the Merger Agreement in exchange for outstanding shares of the Company Common Stock.

     As soon as reasonably practicable after the approval of the Merger by the shareholders of the Company, the Exchange Agent shall mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock whose shares were converted into the right to receive shares of Associated Common Stock, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the certificates representing shares of the Company Common Stock in exchange for certificates representing shares of Associated Common Stock. At the Effective Time and upon surrender of a certificate previously representing shares of the Company Common Stock to the Exchange Agent together with such duly executed letter of transmittal, the holder of such certificate shall receive in exchange therefor a certificate representing that number of whole shares of Associated Common Stock to which such holder is entitled and cash in lieu of fractional shares, if any, and the certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares which is not registered in the transfer records of the Company, the shares of Associated Common Stock may be issued to a transferee if the certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each certificate previously representing shares of the Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the shares of Associated Common Stock to which the holder of such certificate is entitled.

     THE COMPANY SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL NOR RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     No dividends or other distributions declared or made after the Effective Time with respect to Associated Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the shares of Associated Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such certificate is surrendered. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of said certificate, which represents whole shares of Associated Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of cash payable with respect to a fractional share of Associated Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of Associated Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time, but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Associated Common Stock.

     The shares of Associated Common Stock issued upon conversion of the shares of the Company Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock.

     No certificates or scrip representing fractional shares of Associated Common Stock shall be issued upon the surrender for exchange of the certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights as a shareholder of Associated. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices of a share of Associated Common Stock as quoted on the Nasdaq National Market during the ten consecutive trading day period ending three business days prior to the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify Associated and Associated shall make available such amounts to such holders of such fractional share interests subject to and in accordance with the terms of the Merger Agreement, as relevant.

     Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Associated, upon demand, and any shareholders of the Company who have not theretofore complied with the procedures described above shall thereafter look only to Associated for payment of their claim for the shares of Associated Common Stock and any dividends or distributions with respect to Associated Common Stock.

         Neither Associated nor the Company shall be liable to any holder of shares of the Company Common Stock for any such shares of the Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

         Associated shall be entitled to deduct and withhold from any cash consideration payable pursuant to the Merger Agreement to any holder of shares of the Company Common Stock such amounts as Associated is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law.

         At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of the Company Common Stock thereafter on said record books. From and after the Effective Time, the holders of certificates shall cease to have any rights with respect to such shares of the Company Common Stock except as otherwise provided in the Merger Agreement, or by law. On or after the Effective Time, any certificates presented to the Exchange Agent or Associated for any reason shall be converted into the shares of Associated Common Stock to which the holder of such certificate is entitled in accordance with the terms of the Merger Agreement as described above.

REGULATORY APPROVALS REQUIRED

         Federal. The Merger is subject to prior approval by the Federal Reserve Board under the BHC Act, which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of the bank subsidiaries of Associated and the Company under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low and moderate income neighborhoods, consistent with safe and sound operation.

         Under the BHC Act, the Merger may not be consummated until up to 30 days following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. Although a challenge is improbable, there can be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, as to the result thereof. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

         Associated filed an application with the Federal Reserve Bank of Chicago (the "Federal Reserve Bank") that was accepted for filing by the Federal Reserve Bank on October 29, 1998 and approved on December 17, 1998.



         Minnesota. The Merger is also subject to prior approval by the Minnesota Department of Commerce Financial Examination Division (the "Minnesota Department") under Section 48.93 of the Minnesota Statutes which requires that the Minnesota Department take into consideration (i) the financial condition of the acquiring institution; (ii) the competence, experience and integrity of the management of the acquiring institution; (iii) whether the acquisition will result in undue concentration of resources or substantial lessening of competition in Minnesota; and (iv) the CRA compliance record of the acquiring institution.

         Associated filed an application with the Minnesota Department on October 29, 1998 and on December 30, 1998 received notice that the Minnesota Department does not intend to disapprove the Merger.

         General. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "Certain Provisions of the Merger Agreement - Conditions to Consummation of the Merger." In the Merger Agreement, Associated and the Company have agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the Merger, including furnishing information to the Federal Reserve Board or in connection with approvals or filings with other governmental entities. Associated and the Company have also agreed to take all reasonable action necessary to obtain approvals of the Federal Reserve Board, the Minnesota Department and other governmental entities. However, the obligation to take reasonable actions is not to be construed as including an obligation to accept any terms or conditions to an agreement or other approval of, or any exemption by, any party that are not customarily contained in approvals of similar transactions granted by such regulators or if Associated in good faith determines that such terms or conditions would have a material adverse effect on its business or financial condition or would materially detract from the value of the Company to Associated. There can be no assurance that any regulatory approvals will not contain a term or condition that causes such approvals to fail to satisfy the conditions described above under "Certain Provisions of the Merger Agreement - Conditions to Consummation of the Merger."

         Associated and the Company are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

THE EFFECTIVE TIME

         The Merger will be consummated and will become effective upon the filing of Articles of Merger with the Department of Financial Institutions of the State of Wisconsin and the Secretary of State of the State of Minnesota (the "Effective Time"). The filing with respect to the Merger will occur as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions to the Merger as set forth in the Merger Agreement. The Merger Agreement may be terminated by either party if, among other reasons, the Merger is not consummated on or before February 3, 1999. Upon consummation of the Merger, the Company will be merged into Associated and will not continue its separate existence or operations, to which Associated as the surviving corporation will succeed. See "Certain Provisions of the Merger Agreement - Conditions to Consummation of the Merger" and "Certain Provisions of the Merger Agreement - Termination."

DESCRIPTION OF ASSOCIATED COMMON STOCK ISSUABLE IN THE MERGER

         The following description of Associated Common Stock issuable in the Merger is a summary and is qualified in its entirety by reference to the terms of such security, which is incorporated by reference herein and is set forth in full in Article III of Associated's Articles of Incorporation. The description set forth below is subject in all respects to the Wisconsin Business Corporation Law ("WBCL") and Associated's Articles of Incorporation.

         THE FOLLOWING DESCRIPTION OF ASSOCIATED COMMON STOCK SHOULD BE READ CAREFULLY BY THE COMPANY SHAREHOLDERS SINCE, AT THE EFFECTIVE TIME, THE COMPANY SHAREHOLDERS MAY RECEIVE PART OR ALL OF THE MERGER CONSIDERATION IN THE FORM OF SHARES OF ASSOCIATED COMMON STOCK.

         General. Associated has one class of common stock, the Associated Common Stock. Of the 100,000,000 shares of Associated Common Stock authorized, 62,414,785 shares were outstanding as of November 13, 1998, exclusive of shares held in its treasury. Of the 750,000 shares of Associated preferred stock with a par value of $1.00 per share authorized, none were issued and outstanding as of November 13, 1998.

         Dividend Rights. Dividends on Associated Common Stock will be payable out of the assets of Associated legally available therefor as, if and when declared by the Associated Board of Directors. No share of Associated Common Stock is entitled to any preferential treatment with respect to dividends.

         Voting Rights. Each holder of Associated Common Stock will be entitled at each shareholders' meeting of Associated, as to each matter to be voted upon, to cast one vote, in person or by proxy, for each share of Associated Common Stock registered in his or her name on the stock transfer books of Associated. Such voting rights are not cumulative.

         Rights Upon Liquidation. Subject to the rights of holders of any Associated preferred stock which may be issued from time to time, in the event of liquidation, dissolution or winding up of Associated, whether voluntary or involuntary, the holders of Associated Common Stock will be entitled to receive all assets of Associated remaining for distribution to its shareholders, on a pro rata basis.

         Miscellaneous. Shares of Associated Common Stock are not convertible into shares of any other class of capital stock. Shares of Associated Common Stock are not and will not be entitled to any preemptive or subscription rights. The issued and outstanding shares of Associated Common Stock are fully paid and nonassessable (except as otherwise provided under the WBCL).

COMPARISON OF SHAREHOLDER RIGHTS

         The following is a summary of material differences between the rights of holders of Company Common Stock and Associated Common Stock. As the Company is incorporated under the laws of the State of Minnesota and Associated is incorporated under the laws of the State of Wisconsin, rights of shareholders of Associated and the Company have a number of significant differences. Differences in the rights of shareholders of the Company and Associated generally arise from the change in governing law as well as from differences between the provisions of Associated's Articles of Incorporation and Bylaws and those of the Company. Shareholders of the Company, whose rights are governed by the Company's Restated Articles of Incorporation, By-laws and the MBCA will, on consummation of the Merger, become shareholders of Associated. Their rights as Associated shareholders will then be governed by Associated's Articles of Incorporation and Bylaws and by the WBCL. The following is a summary of the material differences between the rights of shareholders of the Company and the rights of shareholders of Associated.

         AUTHORIZED CAPITAL STOCK

         The Company. Under the Company's Restated Articles of Incorporation, the Company is authorized to issue up to 10,000,000 shares of Class A Common Stock, par value $.01 per share, and up to 5,000,000 shares of Class B Common Stock, par value $.01 per share. The shares of Class A Common Stock have certain financial preferences in comparison to the shares of Class B Common Stock. The holders of Class A Common Stock have one vote per share and the holders of Class B Common Stock have two votes per share. The Company has no authorized shares of preferred stock and the Company's Board of Directors has no authority to create classes of preferred stock.

         Associated. Under Associated's Articles of Incorporation, Associated is authorized to issue 100,000,000 shares of common stock, par value $0.01 per share and 750,000 shares of preferred stock, $1.00 par value. All shares of Associated Common Stock are identical in rights and have one vote. For a description of Associated Common Stock, see "Description of Associated Common Stock Issuable in the Merger." The preferred stock shall be cumulative and dividends shall accrue thereon. The Board of Directors may divide the preferred stock into series and establish the relative rights and preferences of preferred stock issued in the future as specified in Associated's Articles of Incorporation without shareholder action and issue such stock in series. As of the date hereof, no shares of any series of Associated preferred stock are issued and outstanding.

         APPRAISAL RIGHTS AND DISSENTERS' RIGHTS

         The Company. Under the MBCA, shareholders have the right, in some circumstances, to dissent from certain corporate transactions by demanding payment in cash for their shares equal to the fair value of the shares as determined by agreement with the corporation or by a court. The MBCA, in general, affords dissenters' rights in the event of certain amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting shareholder, the sale or other disposition of substantially all corporate assets, or certain mergers and statutory share exchanges involving the corporation, regardless of whether the shares of the corporation are listed on a national securities exchange or widely held. Shareholders of the Company have the right to dissent from the Merger. See "The Merger - Dissenters' Rights."

         Associated. Dissenters' rights under the WBCL are not available to holders of shares, such as shares of Associated Common Stock, which are registered on a national securities exchange or quoted on Nasdaq on the record date filed to determine shareholders entitled to notice of the meeting at which shareholders are to vote on the proposed corporate action. Associated Common Stock is quoted on the Nasdaq National Market.

         REQUIRED VOTE

         The Company. Under the MBCA, the Company's Restated Articles of Incorporation generally can be amended if the proposed amendment is approved by the Company's Board of Directors and by holders of a majority of the voting power of the shares of the Company Common Stock present and entitled to vote at a meeting. Under the MBCA, the affirmative vote of a majority of the voting power of all shares of the Company Common Stock is required to approve mergers and certain other extraordinary transactions. In addition, under certain circumstances under the MBCA, the affirmative vote of a majority of the voting power of some or all classes of shares of the Company Common Stock is required to approve amendments to the Company's Restated Articles of Incorporation, share exchanges and mergers.

         Associated. Pursuant to 180.1706(1) of the WBCL, except as otherwise provided in a corporation's articles of incorporation or bylaws, any amendment to the articles of incorporation, merger or certain other extraordinary events involving a corporation organized before January 1, 1973, which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement, must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose. Associated's Articles of Incorporation were amended in 1992 to reduce the vote required pursuant to Section 180.1706(1) of the WBCL to a majority vote. Thus, the affirmative vote of a majority of the shares of Associated is required to adopt amendments to Associated's Articles of Incorporation which create dissenters' rights or approve mergers and certain other extraordinary transactions other than those described in "Comparison of Shareholder Rights - Certain Business Combinations."

         CLASSIFIED BOARD OF DIRECTORS

         The Company. The Company's Board of Directors consists of a single class of directors, each of whom serves for one year or until his or her successor is elected and qualified.

         Associated. The Board of Directors of Associated is divided into three classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. However, Associated's Bylaws require that a director retire as of the first annual meeting of shareholders subsequent to the director's 65th birthday unless such director's term is extended for a one-year term by a two-thirds vote of Associated's Board of Directors. At each annual meeting of Associated's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. Associated's Board of Directors consists of 14 directors.

         REMOVAL OF DIRECTORS

         The Company. The Company's By-laws provide that a director may be removed from office "for cause or without cause" by a vote of shareholders. In addition, under the MBCA, a director may be removed, with or without cause, by a majority of the remaining directors if the director was named by the board to fill a vacancy and the shareholders have not elected directors in the interval between the time of appointment to fill a vacancy and the time of the removal.

         Associated. Shareholders of Associated may remove a director only for "cause." "Cause" is defined as conviction of a felony, declaration of unsound mind by an order of a court of competent jurisdiction, gross dereliction of duty or commission of an action which constitutes intentional misconduct or a knowing violation of law and that results in both an improper substantial personal benefit and a material injury to Associated.

         NEWLY CREATED DIRECTORSHIPS AND VACANCIES ON THE BOARD OF DIRECTORS

         The Company. Under the MBCA, unless a corporation's articles of incorporation or by-laws provide otherwise, (i) a vacancy on a corporation's board of directors resulting from the death, resignation, removal or disqualification of a director may be filled by the vote of a majority of directors then in office, although less than a quorum, (ii) a newly created directorship resulting from an increase in the number of directors may be filled by the vote of a majority of the directors serving at the time of the increase and (iii) in either case, any director so elected shall hold office only until a qualified successor is elected at the next regular or special meeting of shareholders. The Company's Restated Articles of Incorporation and By-laws follow these provisions.

         Associated. Associated's Articles of Incorporation provide that newly created directorships and any vacancies on Associated's Board of Directors may only be filled by the Board of Directors. Associated's Bylaws provide that the remaining members of Associated's Board of Directors shall appoint a director in accordance with the WBCL.

         CERTAIN BUSINESS COMBINATIONS

         The Company. The Company's Articles of Incorporation and By-laws do not contain any supermajority voting provisions relating to the approval by holders of the Company Common Stock of mergers or other business combinations. Minnesota has enacted legislation aimed at regulating takeovers of certain corporations and protecting shareholders of such corporations in connection with certain business combinations. In its Restated Articles of Incorporation, the Company has opted out of the two primary provisions of this nature, namely, the business combination provision and the control share acquisition provision.

         Associated. Article VII of Associated's Articles of Incorporation provides that an affirmative vote of 80% of Associated's outstanding shares is required to approve a merger or other business combination involving a beneficial owner of 10% or more of Associated's outstanding voting shares (an "interested shareholder"). In addition, if the consideration offered in connection with such transaction does not satisfy certain "fair price" requirements, the affirmative vote of 80% of the "non-interested outstanding shares" (defined as voting shares not beneficially owned by an interested shareholder) of Associated will also be required to approve such a transaction. These requirements do not apply if (a) the board of directors approves the transaction and a majority of the directors voting to approve the transaction are "continuing directors" (defined as a director who was either (i) a director at the time the interested shareholder became "interested" and who is not otherwise affiliated with such shareholder, or (ii) a director designated (prior to his or her initial election as a director) as a continuing director by a majority of the then continuing directors or (b) the transaction is between Associated and a subsidiary of Associated and no interested shareholder (together with such shareholder's affiliates and associates) owns any of the outstanding shares of the subsidiary. The foregoing provision may only be amended, modified or repealed by the affirmative vote of not less than 80% of the outstanding shares and the non-interested outstanding shares of Associated.

         ADVANCE NOTICE OF PROPOSALS TO BE BROUGHT AT THE ANNUAL MEETING

         The Company. The Company's Restated Articles of Incorporation and By-laws do not contain any provisions relating to advance notice of proposals to be brought before an annual meeting.

         Associated. Pursuant to Article II, Section 5 of Associated's Bylaws, any shareholder who intends to bring business before an annual meeting of shareholders (other than nominations for directors) must provide Associated with notice of such intention, the nature of such proposal and certain other information regarding the shareholder bringing the proposal, not less than 60 nor more than 75 days prior to the meeting, or within 10 days from the date notice or public disclosure of the date of such meeting is given, if such announcement date is less than 70 days before the meeting date.

         ADVANCE NOTICE OF NOMINATIONS OF DIRECTORS

         The Company. The Company's Restated Articles of Incorporation and By-laws do not contain any provisions relating to advance notice of nominations of directors.

         Associated. Pursuant to Article II, Section 6 of Associated's Bylaws, any shareholder who intends to nominate directors for election at a meeting called for that purpose must provide Associated with notice of such intention, certain information regarding the proposed nominee and certain information regarding the nominating shareholder, not less than 60 days nor more than 75 days prior to the meeting, or within 10 days from the date notice or public disclosure of the date of such meeting is publicly announced, if such announcement date is less than 70 days before the meeting date.

         CALL OF SHAREHOLDERS' MEETINGS

         The Company. Under the MBCA, holders of 10% or more of all the outstanding shares entitled to vote have the right to demand a special shareholders' meeting, except that a special meeting for the purpose of considering whether to directly or indirectly facilitate or effect a business combination must be called by holders of 25% or more of the outstanding shares.

         Associated. Under the WBCL, holders of 10% or more of all the outstanding shares entitled to vote have the right to demand a special shareholders' meeting.

         SHAREHOLDER ACTION WITHOUT A MEETING

         The Company. Under the MBCA, any action which may be taken by the shareholders at a meeting may be taken without a meeting only by unanimous written consent of all shareholders entitled to vote on the action.

         Associated. Under the WBCL, any action which may be taken by the shareholders at a meeting may be taken without a meeting only by unanimous written consent of all shareholders entitled to vote on the action, unless the articles of incorporation permit approval by the consent of the shareholders who would be entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Associated's Articles of Incorporation do not contain a provision permitting less than unanimous written consent to take action without a meeting.

         DIVIDENDS; STOCK REPURCHASES

         The Company. Under the MBCA, a corporation may pay dividends or repurchase shares if the corporation will be able to pay its debts in the ordinary course of business after paying the dividend or repurchasing the shares, regardless of whether the corporation has surplus or net profits, subject to certain limitations for the benefit of certain preference shares.

         Associated. Under the WBCL, a corporation may pay dividends, repurchase shares or make other distributions to its shareholders unless, after giving effect to such dividend, repurchase or other distribution, (i) the corporation would not be able to pay its debts as they become due in the ordinary course of business, or (ii) the corporation's total assets would be less than the sum of total liabilities plus the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

         INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         The Company. Unless limited by the articles of incorporation or by-laws of a corporation, the MBCA provides for mandatory indemnification of a director, officer, employee or committee member against certain liabilities and expenses if such person (i) acted in good faith; (ii) received no improper personal benefit; (iii) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (iv) depending upon the capacity in which such person was serving, either believed the conduct was in the best interests of the corporation or believed that the conduct was not opposed to the best interests of the corporation. The Company's By-laws provide for indemnification of its directors and officers to the extent permitted by the MBCA.

         Associated. Unless limited by the articles of incorporation of the corporation, the WBCL provides for mandatory indemnification of a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In all other cases, the corporation must indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the corporation, unless liability was incurred because he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Associated's Articles of Incorporation contain no provisions limiting the indemnification of directors and officers of Associated and Associated's Bylaws authorize indemnification of officers and directors of Associated consistent with the description of the indemnification provisions in the WBCL as described above.

         LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

         The Company. The MBCA permits a corporation to eliminate a director's personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for conduct involving: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) declarations of illegal distributions and certain violations of Minnesota securities laws; or (iv) participation in a transaction from which the director received an improper personal benefit. The Company's Restated Articles of Incorporation eliminate the liability of directors to the fullest extent permitted by the MBCA.

         Associated. Unless limited by the articles of incorporation of the corporation, the WBCL provides for the elimination of a director's personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, unless the person asserting liability proves that the breach constitutes any of the following: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Associated's Articles of Incorporation contain no provisions limiting the foregoing provision of the WBCL.

RESALE OF ASSOCIATED COMMON STOCK ISSUED PURSUANT TO THE MERGER

         The Associated Common Stock issued pursuant to the Merger will be registered under the Securities Act of 1933, as amended (the "Securities Act") and be freely tradable under the Securities Act except for shares issued to any shareholder of the Company who may be deemed to be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act. Each affiliate identified by the Company will enter into an agreement with Associated providing that such affiliate will be subject to Rule 145(d) of the Securities Act, and shall not transfer any Associated Common Stock received in the Merger except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover resales of Associated Common Stock received by any person who may be deemed to be an affiliate of the Company. The Company has concluded that the only affiliates of the Company are its directors and executive officers, the directors of the Bank and Ralph Strangis.

PRE-MERGER DIVIDEND POLICY

         The Company. Pursuant to the Merger Agreement, the Company is prohibited from declaring or paying any dividend on, or making any other distribution in respect of, its outstanding shares of capital stock without the prior written consent of Associated.

         Associated. Associated expects to continue to declare, until the Effective Time, its regularly scheduled dividends.

POST-MERGER DIVIDEND POLICY

         It is the current intention of the Board of Directors of Associated to continue to declare cash dividends on the Associated Common Stock following the Merger. The dividend is currently in the amount of $0.29 per quarter or $1.16 per year, in each case per share. Shareholders should note that no such dividends payable following the date hereof have currently been declared and that future dividends will be determined by the Associated Board of Directors in light of the earnings and financial condition of Associated and its subsidiaries and other factors, including applicable governmental regulations and policies. In that regard, Associated is a legal entity separate and distinct from its banking and non-banking subsidiaries, and the principal sources of Associated's income are dividends and interest from such subsidiaries. The payment of dividends by Associated's banking subsidiaries is subject to certain restrictions under applicable governmental regulations. See also "The Merger - Pre-Merger Dividend Policy."

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Merger Agreement, the Company has agreed to carry on its business, and the business of its subsidiaries, in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement, subject to certain covenants and other agreements agreed to by the Company in the Merger Agreement. See "Certain Provisions of the Merger Agreement - Certain Covenants."

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         Associated and the Company have received an opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. that the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code and that each of Associated and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code. Accordingly, the Company and Associated will recognize no gain or loss for federal income tax purposes as a result of the Merger and no gain or loss will be recognized by any holder of the Company Common Stock upon receipt of Associated Common Stock pursuant to the Merger (except upon the receipt of cash in lieu of fractional shares of Associated Common Stock or consideration received as a result of the exercise of dissenters' rights). The Internal Revenue Service ("Service") has not been asked to rule upon the tax consequences of the Merger and such request will not be made. The opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of an advisor is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. The tax treatment of each holder of Company Common Stock will depend in part upon such shareholder's particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, insurance companies, tax-exempt organizations, broker-dealers, persons who are not citizens or residents of the United States or who are legal entities formed under the laws of jurisdictions outside the United States, and holders of Company Common Stock who acquired their shares through the exercise of employee stock options or otherwise as compensation. This discussion also assumes that the holders of Company Common Stock hold their Common Stock as a capital asset.

         EACH SHAREHOLDER OF THE COMPANY IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Based upon the opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., which in turn is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the shareholders of the Company will result from the Merger:

               (i) Provided that the Merger of the Company with and into Associated qualifies as a statutory merger under applicable law, the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) of the Code, and the Company and Associated will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code for purposes of this reorganization.

               (ii) No gain or loss will be recognized by the holders of the Company Common Stock upon the exchange of the Company Common Stock solely for Associated Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Associated Common Stock or consideration received as a result of the exercise of dissenters' rights. The conclusion discussed in this paragraph is based in part on private letter rulings which are not binding on the Service, although the private letter rulings do illustrate a consistent rulings position by the Service. Due to the absence of authority that is binding on the Service with respect to this matter, it is possible that the Service would argue that the portion of the Associated Common Stock received by the holders of Company Common Stock which is attributable to the liquidation preference in the Company's Articles of Incorporation (to the extent measured by the amount of accumulated and unpaid dividends) represents the receipt of a dividend and is not tax-free. However, Reinhart, Boerner, Van Deuren, Norris, & Rieselbach, S.C. believes, based on the authorities cited in its opinion and other authorities on which it relies, that the receipt of Associated Common Stock attributable to the liquidation preference is to be accorded the same treatment as Associated Common Stock for underlying Company Common Stock.

               (iii) A Company shareholder's aggregate basis in the Associated Common Stock (including any fractional share interest to which he or she may be entitled) received in the Merger will be the same as the aggregate basis of the Company Common Stock exchanged therefor.

               (iv) The holding period of the Associated Common Stock received by a holder of Company Common Stock pursuant to the Merger will include the period during which the Company Common Stock exchanged therefor was held, provided that the Company Common Stock surrendered was held as a capital asset as of the time of the Merger.

               (v) The receipt by a holder of Company Common Stock of cash in lieu of a fractional share of Associated Common Stock will be treated as if he or she received such fractional share from Associated and then had it redeemed for cash. Such receipt of cash will be treated under
         Section 302(b)(1) of the Code as full payment in exchange for the fractional share.

         In rendering its tax opinion, Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. will rely on certain written representations as to factual matters made by appropriate officers of Associated and the Company. Such representations are customary for opinions of this type; however, this tax opinion cannot be relied upon if any such representation is, or later becomes, inaccurate.

         Backup Withholding. Any cash received in the Merger by a holders of Company Common Stock may be subject to backup withholding at a rate of 31%. Backup withholding will not apply, however, to a taxpayer who (i) furnishes a correct taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding on Form W-9 (or an appropriate substitute form), (ii) provides a certificate of foreign status on Form W-8 (or an appropriate substitute form), or (iii) is otherwise exempt from backup withholding. The Service may impose a $50 penalty upon any taxpayer who fails to provide the correct TIN, as required.

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION OF A SHAREHOLDER OF THE COMPANY WHETHER TO VOTE IN FAVOR OF THE MERGER. BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF COMPANY COMMON STOCK, EACH HOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

         The foregoing is only a general description of certain material federal income tax consequences of the Merger for holders of the Company Common Stock who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each holder of the Company Common Stock. It does not discuss all of the consequences that may be relevant to holders of the Company Common Stock entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreements or the Merger itself. No information is provided herein with respect to the application and effect of state, local and foreign tax laws and the possible effects of changes in federal laws or other tax laws.

ANTICIPATED ACCOUNTING TREATMENT

         The business combination resulting from the Merger will be accounted for under the purchase method of accounting. Under this method of accounting, the total consideration paid in the Merger will be allocated among the Company's assets and liabilities based on the fair values of the assets acquired and the liabilities assumed and any amount of consideration in excess of the total fair value of such assets and liabilities will be recorded as goodwill. The consolidated financial statements of Associated will include the results of operations of the Company from the date of acquisition.

DISSENTERS' RIGHTS

         Sections 302A.471 and 302A.473 of the MBCA provide to each shareholder the right to dissent from the Merger, and obtain payment for the "fair value" of such shareholder's shares following the consummation of the Merger.

         The following summary of the applicable provisions of Sections 302A.471 and 302A.473 of the MBCA is not intended to be a complete statement of such provisions and is qualified in its entirety, by reference to such sections, the full texts of which are attached as Exhibit B to this Proxy Statement/Prospectus. These sections should be reviewed carefully by any shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of dissenters' rights.

         Under the MBCA, holders of Company Common Stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the Merger and to receive from Associated as the surviving corporation in the Merger (the "Surviving Corporation") payment in cash of the "fair value" of their shares of Company Common Stock after the Merger is completed. The term "fair value" means the value of the shares of Company Common Stock immediately before the Effective Time.

         All references in Sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares of Company Common Stock as to which dissenters' rights are asserted. A person having beneficial ownership of shares of Company Common Stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights such beneficial owner may have.

         Shareholders of record who desire to exercise their dissenters' rights must satisfy all of the following conditions. A written notice of intent to demand fair value for shares must be delivered to the executive offices of the Company before the taking of the shareholder vote on the Merger. This written demand must be in addition to and separate from any proxy or vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger does not constitute a demand for appraisal within the meaning of the MBCA.

         Shareholders electing to exercise their dissenters' rights under the MBCA must not vote for adoption of the Merger. A shareholder's failure to vote against the Merger will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the Merger or direction to abstain, the proxy will be voted for adoption of the Merger, which will have the effect of waiving that shareholder's dissenters' rights.

         Company shareholders may not assert dissenters' rights as to less than all of the shares registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of Company Common Stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to the Company at or before time such rights are asserted.

         A shareholder who elects to exercise dissenters' rights must send his or her written demand, before the taking of the vote on the Merger, to the Secretary of Windsor Bancshares, Inc., 740 Marquette Avenue, Minneapolis, Minnesota 55402. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the value of his or her shares.

         After approval of the Merger by the shareholders at the Special Meeting, the Surviving Corporation will send a written notice to each shareholder who filed a written demand for dissenters' rights. The notice will contain the address to which the shareholder shall send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received, a form to be used in connection therewith and other related information.

         In order to receive fair value for his or her shares, a dissenting shareholder must, within 30 days after the date such notice was given, send his or her stock certificates, and all other information specified in the notice from the Surviving Corporation, to the address specified in such notice. A dissenting shareholder will retain all rights as a shareholder until the Effective Time. After a valid demand for payment and the related stock certificates and other information are received, or after the Effective Time, whichever is later, the Surviving Corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the Surviving Corporation estimates to be the fair value of such shareholder's shares, with interest commencing five days after the Effective Time at a rate prescribed by statute. Remittance will be accompanied by the Surviving Corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the Effective Time, together with the latest available interim financial data, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder is demanding supplemental payment and copies of Sections 302A.471 and 302A.473 of the MBCA.

         If the dissenting shareholder believes that the amount remitted by the Surviving Corporation is less than the fair value of such holder's shares, plus interest, the shareholder may give written notice to the Surviving Corporation of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be given at the executive offices of Company at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the Surviving Corporation.

         Within 60 days after receipt of a demand for supplemental payment, the Surviving Corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the Surviving Corporation or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the Surviving Corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the Surviving Corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all Company shareholders who properly exercised dissenters' rights and did not agree with the Surviving Corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the Surviving Corporation. The shareholders shall not be liable to the Surviving Corporation for any amounts paid by the Surviving Corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the Surviving Corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

         The Company may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on October 1, 1998, the date on which the proposed Merger was first announced to the public (the "Public Announcement Date"). The Surviving Corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the Merger to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of the Public Announcement Date. Any shareholder who did not own shares on the Public Announcement Date and who fails properly to demand payment will be entitled only to the amount offered by the Company. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the Company of the demand for supplemental payment given by a dissenting shareholder who owned shares on the Public Announcement Date will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on the Public Announcement Date, except that any such shareholder is not entitled to receive any remittance from the Company until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

         Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the Merger Agreement if they do not seek appraisal of their shares.

         Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "The Merger - Certain Material Federal Income Tax Consequences."

         ANY HOLDER WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE WILL FORFEIT HIS OR HER RIGHTS OF DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR HIS OR HER SHARES. SEE EXHIBIT B.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         John F. Crinklaw, Executive Vice President and Director of the Company, holds currently unvested employee stock options to purchase 65,625 shares of Class A Common Stock, Edward O. Hanson, Jr., Vice President and Treasurer of the Company, holds currently unvested employee stock options to purchase 32,812 shares of Class A Common Stock, and Peter E. Dahl, Executive Vice President, Chief Operating Officer and a Director of the Bank, holds currently unvested employee stock options to purchase 136,000 shares of Class A Common Stock. These options, in accordance with their terms, will become exercisable 30 days prior to the consummation of the Merger.

OTHER RELATED PARTY TRANSACTIONS

         In the ordinary course of conducting their banking and financial services businesses, each of Associated, the Company and their respective subsidiaries, may do business and engage in banking transactions with the other party and its subsidiaries, which may include but not be limited to interests or participation in loans and interbank advances.

MANAGEMENT AFTER THE MERGER

         In the Merger, the Company will be merged into Associated and the separate corporate existence of the Company will cease.

         The officers and directors of Associated prior to the Merger will continue as officers and directors of the Surviving Corporation. The directors of the Bank prior to the Effective Time will continue as directors after the Effective Time until their successors shall have been duly elected and qualified.

                  CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Exhibit A to this Proxy Statement/Prospectus and one amendment to the Merger Agreement which is attached as Exhibit A-1 to this Proxy Statement/Prospectus. The Merger Agreement is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

         The Merger Agreement provides that, following the approval of the Merger Agreement by the shareholders of the Company and the satisfaction or waiver of the other conditions to the Merger, the Company will be merged with and into Associated. If the Merger Agreement is approved by the shareholders of the Company, the Merger will become effective upon the Effective Time.

         Under the Merger Agreement, the Participating Shareholders will receive an aggregate of up to 800,000 shares of Associated Common Stock. The actual number of shares of Associated Common Stock to be issued will depend upon the number of shareholders, if any, who exercise dissenters' rights and the amount of cash paid by Associated in lieu of fractional shares of Associated Common Stock. The shares of Associated Common Stock to be issued in the Merger will be allocated among the Participating Shareholders in the same manner as the Articles Allocation. Each share of Associated Common Stock to be issued in the Merger will be deemed to have a value equal to the Daily Average Price for purposes of calculating both the cash value of the aggregate proceeds to be received by all Participating Shareholders and the number of shares of Associated Common Stock each Participating Shareholder is to receive. Applying the Daily Average Price to the Articles Allocation, the shares of Associated Common Stock will be allocated among the Participating Shareholders in the following manner:

         1. Each share of Class A Common Stock will be allocated a number or fractional number of shares of Associated Common Stock that, when multiplied by the Daily Average Price, is equal to the original purchase price of such share of Class A Common Stock when purchased from the Company (or in the case of shares of Class A Common Stock received upon the exercise of employee stock options, the exercise price of such options).

         2. Each share of Class A Common Stock will be allocated a number or fractional number of shares of Associated Common Stock that, when multiplied by the Daily Average Price, is equal to a return of six percent per year from January 1, 1989 (or in the case of shares issued upon the exercise of employee stock options, from the date of issuance) on the original purchase price of such share of Class A Common Stock when purchased from the Company (or in the case of shares of Class A Common Stock received upon the exercise of employee stock options , the exercise price of such options).

         3. Each share of Class B Common Stock will be allocated a number or fractional number of shares of Associated Common Stock that, when multiplied by the Daily Average Price, is equal to the original purchase price of such share when purchased from the Company (or in the case of shares of Class B Common Stock issued as executive compensation, equal to $0.10 per share).

         4. Each share of Class B Common Stock will be allocated a number or fractional number of shares of Associated Common Stock that, when multiplied by the Daily Average Price, is equal to a return of six percent per year from January 1, 1989 (or in the case of shares of Class B Common Stock issued as executive compensation, from the date of issuance) on the original purchase price of such share when purchased from the Company (or in the case of shares of Class B Common Stock issued as executive compensation, on the amount of $0.10 per share).

         5. The remaining unallocated shares of Associated Common Stock to be issued in the Merger will be allocated equally between the shares of Class A Common Stock and the shares of Class B Common Stock with each class receiving 50% of such remaining shares of Associated Common Stock and such shares will then be distributed within each class on a per share basis.

         The actual number of shares of Associated Common Stock to be received in the Merger by a Participating Shareholder will depend primarily upon the number of shares of Class A Common Stock or Class B Common Stock held by such shareholder, the number of shares of Company Common Stock outstanding at the Effective Time (there are currently outstanding employee stock options to purchase up to an aggregate of 430,000 shares of Class A Common Stock that will be exercisable prior to the Effective Time), whether the allocations to be made in the second and fourth steps referred to above are calculated as of January 1, 1989 or a later date of issuance and the Daily Average Price. See "The Merger - Merger Consideration."

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains customary representations and warranties relating to, among other things, (i) each of Associated's and the Company's and their respective subsidiaries' organization and similar corporate matters; (ii) each of Associated's and the Company's capital structure; (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and other related matters; (iv) documents filed by Associated with the Securities and Exchange Commission (the " Commission") and each of Associated and the Company with the Federal Reserve Board and state banking authorities and the accuracy of information contained therein; (v) the accuracy of information supplied by each of Associated and the Company in connection with the Registration Statement and this Proxy Statement/Prospectus; (vi) compliance with laws including employment and lending laws; (vii) no material pending or threatened litigation except as otherwise disclosed in filings by Associated with the Commission and the Company in the regulatory reports; (viii) filing of tax returns and payment of taxes;
(ix) certain material contracts and contracts relating to certain employment, consulting and benefits matters of the Company; (x) matters relating to retirement and other employee plans of the Company; (xi) the absence of any burdensome contracts, agreements or restrictions; (xii) absence of certain material changes or events since December 31, 1997, relating to the occurrence of a material adverse effect in the business operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of Associated or its subsidiaries, taken as a whole, and the Company or its subsidiaries, taken as a whole; (xiii) maintenance by the Company of books of account and accounting controls, loan documentation and disclosure; (xiv) no action taken that would prevent the Merger from qualifying as a reorganization under Section 368(a)(i)(A) of the Code; (xv) certain environmental matters relating to the properties of the Company; (xvi) good title to the properties of the Company and its subsidiaries, free of liens except as specified; (xvii) certain insurance matters relating to the Company; and (xviii) absence of substandard or related party loans by the Bank.

CERTAIN COVENANTS

         Pursuant to the Merger Agreement, Associated and the Company have each agreed that prior to the Effective Time (and unless the prior written consent of the other shall have been obtained) each of them and their respective subsidiaries will operate their respective businesses in a manner that does not violate any law.

         Pursuant to the Merger Agreement, the Company has also agreed that prior to the Effective Time (and unless the prior written consent of Associated shall have been obtained) the Company and its subsidiaries will (i) carry on their business only in the usual, regular and ordinary course consistent with past practices; (ii) use reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees and maintain their relationships with customers; (iii) use reasonable efforts to maintain and keep their properties good repair and condition; (iv) use reasonable efforts to keep insurance and bonds in full force and effect; (v) perform in all material respects all obligations under all material contracts, leases, and documents relating to or affecting their assets, properties, and business; (vi) comply with and perform in all material respects all obligations and duties imposed by all applicable laws; (vii) purchase and sell securities and other investments in accordance with certain guidelines; (viii) comply with certain capital requirements; and (ix) maintain as of December 31, 1998 and thereafter an aggregate loan loss reserve of not less than 1.5% of period ending loans (excluding overdrafts less than 30 days old).

         The Company has also agreed that prior to the Effective Time (and unless the prior written consent of Associated shall have been obtained), neither the Company nor its subsidiaries will: (i) grant any general increase in compensation (except in accordance with past practice or as required by law or increases which are not material), effect any change in retirement benefits to any class of employees or officers (unless required by applicable law) which would increase its retirement benefit liabilities, adopt, enter into, amend or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan, or enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policies; (ii) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock; (iii) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (iv) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization, purchase or otherwise acquire any assets or stock of any corporation, bank or other business, liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice, or split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (v) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares (except that the Company may, prior to the Effective Time, issue up to 430,000 shares of Class A Common Stock under the Company's existing stock option plan); (vi) propose or adopt any amendments to its corporate charter or Bylaws in any way materially adverse to Associated;
(vii) purchase any shares of Associated Common Stock (except in fiduciary capacities for the account of customers); (viii) change any of its methods of accounting in effect at December 31, 1997, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1997, except as may be required by law or generally accepted accounting principles; (viii) except for the required loan loss reserve, change any lending, investment, liability management or other material policies concerning the business or operations of the Company or the Bank in any material respect; organize any new subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable federal or state law, or make any material changes in its operations; (ix) incur or assume any material obligation or liability (excluding deposit liabilities and repurchase agreements in the ordinary course of business and any loan renewal of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications) in an amount greater than $350,000, (x) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person or entity; (xi) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon; (except for immaterial liabilities and obligations incurred in the ordinary course of business consistent with past practices or as may be required under existing agreements to which the Company or the Bank is a party); (xii) acquire assets (including equipment) in excess of $200,000 in the aggregate (excluding loans to customers and investments permitted above); (xiii) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices; (xiv) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $100,000 or in any manner which would restrict in any material respect the operations or business of the Company or the Bank; (xv) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer (excluding loans to customers and investments permitted above); (xvi) take any action or fail to take any action which individually or in the aggregate can be expected to have a material adverse effect on the Company and the

Bank, taken as a whole; or (xvii) incur or pay legal or accounting, fees in connection with the Merger in excess of an aggregate of $200,000.

NO SOLICITATION OF TRANSACTIONS

         The Merger Agreement provides that the Company and its respective subsidiaries will not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction (as defined below) or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to take any such action. Notwithstanding the foregoing, the Board of Directors of the Company is not prohibited from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to furnish information to any party that requests information as to the Company if the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that such action is reasonably required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by law, and if prior to furnishing such information to such party, the Company receives from such party an executed confidentiality agreement in reasonably customary form and provides Associated seven days' notice of the Company's intent to furnish such information.

         For purposes of the Merger Agreement, a "Competing Transaction" means any of the following involving the Company or any of the Company's subsidiaries:
(i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of transactions, excluding from the calculation of such percentage any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of 10% or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for 10% or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHC Act or the Change in Bank Control Act with respect to the Company or its subsidiaries; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of each party to effect the Merger is subject to various conditions which include, in addition to other customary closing conditions, the following: (i) the Merger shall have been approved by the holders of the Company Common Stock; (ii) the Registration Statement shall have been declared effective by the Commission under the Securities Act (and no stop order suspending the effectiveness of the Registration Statement shall have been issued) and Associated shall also have received all other federal and state securities permits and authorizations necessary to issue Associated Common Stock pursuant to the Merger

Agreement; (iii) the Merger shall have been approved by the Federal Reserve Board, the Minnesota Department and all other required regulatory agencies, which approvals shall not contain any condition which is not reasonably satisfactory to Associated or the Company, and any waiting periods with respect to the Merger shall have expired; (iv) the shares of Associated Common Stock to be issued in the Merger have been authorized for listing on the Nasdaq National Market, subject to notice of issuance, and (v) there shall not be any injunction or restraining order preventing the consummation of the Merger in effect.

         In addition, Associated's or the Company's respective obligation to effect the Merger is subject to one or more of the following additional conditions (any of which may be waived by such party): (i) the representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects and the other party shall have performed in all material respects all agreements and covenants required to be performed by it under the Merger Agreement and any agreements entered into in connection therewith, and the other party shall have obtained all material consents and approvals required to consummate the Merger; (ii) there shall not be any pending action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (a) challenging or seeking material damages in connection with the Merger, or the conversion of the Company Common Stock into Associated Common Stock pursuant to the Merger, or (b) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Associated or its subsidiaries of all or any portion of the business or assets of the Company or any of its subsidiaries, which in either case is reasonably likely to have a material adverse effect on either the Company and its subsidiaries, taken as a whole, or Associated and its subsidiaries, taken as a whole; (iii) Associated and the Company shall have received the opinion of independent counsel to Associated that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code (see "The Merger - Certain Material Federal Income Tax Consequences," above); (iv) the number of shares of Associated Common Stock which would have been issuable pursuant to the Merger Agreement that will not be issued due to the exercise of dissenters' rights is not more than 10% of the maximum aggregate number of shares of Associated Common Stock which could be issuable as a result of the Merger; (v) Associated and the Company each shall have received the opinion of counsel to the other party regarding certain issues under the Securities Act and state corporate law; (vi) Associated shall have received from each affiliate of the Company a signed letter regarding certain restrictions on the resale of Associated Common Stock under Rule 145 of the Securities Act; (vii) Associated shall have received a written environmental evaluation by Associated's environmental consultant of the Company's real property stating that the Company's property complies with environmental laws and that there are no material contingent liabilities or that the Company shall have taken reasonably appropriate action in response to any environmental condition identified by Associated's environmental consultant;
(viii) the Company shall have consolidated after-tax earnings for the year ended December 31, 1998 of at least $2,110,000 and the Bank shall have consolidated after-tax earnings for the year ended December 31, 1998 of at least $2,318,000, in each case excluding certain adjustments relating to loan loss reserves, severance payments and expenses relating to the Merger; (ix) Associated shall be reasonably satisfied that the Company and the Bank have undertaken a Year 2000 compliance plan designed to comply with applicable banking regulations; and (x) the Bank shall have provided to Associated evidence that the Bank has achieved a satisfactory rating and performance under the CRA.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time by the applicable Board of Directors, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

         1.   by mutual consent of Associated and the Company;

         2. by either the Company or Associated if (a) there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Associated, on the other hand, respectively, set forth in the Merger Agreement, or (b) any representation or warranty of the Company, on the one hand, or Associated, on the other hand, respectively, shall be discovered to have become untrue in any material respect, in either case which breach or other condition has not been cured within 20 business days following receipt by the non-terminating party of notice of such breach or other condition (provided that the Merger Agreement may not be terminated by the breaching party or party making any representation or warranty which shall have become untrue in any material respect);

         3. by either Associated or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

         4. by either Associated or the Company if the Federal Reserve Board or the Minnesota Department denies approval of the Merger and neither Associated nor the Company has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

         5. by either Associated or the Company if the Merger has not been consummated by February 3, 1999 for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement;

         6. by Associated or the Company if all of the conditions to the terminating party's obligation to consummate the Merger have not been satisfied on or before February 3, 1999;

         7. by Associated, if at any time prior to the Special Meeting, the Company's Board of Directors withdraws or modifies or changes in a manner adverse to the interests of Associated its recommendation to the Company shareholders to vote in favor of the Merger;

         8. by the Company, if the Company enters into a definitive agreement with a third party immediately after such termination providing for an Acquisition Transaction (as defined below) on terms determined, in good faith, by the Board of Directors of the Company, after consultation with independent counsel and financial advisors, to be such that termination of the Merger Agreement and entry into such third-party agreement is required in order to discharge properly the directors' duties in accordance with Minnesota law; or

         9. by the Company at any time after the end of the third trading day preceding the Effective Time, if both (a) the average of the daily closing prices (the "Associated Average Price") of a share of Associated Common Stock on the Nasdaq National Market during the during the ten consecutive trading days ending on and including the third trading day preceding the day on which the Effective Time occurs (the "Calculation Period") is less than $34, and (b) the number obtained by dividing the Associated Average Price by $35.31, the closing price of a share of Associated Common stock on September 22, 1998, is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from such quotient.

         The Merger Agreement defines an "Acquisition Transaction" as a transaction or series of transactions that, directly or indirectly, in substance constitutes a disposition of all or substantially all of the assets or business of the Company or the Bank, taken as a whole, whether by means of (i) a merger or consolidation, share exchange or any similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or (iii) a purchase or other acquisition (including by way of a merger or consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of the Company or 50% or more of the Bank; provided, however, in each of the situations described in clauses (i), (ii) or (iii), that the Acquisition Transaction shall represent consideration having an aggregate value (reasonably determined) to the Company or its shareholders in excess of the consideration to be received in the Merger.

         The Merger Agreement defines the "Final Index Price" as the average of the daily closing prices of a share of common stock of each company belonging to the index group, as reported on the consolidated transactions reporting system for the market or exchange on which such stock is principally traded, during the Calculation Period. The Merger Agreement defines the "Initial Index Price" as the average of the per share closing prices on September 22, 1998, of the common stock of the companies comprising the index group, as reported on the consolidated transactions reporting system for the market or the exchange on which such common stock is principally traded.

         In the event of termination of the Merger Agreement by either the Company or Associated, other than as a result of a material breach by the non-terminating party or as described under "The Merger - Termination Fee" below, each party will pay its own expenses and the Merger Agreement will become void and there will be no liability or obligation on the part of Associated or the Company other than under certain specified provisions of the Merger Agreement dealing with confidential treatment of non-public information. In the event of termination of the Merger Agreement by a material breach, in addition to other remedies at law or equity for breach, the party to have breached will reimburse the non-breaching party's expenses under the Merger Agreement.

TERMINATION FEE

         If (i) Associated terminates the Merger Agreement pursuant to the section of the Merger Agreement described in paragraph 7 of the preceding section or the Company terminates the Merger Agreement pursuant to the section of the Merger Agreement described in paragraph 8 of the preceding section and, in either case, prior thereto or within twelve months after such termination the Company shall have entered into an agreement to engage in an Acquisition Transaction, or (ii) the Merger Agreement is terminated by Associated solely due to the failure of the holders of Class B Common Stock to approve the Merger at the Special Meeting, then the Company will be obligated to pay Associated a fee equal to three percent of the aggregate value of the Merger as of the date of termination. For these purposes, the value of the Merger will be deemed equal to the average closing price per share of Associated Common Stock as quoted on the Nasdaq National Market on the ten trading days immediately preceding the date of termination multiplied by 800,000. If such fee becomes payable under the circumstances described in clause (i) above, the Company will be obligated to pay the fee to Associated within two business days after the date of entering into the agreement for an Acquisition Transaction and if such fee becomes payable under the circumstances described in clause (ii) above, the Company will be obligated to pay the fee to Associated within two business days of termination of the Merger Agreement.

AMENDMENT AND WAIVER

         The Merger Agreement may be amended at any time prior to the Effective Time by action taken or authorized by the respective Boards of Directors of Associated and the Company (except that after the Merger Agreement shall have been approved by the shareholders of the Company, no amendment may be entered into which would reduce the amount or change the consideration into which each share of the Company Common Stock shall be converted upon consummation of the Merger without further shareholder approval). At any time prior to the Effective Time, either of the parties to the Merger Agreement may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any of the agreements or conditions contained in the Merger Agreement.

EXPENSES

         Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense (except that the parties shall share equally in the expense of printing and filing the Registration Statement and this Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Merger Agreement), except if the Merger Agreement is terminated due to the breach of the Merger Agreement by either party thereto, then, in addition to other remedies at law or equity for breach of the Merger Agreement, the party so found to have breached the Merger Agreement shall indemnify the other party for its expenses.

                   CERTAIN INFORMATION CONCERNING ASSOCIATED

         Associated is a registered bank holding company pursuant to the BHC Act. It was incorporated in Wisconsin in 1964 and was inactive until 1969, when permission was received from the Federal Reserve Board to acquire three banks. Associated currently owns 8 commercial banks located in Wisconsin and Illinois serving their local communities and, measured by total assets held at September 30, 1998, was the third largest commercial bank holding company headquartered in Wisconsin. As of November 12, 1998, Associated owned 27 nonbanking subsidiaries located in Arizona, California, Delaware, Illinois, Missouri, Nevada and Wisconsin.

         Associated provides advice and specialized services to its bank and nonbank subsidiaries (the "Associated Affiliates") in various areas of banking policy and operations, including auditing, data processing, marketing/advertising, investing, personnel services, trust services and other financial services functionally related to banking. Responsibility for the management of the Associated Affiliates remains with their respective Boards of Directors and officers. Services rendered to the Associated Affiliates by Associated are intended to assist the local management of the Associated Affiliates to expand the scope of the banking services offered by them. At November 12, 1998, bank affiliates of Associated provided services through 215 locations in 150 communities.

         Associated, through the Associated Affiliates, provides a complete range of retail banking services to individuals and businesses. These services include checking and savings accounts, NOW, Super NOW and money market deposit accounts, business loans, personal loans, residential and commercial mortgage loans, loans for education, MasterCard, VISA and other consumer-oriented financial services, including IRA and Keogh accounts, and safe deposit and night depository facilities. Automated teller machines ("ATMs"), which provide 24 hour banking services to customers of the Associated Affiliates, have been installed in many locations in the Associated Affiliates' service areas. The Associated Affiliates are members of an interstate shared ATM network which allows their customers to perform banking transactions from their checking, savings or credit card accounts at ATM terminals in a multi-state environment. Among the services designed specifically to meet the needs of businesses are various types of specialized financing, cash management services and transfer/collection facilities.

         The Associated Affiliates provide lending, depository and related financial services to commercial, industrial, financial and governmental customers. Term loans, revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending and international banking services are available.

         Additional emphasis is given to non-credit services for commercial customers, such as advice and assistance in the placement of securities, corporate cash management and financial planning. The Associated Affiliates make available check clearing, safekeeping, loan participation, lines of credit, portfolio analyses, data processing and other services to approximately 150 correspondent financial institutions.

         Four of the Associated Affiliates offer a wide variety of fiduciary, investment management, advisory and corporate agency services to individuals, corporations, charitable trusts, foundations and institutional investors. They also administer (as trustee and in other fiduciary and representative capacities) pension, profit sharing and other employee benefit plans, and personal trusts and estates.

         Investment subsidiaries provide discount and full-service brokerage services, including the sale of fixed and variable annuities, mutual funds, and securities, to the affiliates' customers and the general public. Insurance brokerage subsidiaries provide commercial and individual insurance services, including various life, property, casualty, credit, and mortgage products to the affiliates' customers and the general public. Several investment subsidiaries located in Nevada hold, manage, and trade cash, stock, and securities transferred from the Associated Affiliates and reinvest investment income. A leasing subsidiary provides lease financing for a variety of capital equipment for commerce and industry. An appraisal subsidiary provides real estate appraisals for customers, government agencies, and the general public.

         The Associated Affiliates also provide certain mortgage banking services including the origination and warehousing of mortgage loans and the sale of loans to investors. The primary focus is on one- to four- family residential and multi-family properties, all of which the mortgage loans are saleable into the secondary mortgage market.

         Associated and the Associated Affiliates are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on Associated. No material portion of Associated's or the Associated Affiliates' business is seasonal.

         At September 30, 1998 Associated and the Associated Affiliates, as a group, employed 3,672 full-time equivalent employees.

                  CERTAIN INFORMATION CONCERNING THE COMPANY

         The Company is a bank holding company incorporated under the laws of the State of Minnesota with its principal office in Minneapolis, Minnesota. The Company owns all the issued and outstanding stock of the Bank, a state banking association under the laws of the State of Minnesota. As of September 30, 1998, the Company had total assets of approximately $190.9 million and the Bank had deposits of approximately $162.7 million.

         The Bank has offices in Minneapolis, Chisholm, Sleepy Eye and Nerstrand, Minnesota. Each of the offices offers a range of financial services to commercial and individual customers, including checking accounts, short- and medium-term loans and various savings programs.

         The Company and the Bank are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on the Company or the Bank. No material portion of the Company or the Bank's business is seasonal.

         On December 28, 1998, the National Minority Supplier Development Council Business Consortium Fund, Inc. ("BCF") served a complaint on the Bank naming it as a defendant in a civil action venued in Minnesota state court. The complaint makes a number of claims against the Bank relating to losses under a $500,000 line of credit in which BCF was a 75% participant and the Bank served as administrative agent, and claims damages in excess of $400,000. The Company intends to vigorously defend the claims, although no assurances can be given as to the outcome of this matter.

         At September 30, 1998, the Company and Bank employed approximately 40 full-time and two part-time employees.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

         The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of the Class A Common Stock and the Class B Common Stock by (i) each person who is a beneficial owner of more than 5% of the outstanding Class A Common Stock or the Class B Common Stock,
(ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and officers as a group. The address of the directors and executive officers is the executive offices of the Company. Except as otherwise noted, the named beneficial owner has sole voting and/or investment power of the shares of Company Common Stock indicated.

                                                            Class A Common Stock                      Class B Common Stock
                                                   -------------------------------------     -------------------------------------
Name                                                     Shares              Percent              Shares               Percent
----------------------------------------------     ----------------      ---------------     ---------------        --------------

Samuel L. Kaplan (1)                                     317,022                  9.9%           3,000,000                95.2%
  Director and President

John F. Crinklaw (2)                                     134,375                  4.0                  ---                 ---
  Director and Executive
  Vice President

Donald G. Pederson                                           ---                  ---              150,000                 4.8
  Director, Vice President and
  Secretary

Edward O. Hanson, Jr. (3)                                 62,188                  1.9                  ---                 ---
  Vice President and Treasurer

Thomas H. Healey (1)                                     365,355                 11.5            3,000,000                95.2
  Director and Chairman

All Directors and Executive Officers                     613,585                 18.2            3,150,000               100.0
  (5 persons) (1) (2) (3)

Richard M. Mast (4)                                      403,125                 12.6                  ---                 ---

Maurice Filister (5)                                     178,840                  5.6                  ---                 ---

Ralph Strangis (1) (6)                                   317,022                  9.9            3,000,000                95.2

Sheldon Kaplan (7)                                       230,506                  7.3                  ---                 ---

Peter M. Ramme (1) (8)                                   440,355                 13.8            3,000,000                95.2

---------------

(1) Includes 265,355 shares of Class A Common Stock and 3,000,000 shares of Class B Common Stock held in the name of Windsor Synergy Partners, a Minnesota general partnership, for which Samuel L. Kaplan, Ralph Strangis, Thomas H. Healey and Peter M. Ramme share indirect voting and investment power.

(2) Includes 134,375 shares of Class A Common Stock subject to options exercisable within 60 days of the Record Date. Does not include options held by Mr. Crinklaw to purchase up to 65,625 shares of Class A Common Stock, which options will become exercisable prior to the Effective Time.

(3) Includes 47,188 shares of Class A Common Stock subject to options exercisable within 60 days of the Record Date. Does not include options held by Mr. Hanson to purchase up to 32,812 shares of Class A Common Stock, which options will become exercisable prior to the Effective Time.

(4)   Mr. Mast's address is 2301 Traffic Street N.E., Minneapolis, Minnesota
      55413.

(5)   Mr. Filister's address is 5750 East River Road, Minneapolis, Minnesota
      55432.

(6) Mr. Strangis' address is 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

(7)   Includes 155,506 shares of Class A Common Stock held jointly with Helene
      B. Kaplan and 75,000 shares of Class A Common Stock held by Harvey F. Kaplan and Bruce J. Parker as trustees under the Kaplan, Strangis and Kaplan, P.A. Profit Sharing Trust for the benefit of Sheldon Kaplan. Mr. Kaplan's address is 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

(8) Mr. Ramme's address is 13875 Chestnut Drive, Suite 124, Eden Prairie, Minnesota 55344.

                                    EXPERTS

         The consolidated financial statements of Associated as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, which are based in part on the reports of Ernst & Young LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firms as experts in accounting and auditing.

         Associated has retained Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. to render an opinion on the federal income tax consequences of the Merger and in connection therewith, Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. has reviewed the discussion herein entitled "The Merger - Certain Material Federal Income Tax Consequences." Such opinion has been included in the registration statement in reliance upon the authority of said firm as experts in tax matters.

         The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                                LEGAL OPINIONS

         The validity of the shares issued in connection with the Merger and certain other matters will be passed upon for Associated by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., Milwaukee, Wisconsin.

                         FUTURE SHAREHOLDER PROPOSALS

         If the Merger is consummated, shareholders of the Company will become shareholders of Associated. Pursuant to Rule 14a-8 promulgated under the Exchange Act, Associated shareholders may present proper proposals for inclusion in Associated's proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to Associated in a timely manner. Shareholders of the Company who become shareholders of Associated may present proposals for inclusion in Associated's proxy statement for its 2000

Annual Meeting, as the date for inclusion in the proxy statement for the 1999 Annual Meeting has already passed. Any such proposal must comply with Rule 14a-8.

                      WHERE YOU CAN FIND MORE INFORMATION

         Associated files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any such reports, statements or other information at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Associated's Commission filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the Commission at "http://www.sec.gov."

         Associated has filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the Commission the Associated Common Stock to be issued to shareholders of Windsor Bancshares in the Merger. This Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of Associated in addition to being a proxy statement of Windsor Bancshares for the Special Meeting. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement, which are incorporated herein by reference.

         The Commission allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information that we incorporate by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Associated has previously filed with the Commission. These documents contain important information about Associated and its finances.

     Associated Commission Filings                                Period
     -----------------------------                                -------
     Annual Report on Form 10-K                                   Year ended December 31, 1997
     Quarterly Report on Form 10-Q                                For the quarter ended March 31, 1998
     Quarterly Report on Form 10-Q                                For the quarter ended June 30, 1998
     Quarterly Report on Form 10-Q                                For the quarter ended September 30, 1998
     1998 Notice of Annual Meeting and
          Proxy Statement                                         Dated March 20, 1998
     Description of the Associated Common
          Stock set forth in Associated's Registration
          Statement pursuant to Section 12 of the
          Exchange Act

         Associated also is incorporating by reference all additional documents that it will file with the Commission between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

         Associated has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Associated, and the Company has supplied all such information relating to the Company.

         Documents which Associated incorporates by reference are available from Associated without charge, excluding all exhibits unless Associated has specifically incorporated by reference an exhibit in this Proxy
Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from Associated at the following address:

         Associated Banc-Corp
         1200 Hansen Road
         P.O. Box 13307
         Green Bay, WI 54307-3307
         (920) 491-7000

         If you would like to request documents from Associated, please do so by January 22, 1999 to receive them before the Special Meeting.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 5, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THE PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF ASSOCIATED COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

         THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

         EXHIBITS TO THE PROXY STATEMENT/PROSPECTUS

         Exhibit A:      Agreement and Plan of Merger

         Exhibit A-1:    First Amendment to Agreement and Plan of Merger

         Exhibit B:      Sections 302A.471 and 302A.473 of the Minnesota
                         Business Corporation Act

         Exhibit C:      Windsor Bancshares, Inc. and Subsidiary Financial
                         Statements and management's discussion and analysis of Financial Condition and Results of Operations

                                                                       EXHIBIT A


                         AGREEMENT AND PLAN OF MERGER



                                    BETWEEN



                             ASSOCIATED BANC-CORP


                                      AND


                           WINDSOR BANCSHARES, INC.



                                OCTOBER 1, 1998

                              TABLE OF CONTENTS

                                   ARTICLE I
                                   ---------

                                  THE MERGER
                                  ----------

SECTION 1.01.    The Merger.......................................A-2
SECTION 1.02.    Effective Time...................................A-2
SECTION 1.03.    Effect of the Merger.............................A-3
SECTION 1.04.    Articles of Incorporation and Bylaws.............A-3
SECTION 1.05.    Directors and Officers...........................A-3
SECTION 1.06.    Conversion of Securities.........................A-3
SECTION 1.07.    Exchange of Certificates.........................A-7
SECTION 1.08.    Stock Options....................................A-9
SECTION 1.09.    Stock Transfer Books.............................A-9
SECTION 1.10.    Anti-Dilution Adjustment........................A-10

                                  ARTICLE II
                                  ----------

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

SECTION 2.01.    Organization and Qualification of the Company;
                 Subsidiary......................................A-10
SECTION 2.02.    Articles of Incorporation and Bylaws............A-11
SECTION 2.03.    Capitalization..................................A-11
SECTION 2.04.    Authority.......................................A-12
SECTION 2.05.    No Conflict; Required Filings and Consents......A-12
SECTION 2.06.    Compliance; Permits.............................A-13
SECTION 2.07.    Banking Reports and Financial Statements........A-14
SECTION 2.08.    Absence of Certain Changes or Events............A-14
SECTION 2.09.    Absence of Litigation...........................A-15
SECTION 2.10.    Employee Benefit Plans..........................A-16
SECTION 2.11.    Employment Contracts; Material Contracts........A-18
SECTION 2.12.    Registration Statement..........................A-18
SECTION 2.13.    Title to Property...............................A-18
SECTION 2.14.    Compliance with Environmental Laws..............A-19
SECTION 2.15.    Absence of Agreements...........................A-21
SECTION 2.16.    Taxes...........................................A-21
SECTION 2.17.    Insurance.......................................A-22
SECTION 2.18.    Absence of Adverse Agreements...................A-23
SECTION 2.19.    Internal Controls and Records...................A-23
SECTION 2.20.    Loans...........................................A-23
SECTION 2.21.    Labor Matters...................................A-24

SECTION 2.22.    Brokers.........................................A-24
SECTION 2.23.    Accounting and Tax Matters......................A-24
SECTION 2.24.    Year 2000 Compliance............................A-24
SECTION 2.25.    Full Disclosure.................................A-25
SECTION 2.26.    Vote Required...................................A-25

                                  ARTICLE III
                                  -----------

                       REPRESENTATIONS AND WARRANTIES OF
                                  ASSOCIATED
                                   ----------

SECTION 3.01.    Organization and Qualification..................A-25
SECTION 3.02.    Articles of Incorporation and Bylaws............A-26
SECTION 3.03.    Capitalization..................................A-26
SECTION 3.04.    Authority.......................................A-26
SECTION 3.05.    No Conflict; Required Filings and Consents......A-26
SECTION 3.06.    Compliance; Permits.............................A-27
SECTION 3.07.    Securities Reports; Financial Statements........A-27
SECTION 3.08.    Absence of Certain Changes or Events............A-28
SECTION 3.09.    Absence of Litigation...........................A-29
SECTION 3.10.    Registration Statement..........................A-29
SECTION 3.11.    Absence of Agreements...........................A-29
SECTION 3.12.    Taxes...........................................A-30
SECTION 3.13.    Brokers.........................................A-31
SECTION 3.14.    Accounting and Tax Matters......................A-31
SECTION 3.15.    Full Disclosure.................................A-31
SECTION 3.16.    Absence of Adverse Agreements...................A-31

                                   ARTICLE IV
                                   ----------

                            COVENANTS OF THE COMPANY
                            ------------------------

SECTION 4.01.    Affirmative Covenants...........................A-31
SECTION 4.02.    Negative Covenants..............................A-32
SECTION 4.03.    Access and Information..........................A-35
SECTION 4.04.    Affiliates; Accounting and Tax Treatment........A-36
SECTION 4.05.    Expenses........................................A-37
SECTION 4.06.    Delivery of Shareholder List....................A-37

                                   ARTICLE V
                                   ---------

                            COVENANTS OF ASSOCIATED
                            -----------------------

SECTION 5.01.    Affirmative Covenants.................................A-37
SECTION 5.02.    Access and Information................................A-38
SECTION 5.03.    Accounting and Tax Treatment..........................A-38
SECTION 5.04.    Eligibility for Dividends.............................A-38

                                  ARTICLE VI
                                  ----------

                             ADDITIONAL AGREEMENTS
                             ---------------------

SECTION 6.01.    Registration Statement................................A-39
SECTION 6.02.    Meetings of Shareholders..............................A-40
SECTION 6.03.    Appropriate Action; Consents; Filings.................A-40
SECTION 6.04.    Notification of Certain Matters.......................A-41
SECTION 6.05.    Public Announcements..................................A-41
SECTION 6.06     Environmental Matters.................................A-41
SECTION 6.07     Employee Benefits.....................................A-41
SECTION 6.08     Indemnification.......................................A-42

                                  ARTICLE VII
                                  -----------

                             CONDITIONS OF MERGER
                             --------------------

SECTION 7.01.    Conditions to Obligation of Each Party to Effect the
                 Merger................................................A-44
SECTION 7.02.    Additional Conditions to Obligations of Associated....A-45
SECTION 7.03.    Additional Conditions to Obligations of the Company...A-48

                                  ARTICLE VIII
                                  ------------

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

SECTION 8.01.    Termination...........................................A-49
SECTION 8.02.    Effect of Termination.................................A-53
SECTION 8.03.    Amendment.............................................A-53
SECTION 8.04.    Waiver................................................A-53

                                  ARTICLE IX
                                  ----------

                              GENERAL PROVISIONS
                              ------------------

SECTION 9.01.    Non-Survival of Representations, Warranties and
                 Agreements.......................................A-54
SECTION 9.02.    Disclosure Schedules.............................A-54
SECTION 9.03.    Notices..........................................A-54
SECTION 9.04.    Certain Definitions..............................A-55
SECTION 9.05.    Headings.........................................A-56
SECTION 9.06.    Severability.....................................A-56
SECTION 9.07.    Entire Agreement.................................A-56
SECTION 9.08.    Assignment.......................................A-57
SECTION 9.09.    Parties in Interest..............................A-57
SECTION 9.10.    Governing Law....................................A-57
SECTION 9.11.    Counterparts.....................................A-57

EXHIBITS

1.06           Calculation of Merger Exchange Ratios
1.07           Share Conversion Table
4.01           Capital Requirements; Purchase and Sale of Securities
4.04           Affiliate Letter
7.02(e)        Legal Opinion of Company Counsel
7.03(d)        Legal Opinion of Associated Counsel

                         AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of October 1, 1998 (the "Agreement"), between ASSOCIATED BANC-CORP, a Wisconsin corporation ("Associated") and WINDSOR BANCSHARES, INC., a Minnesota corporation ("Company").

                             W I T N E S S E T H:

     WHEREAS, the Company is a bank holding company, the wholly-owned subsidiary of which is Bank Windsor, a state banking association located in Nerstrand, Minnesota (the "Bank" or the "Subsidiary"); and

     WHEREAS, the Company upon the terms and subject to the conditions of this Agreement and in accordance with the Wisconsin Business Corporation Law ("Wisconsin Law") and the Minnesota Business Corporation Act ("Minnesota Law"), will merge with and into Associated (the "Merger"); and

     WHEREAS, the Company and its Board of Directors have determined that the Merger will enhance the ability of the Bank to better serve its existing depositors and customers and increase the financial strength of the Bank; and

     WHEREAS, the Board of Directors of the Company believes that the Merger with Associated will benefit the shareholders and the employees of the Company and the Subsidiary; and

     WHEREAS, the respective Boards of Directors of Associated and the Company have (i) determined that the Merger and the exchange of newly issued shares of Associated Common Stock (as defined in Section 1.06) for shares of Company Common Stock (as defined in Section 1.06) pursuant and subject to the terms and conditions of this Agreement are fair to and in the best interests of the respective corporations and their shareholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby; and

     WHEREAS, the Board of Directors of the Company has, subject to its fiduciary duties under applicable law, resolved to recommend approval of the Merger by the shareholders of the Company; and

     WHEREAS, Associated and the Company intend to effect a merger that qualifies for pooling-of-interests accounting treatment and as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Associated and the Company hereby agree as follows:

                                   ARTICLE I
                                   ---------

                                  THE MERGER
                                  ----------

     SECTION 1.01.  The Merger.  Upon the terms and subject to the conditions
                    ----------
set forth in this Agreement, and in accordance with Wisconsin Law and Minnesota Law, at the Effective Time (as defined in Section 1.02), the Company shall be merged with and into Associated. As a result of the Merger, the separate corporate existence of the Company shall cease and Associated shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02.  Effective Time.  The parties hereto shall cause the Merger
                    --------------
to be consummated by filing Articles of Merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin and the Secretary of State of the State of Minnesota, in such form as required by, and executed in accordance with the relevant provisions of Wisconsin Law and Minnesota Law (a) after the satisfaction, or if permissible, waiver of conditions set forth in Article VII, and (b) as promptly as possible within the thirty (30) day period commencing with the latest of the following dates:

               (i) The date of expiration of any applicable waiting period after approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA");

               (ii) Such date as may be prescribed by the Federal Reserve Board or any other agency or authority pursuant to applicable law, rules or regulations, prior to which consummation of the transaction described and referred to herein may not be effected;

               (iii) The date of the shareholders meeting of the Company to vote upon the Merger pursuant to Section 6.02;

               (iv) If the transaction contemplated by this Agreement is being contested in any legal proceeding and Associated or the Company has elected to contest the same, the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of Associated and the Company, to the consummation of the transaction contemplated hereby; or

               (v)  January 1, 1999.

          The date and time of the filing of the Articles of Merger is hereinafter referred to as the "Effective Time."

     SECTION 1.03.  Effect of the Merger.  At the Effective Time, the effect of
                    --------------------
the Merger shall be as provided in the applicable provisions of Wisconsin Law and Minnesota Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Associated and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Associated and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04.  Articles of Incorporation and Bylaws.  At the Effective
                    ------------------------------------
Time, the Articles of Incorporation and the Bylaws of Associated, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation.

     SECTION 1.05.  Directors and Officers.  The directors of Associated
                    ----------------------
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Associated immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.06.  Conversion of Securities.  At the Effective Time, by virtue
                    ------------------------
of the Merger and without any action on the part of Associated, the Company or the holders of any of the following securities:

          (a) each share of Class A Common Stock of the Company, par value $.01 per share (the "Class A Common Stock"), and each share of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), of the Company (collectively, the "Company Common Stock") (all issued and outstanding shares of the Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time, including Shares of Class A Common Stock issued upon the exercise of employee stock options (the "Stock Options") (other than any Shares to be canceled pursuant to Section 1.06(b) and other than any Dissenting Shares, as defined in
Section 1.06(c)) shall be converted, in accordance with Section 1.07, into the right to receive that number of shares or fraction of a share of common stock, par value $.01 per share, of Associated ("Associated Common Stock") as shall be equal to the results of the following formulae (such results are hereinafter collectively referred to as the "Merger Exchange Ratios"):

          (i) each Share of Class A Common Stock shall be automatically converted into and become that number of shares or fraction of a share of Associated Common Stock as shall be equal to the result of the following formula with the result rounded to nine decimal places (such results are hereinafter referred to as the "Class A Merger Exchange Ratios"):

                                 Basic Amount

                                     plus

                              an amount equal to

          800,000 - (ACABA + ACBBA)                  x                  1
          -------------------------                         --------------------
                    2                                         Number of Shares
                                                              of Class A Common
                                                              Stock Outstanding

          (ii) each Share of Class B Common Stock shall be automatically converted into and become that number of shares or fraction of a share of Associated Common Stock as shall be equal to the result of the following formula with the result rounded to nine decimal places (such results are hereinafter referred to as the "Class B Merger Exchange Ratios")"

                                 Basic Amount

                                     plus

                              an amount equal to

          800,000 - (ACABA + ACBBA)                  x                  1
          -------------------------                         --------------------
                    2                                         Number of Shares
                                                              of Class A Common
                                                              Stock Outstanding


An example of the calculation of Merger Exchange Ratios is attached as Exhibit 1.06.

               (iii)  as used in this Section 1.06:

                      "Face Amount" means, with respect to each Share of Company Common Stock, the original purchase price of such Share when purchased from the Company; provided that for Shares issued for other than the payment of money, the Face Amount of each such Share means the fair market value of such Share at the date of issuance as determined by the Board of Directors of the Company, all as set forth on Schedule 1.06 to this Agreement. The Face Amount of Shares of Class A Common Stock issued after the date of this Agreement and on or before the Effective Time upon exercise of the Stock Options shall be the exercise price per Share with respect to such Stock Options.

                      "Daily Average Price" means the average of the closing prices of a share of Associated Common Stock as quoted on the NASDAQ National Market during the ten day trading period ending on the third business day prior to the day on which the Effective Time occurs (the "Calculation Date"),

                      "Return Amount" means, with respect to each Share of Company Common Stock, an amount equal to a return of six percent (6%) per annum on the Face Amount of such Share from the date identified as the Return Initiation Date with respect to such Share on Schedule 1.06 of this Agreement through and including the Calculation Date, rounded to the nearest cent, calculated for fractional years on the basis of the actual number of days in a 365-day year. The Return Initiation Date for any Shares of Class A Common Stock issued after the date of this Agreement on account of the exercise of Stock Options shall be the date of such issuance.

                      "Basic Amount" means, with respect to each Share of Company Common Stock, an amount, rounded to nine decimal places equal to (i) the sum of [a] the Face Amount of such Share plus [b] the Return Amount of such Share, divided by (ii) the Daily Average Price.

                      "ACABA" or "Aggregate Class A Basic Amounts" means the aggregate Basic Amounts applicable to all issued and outstanding Shares of Class A Common Stock.

                      "ACBBA" or "Aggregate Class B Basic Amounts" means the aggregate Basic Amounts applicable to all issued and outstanding Shares of Class B Common Stock.

As of the Effective Time, all such Shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the right to receive a certificate representing shares of

Associated Common Stock into which such Company Common Stock is convertible. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Associated Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 1.07, without interest. No fractional shares of Associated Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 1.07 hereof.

          (b) each Share held in the treasury of the Company and each Share owned by Associated or any direct or indirect wholly-owned subsidiary of Associated immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) each Share of the Company Common Stock which shall be issued and outstanding as of the Effective Time and held by a shareholder who has not voted such Shares in favor of the Merger, who shall have delivered, prior to any vote on the Merger, a written demand for the fair value of such Shares in the manner provided in section 302A.473 of Minnesota Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights, shall not be converted into and shall not become Associated Common Stock hereunder (all such shares of the Company Common Stock are hereinafter called "Dissenting Shares"), but the holders thereof shall be entitled only to such rights as are granted by section 302A.473 of Minnesota Law. The Company shall give Associated prompt notice upon receipt by the Company of any written notice from any such shareholder of the Company ("Dissenting Shareholder"). The Company agrees that prior to the Effective Time, it will not, except with prior written consent of Associated, voluntarily make any payment with respect to, or settle or offer to settle, any demand for fair value under section 302A.473 of Minnesota Law. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for his or her Shares of the Company Common Stock pursuant to sections 302A.471 and 302A.473 of Minnesota Law shall receive payment therefor from Associated (but only after the amount thereof shall be agreed upon or finally determined pursuant to the provisions of applicable law). If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose his or her right to appraisal and payment of his or her Shares of Company Common Stock, such Dissenting Shareholder shall forfeit the right to appraisal of such Shares and, at the Effective Time, such Shares shall be thereupon converted into Associated Common Stock in accordance with the provisions of Section 1.06(a) and, if applicable, cash under Section 1.07(e).

     SECTION 1.07.  Exchange of Certificates.
                    ------------------------

          (a) Exchange Agent.  As of the Effective Time, Associated shall
              --------------
deposit, or shall cause to be deposited, with a bank or trust company designated by Associated and acceptable to the Company (the "Exchange Agent"), and such deposit shall be solely for the benefit of the holders of Shares, for exchange in accordance with this Article I through the Exchange Agent, certificates representing the shares of Associated Common Stock together with an estimated amount of cash necessary to make payment in lieu of fractional shares (such certificates for shares of Associated Common Stock, and cash in lieu of fractional shares (if any), together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.06 in exchange for outstanding Shares. Prior to the Effective Time, the Company shall deliver a certificate executed by the Chief Financial Officer and the President of the Company to Associated and the Exchange Agent setting forth the Class A Merger Exchange Ratios and the Class B Merger Exchange Ratios applicable to, and the number of shares of Associated Common Stock to be received on account of, the Shares of issued and outstanding Class A Common Stock and Class B Common Stock held by each shareholder of the Company, together with a completed table (the "Share Conversion Table") in the form of Exhibit 1.07 to this Agreement.

          (b) Exchange Procedures.  As soon as reasonably practicable after the
              -------------------
Effective Time, the Exchange Agent shall mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted into the right to receive shares of Associated Common Stock pursuant to Section 1.06 and cash in lieu of fractional shares (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Associated may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Associated Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Associated Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder) and cash in lieu of fractional shares (if any), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Associated Common Stock may be issued to a transferee if the

Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Certificates surrendered for exchange by any affiliate of the Company shall not be exchanged for certificates representing shares of Associated Common Stock until Associated has received a written agreement from such person as provided in Section 4.04 hereof. Until surrendered as contemplated by this Section 1.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Associated Common Stock and cash in lieu of any fractional shares of Associated Common Stock as contemplated by Section 1.07(e).

          (c) Distributions with Respect to Unexchanged Shares.  No dividends or
              ------------------------------------------------
other distributions declared or made after the Effective Time with respect to Associated Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Associated Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.07(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Associated Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Associated Common Stock to which such holder is entitled pursuant to Section 1.07(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Associated Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Associated Common stock.

          (d) No Further Rights in the Shares.  All shares of Associated Common
              -------------------------------
Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.07(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

          (e) No Fractional Shares  No certificates or scrip representing
              --------------------
fractional shares of Associated Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Associated. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the "Daily Average Price."

          (f) Termination of Exchange Fund.  Any portion of the Exchange Fund
              ----------------------------
which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Associated, upon demand, and any shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Associated for payment of their claim for Associated Common Stock, any cash in lieu of fractional shares of Associated Common Stock and any dividends or distributions with respect to Associated Common Stock.

          (g) No Liability.  Neither Associated or the Company shall be liable
              ------------
to any holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

          (h) Withholding Rights.  Associated shall be entitled to deduct and
              ------------------
withhold from any cash consideration payable pursuant to this Agreement to any holder of Shares such amounts as Associated is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Associated, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Associated.

     SECTION 1.08.  Stock Options.  At the Effective Time, all theretofore
                    -------------
unexercised Stock Options shall terminate and thereupon become null and void in accordance with their terms.

     SECTION 1.09.  Stock Transfer Books.  At the Effective Time, the stock
                    --------------------
transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Associated for any reason shall be converted into shares of Associated Common Stock in accordance with this Article I.

     SECTION 1.10.  Anti-Dilution Adjustment.  If, subsequent to the date hereof
                    ------------------------
and prior to the Effective Time, Associated shall pay a stock dividend or make a distribution on Associated Common Stock or other capital stock of Associated in shares of Associated Common Stock or any security convertible into Associated Common Stock or shall combine, subdivide, reclassify or recapitalize its stock, then in each such case, from and after the record date for determining the shareholders entitled to receive such dividend or distribution or the securities resulting from such combination or subdivision, an appropriate adjustment (if any) shall be made to the conversion formula set forth in Section 1.06 above, for purposes of determining the number of shares of Associated Common Stock into which the Company Common Stock shall be converted. For purposes hereof, the payment of a dividend in Associated Common Stock, or the distribution on Associated Common Stock in securities convertible into Associated Common Stock, shall be deemed to have effected an increase in the number of outstanding shares of Associated Common Stock equal to the number of shares of Associated Common Stock into which such securities shall be initially convertible without the payment by the holder thereof of any consideration other than the surrender for cancellation of such convertible securities. Notwithstanding the foregoing, this Section shall not apply to any shares of Associated Common Stock reserved for issuance under option plans of Associated as of the date of this Agreement.

                                  ARTICLE II
                                  ----------

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

     Except as set forth in the Disclosure Schedule attached hereto (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Associated that:

     SECTION 2.01.  Organization and Qualification of the Company; Subsidiary.
                    ---------------------------------------------------------
The Company is a corporation duly organized and validly existing under the laws of the State of Minnesota. The Bank is a duly organized and validly existing state banking association under the laws of the State of Minnesota. The Bank is and has been the only subsidiary of the Company. The Company and its Subsidiary each has the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company and its Subsidiary, taken as a whole. The term "Material Adverse Effect" as used in this Agreement shall mean any change or effect that is or is reasonably likely to be materially adverse to a party's business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) except that a Material Adverse Effect shall not be deemed to have occurred as a result of any change or effect resulting from a change in law, rule, regulation, generally accepted accounting principle or regulatory accounting principle, in each case, affecting financial institutions or their holding companies generally. The Company has not received any notice of proceedings relating to the revocation or modification of any Company Approvals. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole. The Company is registered with the Federal Reserve Board as a one bank holding company under the BHCA. Except for the Subsidiary, the Company holds no interest, either directly or indirectly, in any other entity. The Bank holds no interest, either directly or indirectly, in any other entity.

     SECTION 2.02.  Articles of Incorporation and Bylaws.  The Company has
                    ------------------------------------
heretofore furnished to Associated complete and correct copies of the Articles of Incorporation and the Bylaws, as amended or restated, of the Company and its Subsidiary and such Articles of Incorporation and Bylaws of the Company and its Subsidiary are in full force and effect and neither the Company nor its Subsidiary is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

     SECTION 2.03.  Capitalization.
                    --------------

          (a) Capitalization of the Company.  The authorized capital stock of
              -----------------------------
the Company consists of 10,000,000 shares of Class A Common Stock, par value $.01 per share, and 5,000,000 shares of Class B Common Stock, par value $.01 per share. As of the date of this Agreement, (i) 3,190,000 shares of Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and all of which have been issued in compliance with applicable securities laws, (ii) 3,150,000 shares of Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and all of which have been issued in compliance with applicable securities laws and (iii) no shares of Class A Common Stock and no shares of Class B Common Stock are held in the Company's treasury. Except as set forth in the Company's Disclosure Schedule at Section 2.03(a), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

          (b) Capitalization of the Bank.  The authorized capital stock of the
              --------------------------
Bank consists of 330 shares of common stock, par value $100 per share. As of the date of this Agreement, (i) 330 shares of the Bank's Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and all of which have been issued in compliance with applicable securities laws, and (ii) the Company owns all of the Bank's Common Stock. As of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Bank or obligating the Bank to issue or sell any shares of capital stock of, or other equity interests in the Bank. There are no obligations, contingent or otherwise, of the Bank to repurchase, redeem or otherwise acquire any shares of the Bank's Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

     SECTION 2.04.  Authority.  The Company has the requisite corporate power
                    ---------
and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the voting power of all the outstanding shares of (a) the Company Common Stock, (b) the Class A Common Stock voting as a class and (c) the Class B Common Stock voting as a class in accordance with Minnesota Law and the Company's Articles of Incorporation and Bylaws and the filing of the appropriate merger documents required by Minnesota Law and Wisconsin Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Associated, constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

     SECTION 2.05.  No Conflict; Required Filings and Consents.
                    ------------------------------------------

          (a) To the knowledge of the Company, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Articles of

Incorporation or Bylaws of the Company or the Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or the Subsidiary, or by which their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or the Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of their respective properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Subsidiary, taken as a whole.

          (b) To the knowledge of the Company, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), BHCA, the banking laws and regulations of the State of Minnesota (the "BL"), the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and Minnesota Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole.

     SECTION 2.06.  Compliance; Permits.  To the knowledge of the Company,
                    -------------------
neither the Company nor its Subsidiary is in conflict with, or in default or violation of, (a) any Law applicable to the Company or the Subsidiary or by which any of their respective properties are bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Subsidiary, taken as a whole.

     SECTION 2.07.  Banking Reports and Financial Statements.
                    ----------------------------------------

          (a) The Company and its Subsidiary have timely filed all forms, reports and documents together with any amendments required to be made with respect thereto that were required to be filed with the Federal Reserve Board, the Minnesota Department of Commerce Financial Examinations Division, the Office of the Comptroller of the Currency and any other applicable federal or state securities or banking authorities (all such reports and statements and amendments thereto are collectively referred to as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company Reports, including any Company Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its Subsidiary as of the respective dates thereof and the consolidated results of their operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiary as of December 31, 1997, including all notes thereto (the "Company Balance Sheet"), neither the Company nor the Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since December 31, 1997, that would not, individually or in the aggregate have a Material Adverse Effect on the Company and the Subsidiary, taken as a whole, or (ii) as otherwise reflected in the reports referred to in Section 2.07(a) hereof.

     SECTION 2.08.  Absence of Certain Changes or Events.  Except as disclosed
                    ------------------------------------
in the Company Reports filed prior to the date of this Agreement, since December 31, 1997, to the date of this Agreement, the Company and its Subsidiary have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1997, there has not been
(a) any change in the financial condition, results of operations or business of the Company or its Subsidiary having a Material Adverse Effect on the Company and its Subsidiary, taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or its Subsidiary having a Material Adverse Effect on the Company and its Subsidiary, taken as a whole, (c) any change by the Company or its Subsidiary in its accounting methods, principles or practices, except for compliance with applicable new requirements of the Financial Accounting Standards Board, (d) any revaluation by the Company or its Subsidiary of any of its material assets in any material respect, (e) except in the ordinary course of business, any entry by the Company or its Subsidiary into any commitment or transaction material to the Company and its Subsidiary, taken as a whole, (f) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the Company Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of the Subsidiary, or (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in compensation payable or to become payable to any officers or key employees of the Company or the Subsidiary.

     SECTION 2.09.  Absence of Litigation.  Except as disclosed in the Company
                    ---------------------
Disclosure Schedule at Section 2.09 or in the Company Reports filed prior to the date of this Agreement: (a) neither the Company nor its Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting the Company or its Subsidiary pending or, to the knowledge of the Company, threatened, except for matters which (i) as of the date of this Agreement individually seek damages not in excess of $20,000 and (ii) otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiary, taken as a whole, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to the Company or the Subsidiary as a result of the examination by any bank regulatory authority.

     SECTION 2.10.  Employee Benefit Plans.
                   -----------------------

          (a) The Company Disclosure Schedule at Section 2.10 lists all "employee pension benefit plans," as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), maintained, sponsored or contributed to by the Company or the Subsidiary (the "Pension Plans"). The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored or contributed to by the Company or the Subsidiary which, as of the Effective Time, has not distributed all of its assets in full satisfaction of accrued benefits and/or obligations.

          (b) The Company Disclosure Schedule at Section 2.10 lists all "employee welfare benefit plans," as defined in ERISA section 3(1), maintained, sponsored or contributed to by the Company or the Subsidiary (the "Welfare Plans"). The term "Welfare Plans" shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by the Company or the Subsidiary which, as of the Effective Time, has not distributed all of its assets and/or satisfied all of its obligations.

          (c) The Company Disclosure Schedule at Section 2.10 lists all plans or programs to provide fringe benefits to the Company's and the Subsidiary's employees (other than Pension Plans and Welfare Plans) including, but not limited to, vacation, sick leave, severance pay, nonqualified deferred compensation plans and other insurance plans or benefits (the "Fringe Benefit Plans").

          (d) The Company has furnished or otherwise made available to Associated true and complete copies of the documents governing each of the Pension Plans and Welfare Plans as in effect at the Effective Time.

          (e) The Company has furnished or otherwise made available to Associated true and complete copies of the documents governing each Fringe Benefit Plan.

          (f) The Company has no announced or unannounced plan to change any Pension Plan, Welfare Plan or Fringe Benefit Plan that would materially affect any Pension Plan, Welfare Plan or Fringe Benefit Plan. As of the Effective Time, neither the Company nor the Subsidiary has made any material modification, within the meaning of ERISA section 102 and the regulations thereunder, to any existing Pension Plan, Welfare Plan or Fringe Benefit Plan which is not set forth in the Pension Plan, Welfare Plan or Fringe Benefit Plan documents provided or otherwise made available to Associated.

          (g) For purposes of this section 2.10 the "Company" shall include the Company, the Subsidiary and all members of any controlled group of corporations (within the meaning of Code section 414(b), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001), any group of trades or businesses under common control (within the meaning of Code section 414(c), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001) and any affiliated service group (within the meaning of Code section 414(m), relevant Treasury Regulations and proposed Treasury Regulations) of which Company or the Subsidiary is a member.

          (h) Neither the Company nor the Subsidiary has ever been obligated to contribute to any multiemployer plan within the meaning of ERISA section 3(37).

          (i) To the knowledge of the Company, the Pension Plans, Welfare Plans and Fringe Benefit Plans including the trusts and other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans have been administered in all respects in compliance with the applicable requirements of ERISA, the Code, the plan documents and all other applicable rules, regulations and laws. The Pension Plans, Welfare Plans and Fringe Benefit Plans, including the trusts or other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans, meet all applicable requirements, in form and in operation, for favorable tax treatment under the Code. All required contributions pursuant to the Pension Plans, Welfare Plans and Fringe Benefit Plans for all periods prior to the Effective Time have been made or will be made prior to the Effective Time. There are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations which have been asserted or instituted against the Pension Plans, Welfare Plans or Fringe Benefit Plans or any fiduciaries thereof with respect to their duties to the Pension Plans, Welfare Plans or Fringe Benefit Plans, including the assets of any of the trusts under any Pension Plans, Welfare Plans or Fringe Benefit Plans. No representations or communications with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under the Pension Plans, Welfare Plans or Fringe Benefit Plans have been made to the Company's or the Subsidiary's employees other than those which are in accordance with the terms of such Pension Plans, Welfare Plans or Fringe Benefit Plans in effect immediately prior to the Effective Time.

          (j) With respect to any Welfare Plan which is a "group health plan" as defined in Code section 4980B, the Company and the Subsidiary have materially complied with the continuation coverage requirements of Code section 4980B for any periods prior to the Effective Time.

          (k) With respect to each Pension Plan, Welfare Plan and Fringe Benefit Plan, the Company has furnished to Associated copies of any investment management agreements, fiduciary insurance policies, fidelity bonds, rules, regulations or policies of the trustees or any committee thereunder, all of which are true and complete.

          (l) Since December 31, 1974, no fiduciary of the Pension Plans or Welfare Plans has engaged in any "prohibited transaction" (as defined in ERISA section 406 or Code section 4975) nor has any fiduciary breached any fiduciary responsibility, as described in Part 4 of Title I of ERISA with respect to such Pension Plans or Welfare Plans.

          (m) The Company has no knowledge of the occurrence of any event with respect to any Pension Plan which could result in a liability of the Company or the Subsidiary or any member of the Company's controlled group to the Pension Benefit Guaranty Corporation ("PBGC"), other than the timely payment of premiums pursuant to section 4007 of ERISA. All required PBGC premiums have been paid for the periods through the Effective Time.

          (n) No Welfare Plan or Fringe Benefit Plan provides any form of post-retirement health benefits to retired employees of the Company or the Subsidiary, other than benefits required to be provided pursuant to Code section 4980B.

     SECTION 2.11.  Employment Contracts; Material Contracts.  Neither the
                    ----------------------------------------
Company nor the Subsidiary is a party to or bound by (a) any employment or consulting contract, (b) any contract or commitment for capital expenditures in excess of $10,000.00 for any one (1) project, or (c) contracts or commitments for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement requiring a payment or aggregate payments in excess of $10,000 per annum.

     SECTION 2.12.  Registration Statement.  None of the information supplied or
                    ----------------------
to be supplied by the Company for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the Securities and Exchange Commission (the "SEC") or other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Prospectus, when mailed and at the time of the Meeting (as provided in Section 6.02), shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

     SECTION 2.13.  Title to Property.  The Company Disclosure Schedule at
                    -----------------
Section 2.13 correctly identifies all real property owned and leased by the Company and its Subsidiary. The Company and its Subsidiary have good and defensible title to all of their properties and assets, real and personal, tangible and intangible free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as to not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole; and all leases pursuant to which the Company or the Subsidiary leases from others real or personal property including, without limitation, leases for branch offices, are in good standing, valid and effective in accordance with their respective terms, and there is not or there has not occurred, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or the Subsidiary has not taken adequate steps to prevent such a default from occurring). The Company's and its Subsidiary's buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. None of the buildings, structures or appurtenances owned or leased by the Company or the Subsidiary for their operation or maintenance as now operated or maintained, contravenes any zoning ordinances or other administrative regulations (whether or not permitted because of prior non-conforming use) or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially and adversely affect the value thereof.

     SECTION 2.14.  Compliance with Environmental Laws.
                    ----------------------------------

          (a) The term "Company's Property" shall mean any real property and
                        ------------------
improvements currently owned, leased, used, operated or occupied by the Company or the Subsidiary. The term "Company's Property" shall also include any real property or improvements acquired by foreclosure, properties which the Bank has a present right to acquire upon foreclosure and which are owned by customers of the Bank who have received written notification of default and properties held or operated in a fiduciary or managerial capacity;

          (b) The term "Environmental Claims" shall mean any and all
                        --------------------
administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any applicable Environmental Law or Environmental Permit;

          (c) The term "Environmental Laws" shall mean all federal, state and
                        ------------------
local laws including statutes, regulations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety.

          (d) The term "Environmental Permits" shall mean all permits,
                        ---------------------
approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

          (e) The term "Hazardous Substances" shall mean all hazardous and toxic
                        --------------------
substances, wastes and materials; any pollutants or contaminants (including, without limitation, petroleum products, asbestos and raw materials which include hazardous constituents); and any other similar substances or materials which are regulated under applicable Environmental Laws.

          (f) The Environmental Permits (if any) are in full force and effect and constitute all permits, licenses, approvals and consents relating to Environmental Laws or Hazardous Substances required for the conduct of the Company's and the Subsidiary's businesses and the use of the Company's Property (as presently conducted and used) in compliance with applicable Environmental Laws.

          (g) The Company or the Subsidiary has filed all reports, returns and other filings required to be filed with respect to the Company's Property under Environmental Laws and the Environmental Permits except where the failure to do so would not have a material adverse effect on the Company's and the Subsidiary's businesses or financial condition, taken as a whole. The Company and/or the Subsidiary has made no environmental filings after January 1, 1996.

          (h) To the knowledge of the Company, the business of the Company and the Subsidiary and the Company's Property have been and are being operated by the Company and Subsidiary in accordance with all applicable Environmental Laws and Environmental Permits. Neither the Company nor the Subsidiary has received any written notice nor does the Company or the Subsidiary have knowledge that the Company's Property is not in material compliance with all Environmental Laws and Environmental Permits and no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or, to the knowledge of the Company, threatened.

          (i) There are no actions pending, or to the knowledge of the Company, threatened against the Company or the Subsidiary (naming the Company or the Subsidiary), which in any case assert or allege (i) the Company or the Subsidiary violated any Environmental Law or Environmental Permit or are in default with respect to any Environmental Permit or any order, writ, judgment, variance, award or decree of any government authority; (ii) the Company or the Subsidiary is required to clean up or take remedial or other response action due to the disposal, discharge or other release of any Hazardous Substance on the Company's Property or elsewhere; or (iii) the Company or the Subsidiary is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other release or any Hazardous Substance by the Company, the Subsidiary or others. The Company, the Subsidiary and the Company's Property are not subject to any judgment, stipulation, order, decree or agreement arising under Environmental Laws.

          (j) With respect to the period during which the Company or the Subsidiary occupied the Company's Property, (i) no Hazardous Substances have been treated, recycled or disposed of by the Company or the Subsidiary (intentionally or unintentionally) on, under or at the Company's Property; (ii) there has been no release or threatened release by the Company or the Subsidiary of any Hazardous Substance on or from the Company's Property; (iii) to the knowledge of the Company, there have been no activities on the Company's Property which would subject Associated, the Subsidiary or any subsequent occupier of the Company's Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or common law theory of liability.

     SECTION 2.15.  Absence of Agreements.  Neither the Company nor the
                    ---------------------
Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or the Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or the Subsidiary may carry on its business), or in any manner relates to its capital adequacy, its credit policies or its management nor has the Company or the Subsidiary been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter commitment letter or similar submission.

     SECTION 2.16.  Taxes.  The Company and its Subsidiary have timely filed all
                    -----
Tax Returns (as defined below) required to be filed by them, and the Company and its Subsidiary have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the knowledge of the Company, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or
                     -- --------
personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) customs duties, imposts, charges, levies or other similar assessments of any kind, and (c) interest, penalties and additions to tax imposed with respect thereto, and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the knowledge of the Company, threatening to assert against the Company or the Subsidiary any deficiency or claim for additional Taxes. Neither the Company nor the Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of the Company or the Subsidiary except liens for current Taxes not yet due. Neither the Company nor the Subsidiary has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Company Balance Sheet are adequate to cover all Taxes accruable by the Company and its Subsidiary on a consolidated basis through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as may be set forth in the Company Disclosure Schedule at Section 2.16, no agreements relating to allocating or sharing of Taxes exist between the Company and the Subsidiary.

     SECTION 2.17.  Insurance.  Complete and correct copies of all material
                    ---------
policies of fire, product or other liability, workers' compensation, directors and officers, financial institutions bond, errors and omissions and all other similar forms of insurance owned or held by the Company and its Subsidiary have been delivered or made available to Associated. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are and shall remain valid, outstanding and enforceable policies, and will not be terminated prior to the Effective Time. To the knowledge of the Company, the insurance policies to which the Company or its Subsidiary are parties are sufficient for compliance with all material requirements of law and all material agreements to which the Company and its Subsidiary are parties and will be maintained by the Company and its Subsidiary until the Effective Time. Neither the Company nor the Subsidiary has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

     SECTION 2.18.  Absence of Adverse Agreements.  Neither the Company nor the
                    -----------------------------
Subsidiary is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or could reasonably be expected to materially and adversely affect in the future the financial condition, results or operations, assets, business or prospects of the Company and its Subsidiary, taken as a whole, except for such judgments, orders, decrees, rules or regulations affecting financial institutions and their holding companies generally.

     SECTION 2.19.  Internal Controls and Records.  The Company and its
                    -----------------------------
Subsidiary maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management's general or specific authorization, and (b) recorded in conformity with generally accepted accounting principles. There is no amendment to any lending agreement, collateral document or security which is not fully reflected in the books and records of the Company and its Subsidiary.

     SECTION 2.20.  Loans.  Except as disclosed in the Company Disclosure
                    -----
Schedule at Section 2.20, (a) the Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company or the Bank or banking regulators; (b) neither the Company nor the Subsidiary is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or the Subsidiary, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; and (c) neither the Company nor the Subsidiary is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority, which violation could have a Material Adverse Effect on the Company and the Subsidiary, taken as a whole.

     SECTION 2.21.  Labor Matters.  Except as will not cause a Material Adverse
                    -------------
Effect to the Company and its Subsidiary, taken as a whole, (a) the Company and its Subsidiary are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company or its Subsidiary pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting the Company or its Subsidiary; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Company or its Subsidiary; and (e) neither the Company nor its Subsidiary is experiencing any material work stoppage.

     SECTION 2.22.  Brokers.  Except as set forth in the Company's Disclosure
                    -------
Schedule at Section 2.22, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiary.

     SECTION 2.23.  Accounting and Tax Matters.
                    --------------------------

          (a) To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent Associated from accounting for the business combinations to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

          (b) To the knowledge of the Company, there is no plan or intention on the part of shareholders of the Company who will receive Associated Common Stock to sell or otherwise dispose of an amount of Associated Common Stock to be received in the Merger which would reduce their ownership of Associated Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than fifty percent (50%) of the total value of the Company's Common Stock outstanding immediately prior to the Merger.

     SECTION 2.24.  Year 2000 Compliance.  The Company has furnished to
                    --------------------
Associated true and complete copies of the Company's Year 2000 Project Plan, Year 2000 Testing Program/Contingency Plans and minutes of the meetings of the Bank's Year 2000 Committee.

     SECTION 2.25.  Full Disclosure.  No statement contained in this Agreement,
                    ---------------
including the Company Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of the Company to Associated in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     SECTION 2.26.  Votes Required.  The affirmative vote of the holders of a
                    --------------
majority of the voting power of all of the outstanding shares of (a) Company Common Stock, (b) the Class A Common Stock and (c) the Class B Common Stock are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

                                  ARTICLE III
                                  -----------

                 REPRESENTATIONS AND WARRANTIES OF ASSOCIATED

     Except as set forth in the Disclosure Schedule attached hereto (the "Associated Disclosure Schedule"), Associated hereby represents and warrants to the Company that:

     SECTION 3.01.  Organization and Qualification.  Associated is a bank
                    ------------------------------
holding company duly organized and validly existing under the laws of the State of Wisconsin. Associated is registered with the Federal Reserve Board as a bank holding company under the BHCA. Associated and each of its subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the "Associated Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Federal Reserve Board, except where the failure to be so organized and existing or to have such power, authority and Associated Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole. Associated has not received any notice of proceedings relating to the revocation or modification of any such Associated Approvals. Associated is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Associated.

     SECTION 3.02.  Articles of Incorporation and Bylaws.  Associated has
                    ------------------------------------
heretofore furnished to the Company a complete and correct copy of its Articles of Incorporation and the Bylaws, as amended or restated. Such Articles of Incorporation and Bylaws are in full force and effect. Associated is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

     SECTION 3.03.  Capitalization.  The outstanding capital stock of Associated
                    --------------
is, and the shares of Associated Common Stock to be issued pursuant to the Merger, when so issued, will be, duly authorized, validly issued, fully paid and non-assessable (except as provided in section 180.0622(2)(b) of Wisconsin Law).

     SECTION 3.04.  Authority.  Associated has the requisite corporate power and
                    ---------
authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Associated and the consummation by Associated of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Associated and no other corporate proceedings on the part of Associated are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by Associated and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Associated enforceable in accordance with its terms.

     SECTION 3.05.  No Conflict; Required Filings and Consents.
                    ------------------------------------------

          (a) To the knowledge of Associated, the execution and delivery of this Agreement by Associated does not, and the performance of this Agreement by Associated shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Associated, (ii) conflict with or violate any Laws applicable to Associated or its subsidiaries or by which its or their properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Associated or any subsidiary of Associated pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Associated or any subsidiary of Associated is a party or by which Associated or any subsidiary of Associated or any of their properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole.

          (b) To the knowledge of Associated, the execution and delivery of this Agreement by Associated does not, and the performance of this Agreement by Associated shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the BL, the banking laws and regulations of the State of Wisconsin, the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and Minnesota Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Associated from performing its obligations under this Agreement, and would not have a Material Adverse Effect on Associated.

     SECTION 3.06.  Compliance; Permits. To the knowledge of Associated, neither
                    -------------------
Associated nor any of its subsidiaries is in conflict with, or in default or violation of (a) any Law applicable to Associated or any subsidiary of Associated or by which its or their property is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Associated or any subsidiary of Associated is a party or by which Associated or any subsidiary of Associated or any of its or their properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole.

     SECTION 3.07.  Securities Reports; Financial Statements.
                    ----------------------------------------

          (a) As of the date of this Agreement, Associated has delivered to the Company in the form filed with the SEC (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995, 1996 and 1997, respectively,
(ii) all definitive proxy statements relating to Associated's meetings of shareholders (whether annual or special) held since December 31, 1994, (iii) all Reports on Form 8-K filed by Associated with the SEC since December 31, 1994,
(iv) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, (v) all other reports or registration statements (other than Reports on Form 10-Q and registration statements on Form S-8) filed by Associated with the SEC since December 31, 1994 and (vi) all amendments and supplements to all such reports and registration statements filed by Associated with the SEC since December 31, 1994 (collectively, the "Associated SEC Reports"). The Associated SEC Reports, including all Associated SEC Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Associated SEC Reports, including any Associated SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Associated and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          (c) Except as and to the extent set forth on the consolidated balance sheet of Associated and its subsidiaries as of December 31, 1997, including all notes thereto (the "Associated Balance Sheet"), neither Associated nor its subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1997, that would not, individually or in the aggregate, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole.

          (d) Neither Associated nor any of its subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Associated SEC Reports filed prior to the date of this Agreement

     SECTION 3.08.  Absence of Certain Changes or Events. Except as disclosed in
                    ------------------------------------
the Associated SEC Reports filed prior to the date of this Agreement and except for the restructuring charges described in the Associated Disclosure Schedule at
Section 3.08, since December 31, 1997, to the date of this Agreement, Associated and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1997, there has not been (a) any change in the financial condition, results of operations or business of Associated or its subsidiaries having a Material Adverse Effect on Associated and its subsidiaries, taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Associated or its subsidiaries having a Material Adverse Effect on

Associated and its subsidiaries, taken as a whole, (c) any change by Associated in its accounting methods, principles or practices, (d) any revaluation by Associated of any of its material assets in any material respect, or (e) to the date of this Agreement, any entry by Associated or any of its subsidiaries into any commitment or transaction material to Associated and its subsidiaries, taken as a whole.

     SECTION 3.09.  Absence of Litigation. Except as disclosed in the Associated
                    ---------------------
Disclosure Schedule at Section 3.09 or in the Associated SEC Reports filed prior to the date of this Agreement, (a) neither Associated nor any of its subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking authority or other governmental entity or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any bank regulatory authority, (b) there is no claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind affecting Associated or any of Associated's subsidiaries pending or, to the knowledge of Associated, threatened, except for matters which (i) as of the date of this Agreement individually seek damages not in excess of $100,000 and (ii) otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on Associated and its subsidiaries taken as a whole, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Associated or any of Associated's subsidiaries as a result of an examination by any bank regulatory authority.

     SECTION 3.10.  Registration Statement. None of the information supplied or
                    ----------------------
to be supplied by Associated for inclusion in (a) the Registration Statement (as defined in Section 6.01) (b) the Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the SEC or other regulatory authority in connection with the transactions contemplated hereby, at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Prospectus, when mailed and at the time of the Meeting (as provided in Section 6.02), shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents filed with the SEC or other regulatory authority by Associated in connection with the Merger shall comply as to form in all material respects with the provisions of applicable law.

     SECTION 3.11.  Absence of Agreements. Neither Associated nor any of its
                    ---------------------
subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its or their business (including any contract containing covenants which limit the ability of Associated or any subsidiary of Associated to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or any method by which, Associated or any subsidiary of Associated may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its or their capital adequacy, credit policies or management, except for those the existence of which has been disclosed to the Company pursuant to Sections 3.07 and 3.08, nor has Associated or any of its subsidiaries been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as may be disclosed by Associated in the Associated Disclosure Schedule at Section 3.11.

     SECTION 3.12.  Taxes. Associated and its subsidiaries have timely filed all
                    -----
Tax Returns required to be filed by them, and Associated and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Associated is maintaining reserves adequate for their payment. To the knowledge of Associated, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Section 3.12, references to Associated and its subsidiaries include former subsidiaries of Associated for the periods during which any such corporations were owned, directly or indirectly, by Associated. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits or administrative proceedings, court proceedings or otherwise, or, to the knowledge of Associated, threatening to assert against Associated or any of its subsidiaries any deficiency or claim for additional Taxes. Neither Associated nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of Associated or any of its subsidiaries except liens for current Taxes not yet due. Neither Associated nor any of its subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Associated Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. No agreements relating to allocating or sharing of Taxes exist among Associated and its subsidiaries.

     SECTION 3.13.  Brokers. No broker, finder or investment banker is entitled
                    -------
to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Associated.

     SECTION 3.14.  Accounting and Tax Matters. To the knowledge of Associated,
                    --------------------------
neither Associated nor any of its affiliates has taken or agreed to take any action that would prevent Associated from accounting for the business combinations to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

     SECTION 3.15.  Full Disclosure. No statement contained in this Agreement,
                    ---------------
including the Associated Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of Associated to the Company, in or pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it has been made, in order to make the statements herein or therein not misleading.

     SECTION 3.16.  Absence of Adverse Agreements. Neither Associated nor any of
                    -----------------------------
its subsidiaries is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or could reasonably be expected to materially and adversely affect in the future the financial condition, results or operations, assets, business or prospects of Associated and its subsidiaries, taken as a whole, except for such judgments, orders, decrees, rules or regulations affecting financial institutions and their holding companies generally.

                                  ARTICLE IV
                                  ----------

                           COVENANTS OF THE COMPANY
                           ------------------------

     SECTION 4.01.  Affirmative Covenants. The Company hereby covenants and
                    ---------------------
agrees with Associated that prior to the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Associated shall have been obtained and except as otherwise contemplated herein, it will and it will cause the Subsidiary to:

          (a) operate its business only in the usual, regular and ordinary course consistent with past practices;

          (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

          (c) use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

          (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

          (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

          (f) comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws;

          (g) purchase and sell securities and other investments in accordance with the guidelines set forth in Exhibit 4.01;

          (h) comply with the capital requirements set forth on Exhibit 4.01;
and

          (i) with respect to the Subsidiary, maintain as of December 31, 1998 and thereafter an aggregate loan loss reserve of not less than 1.5% of period ending loans (excluding overdrafts less than 30 days old).

     SECTION 4.02.  Negative Covenants. Except as specifically contemplated by
                    ------------------
this Agreement or the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company shall not do, or permit the Subsidiary to do, without the prior written consent of Associated, any of the following:

          (a) (i) grant any general increase in compensation to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by Law or increases which are not material, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policies of the Company and its Subsidiary in effect on the date of this Agreement;

          (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock;

          (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets or stock of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares; provided, however, that the Company may, prior to the Effective Time, issue up to 430,000 shares of Class A Common Stock under the Company's existing stock option plan.

          (e) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or the Subsidiary to take any such action; provided, however, that (i) the Company may, upon the request of one or more of its shareholders, register transfers of Shares of Company Common Stock and (ii) the Company's Board of Directors may provide (or authorize the provision of) information to, and may engage in (or authorize) such negotiations or discussions with, any person, directly or through representatives, if [a] the Board of Directors, after having consulted with independent counsel (which may be or include Kaplan, Strangis and Kaplan, P.A.), has determined in good faith that providing such information or engaging in such negotiations or discussions is reasonably required in order to properly discharge the directors' fiduciary duties in accordance with Minnesota Law, [b] prior to furnishing such information to such person or engaging in such negotiations or discussions, the Company provides Associated with at least seven days' notice to the effect that it is furnishing information to, or entering into negotiations or discussions with, such person, and [c] prior to furnishing such information to such person, the Company has received from such person an executed confidentiality agreement in customary form. For purposes of this Agreement, "Competing Transaction" shall mean any of
                                       ---------------------
the following involving the Company or its Subsidiary: (i) any merger, consolidation, share exchange or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice;
(iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHCA or the Change in Bank Control Act with respect to the Company or the Subsidiary; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the Company; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing.

          (f) propose or adopt any amendments to the corporate charter or Bylaws in any way materially adverse to Associated;

          (g) except in their fiduciary capacities for the account of customers, purchase any shares of Associated Common Stock;

          (h) change any of its methods of accounting in effect at December 31, 1997, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1997, except as may be required by law or generally accepted accounting principles;

          (i) subject to section 4.01(i), change any lending, investment, liability management or other material policies concerning the business or operations of the Company or its Subsidiary in any material respect; organize any new subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable federal or state law, or make any material changes in its operations;

          (j) (i) incur or assume any material obligation or liability (except deposit liabilities and repurchase agreements in the ordinary course of business), including without limitation any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument and whether or not being incurred to reduce other existing liabilities, or make any loan (not including any loan renewal of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company, the Subsidiary or banking regulators) in an amount greater than $350,000, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person or entity; (iii) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon; except (A) for liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business consistent with past practices and in amounts not material to the Company or its Subsidiary; and (B) as may be required under existing agreements to which the Company or the Subsidiary is a party; (iv) acquire assets (including equipment) in excess of $200,000 in the aggregate (excluding loans to customers and repurchase agreements permitted in (i) above, investments permitted under
Section 4.01(g) and federal fund sales)); (vi) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices; (vii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $100,000.00 or in any manner which would restrict in any material respect the operations or business of the Company or its Subsidiary; (viii) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer (excluding loans to customers and repurchase agreements permitted in (i) above, investments permitted under Section 4.01(g), customer deposits and federal fund sales)); or (ix) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole; or
(x) incur or pay legal or accounting, fees in connection with the transaction contemplated hereby in excess of an aggregate of $200,000; or

          (k) agree in writing or otherwise to do any of the foregoing.

     SECTION 4.03.  Access and Information.
                    ----------------------

          (a) Prior to the Effective Time and upon reasonable notice, and without unreasonable disruption to the business carried on by the Company or its Subsidiary, the Company shall (and shall cause its Subsidiary to) afford to Associated's officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all its properties, books, contracts, commitments and records (other than the portion of Company board of director minutes or other materials which discuss merger proposals). Prior to the Effective Time, the Company shall (and shall cause the Subsidiary to) furnish promptly to Associated (i) a copy of each Company Report filed by it (to the extent permitted by Law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available, (ii) the monthly consolidated financial statements of the Company and the Subsidiary; (iii) the audited consolidated financial statements of the Company and the Subsidiary for the year ended December 31, 1998 (if issued); (iv) a summary of any action taken by the Board of Directors, or any committee thereof, of the Company and its Subsidiary; and (v) all other information concerning the business, properties and personnel of the Company or its Subsidiary as Associated may reasonably request.

          (b) Any information provided to Associated by the Company or its Subsidiary, whether prior to or subsequent to the date of this Agreement, shall be kept confidential by the representatives of Associated (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by Associated in any document required to be filed with any government authority or agency. Upon any termination of this Agreement pursuant to Article VIII hereof, Associated agrees to promptly return all information and documents that it has obtained from the Company in connection herewith.

     SECTION 4.04.  Affiliates; Accounting and Tax Treatment. Within thirty (30)
                    ----------------------------------------
days after the date of this Agreement, (a) the Company shall deliver to Associated a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act and
(b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment, and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.04. The Company shall use reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 4.04 as soon as practicable after attaining such status. The Company will use its reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1)(A) of the Code.

     SECTION 4.05.  Expenses.
                    --------

          (a) Except as provided in Section 8.02, below, and subject to Section 4.02(j)(x), all Expenses (as defined below) incurred by Associated and the Company shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing and filing the Registration Statement and the Prospectus and all SEC and other regulatory filing fees incurred in connection herewith. Notwithstanding the foregoing, the Company's portion of such printing and filing expenses and fees shall not, under any circumstances, exceed $25,000.

          (b) "Expenses" as used in this Agreement shall include all out-of-
               --------
pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

     SECTION 4.06.  Delivery of Shareholder List. The Company shall deliver to
                    ----------------------------
Associated or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of the Company, their holdings of stock as of the latest practicable date, and such other shareholder information as Associated may reasonably request.

                                   ARTICLE V
                                   ---------

                            COVENANTS OF ASSOCIATED
                            -----------------------

     SECTION 5.01.  Affirmative Covenants. Associated hereby covenants and
                    ---------------------
agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained, and except as otherwise contemplated herein it will:

          (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in Associated's financial statements applied on consistent basis;

          (b) conduct its business in a manner that does not violate any law, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole; and

          (c) will, to the best of its reasonable ability and in all material respects, (i) comply with applicable Blue Sky Laws and regulations, the Securities Act, and the Exchange Act, (ii) remain qualified under the Exchange Act and the rules and regulations thereunder, and (iii) maintain the listing of shares of Associated Common Stock on the Nasdaq Stock Market's National Market.

     SECTION 5.02.  Access and Information.
                    ----------------------

          (a) After the date of this Agreement and prior to the Effective Time, upon reasonable notice, Associated shall (and shall cause each of its subsidiaries to) furnish promptly to the Company (i) a copy of each Associated SEC Report filed by it or received by it (to the extent permitted by law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available, and (ii) all other information concerning the business, properties and personnel of Associated or its subsidiaries as the Company may reasonably request.

          (b) Any information provided to the Company by Associated whether prior to or subsequent to the date of this Agreement shall be kept confidential by the representatives of the Company (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or
(iii) it is required to be disclosed by the Company in any document required to be filed with any government authority or agency. Upon any termination of this Agreement pursuant to Article VIII hereof, the Company agrees to promptly return all information and documents that it has obtained from Associated in connection herewith.

     SECTION 5.03.  Accounting and Tax Treatment.  Associated will use its
                    ----------------------------
reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1)(A) of the Code.

     SECTION 5.04.  Eligibility for Dividend.  Associated agrees to use
                    ------------------------
reasonable efforts to take all steps necessary to consummate the Merger on or before the close of business on the date the Board of Directors of Associated determines to be the record date for purposes of establishing those shareholders of

Associated eligible to receive the dividend to be declared and paid by Associated in the first calendar quarter of 1999.

                                  ARTICLE VI
                                  ----------

                             ADDITIONAL AGREEMENTS
                             ---------------------

     SECTION 6.01.  Registration Statement.  As promptly as practicable after
                    ----------------------
the execution of this Agreement, Associated shall prepare and file a registration statement on Form S-4 (the registration statement together with the amendments thereto are defined as the "Registration Statement" and the prospectus contained therein are defined as the "Prospectus") with the SEC covering the Associated Common Stock to be issued in the Merger (subject to the immediately following sentence), with a view toward permitting the Registration Statement to become effective as soon as reasonably practicable. Associated does not undertake to file post-effective amendments to Form S-4 or to file a separate registration statement to register the sale of Associated Common Stock by affiliates of the Company pursuant to Rule 145 promulgated under the Securities Act. The Company will furnish to Associated all information concerning the Company and its Subsidiary required to be set forth in the Registration Statement and Associated will provide the Company and its counsel the opportunity to review and approve such information as set forth in the Registration Statement and Prospectus. Associated and the Company will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act and the Exchange Act. Specifically, but without limitation, each will promptly advise the other if at any time before the Effective Time any information provided by it for inclusion in the Registration Statement appear to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such misstatements or omissions. As promptly as practicable after the effective date of the Registration Statement, the Company will mail to its shareholders
(a) a notice of the Company's shareholders meeting described in Section 6.02 below and the Prospectus, and (b) as promptly as practicable after approval thereof by Associated, such other supplementary proxy materials as may be necessary to make the Prospectus comply with the requirements of the Securities Act and the Exchange Act. Except as provided above and except with the prior written consent of Associated, the Company will not mail or otherwise furnish or publish to shareholders of the Company any proxy solicitation material or other material relating to the Merger that constitutes a "prospectus" within the meaning of the Securities Act. Associated shall also take any reasonable action required to be taken under any applicable Blue Sky Laws in connection with the issuance of the shares of Associated Common Stock to be issued as set forth in this Agreement and the Company and the Subsidiary shall furnish all information concerning the Company and the Subsidiary, and the holders of the Company's Common Stock and other assistance as Associated may reasonably request in connection with such action.

     SECTION 6.02.  Meeting of Shareholders.  The Company and its officers and
                    -----------------------
directors shall: (a) cause the Company's shareholders meeting (the "Meeting") to be duly called and held as soon as practicable to consider and vote upon the Merger and any related matters in accordance with the applicable provisions of applicable law, (b) submit this Agreement to the Company's shareholders together with a recommendation for approval by the Board of Directors of the Company, and
(c) use their best efforts to obtain the approval and adoption of the Merger by the requisite percentage of the Company's shareholders; provided, however, that the Company's Board of Directors may fail to make the recommendation, or to seek to obtain the shareholder approval, or withdraw, modify or change any such recommendation, if the Board of Directors, after having consulted with independent counsel (which may be or include Kaplan, Strangis and Kaplan, P.A.), has determined in good faith that such action is reasonably required in order to properly discharge the directors' fiduciary duties in accordance with Minnesota Law.

     SECTION 6.03.  Appropriate Action; Consents; Filings.  The Company and
                    -------------------------------------
Associated shall use all reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement; (b) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger; and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (i) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (ii) any applicable federal or state banking laws and (iii) any other applicable law; provided that Associated
                                                       --------
and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Associated shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

     SECTION 6.04.  Notification of Certain Matters.  The Company shall give
                    -------------------------------
prompt notice to Associated, and Associated shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of the Company or Associated, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to
              --------- --------
this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.05.  Public Announcements.  Associated and the Company shall
                    --------------------
consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation and with mutual consent of both parties, except as may be required by law or any listing agreement with the National Association of Securities Dealers.

     SECTION 6.06.  Environmental Matters.  In the event DPRA Incorporated (the
                    ---------------------
"Environmental Consultant") discovers or determines (a) that the Company's Property does not comply in all material respects with all Environmental Laws;
(b) that material capital improvements may reasonably be required to maintain compliance with all Environmental Laws; (c) that there are material contingent liabilities affecting the Company's Property arising under Environmental Laws or under Environmental Permits; or (d) the existence of any environmental condition (including, without limitation, a spill, discharge or contamination) the result of which, in the opinion of the Environmental Consultant, requires investigative or remedial action pursuant to any applicable Environmental Law or may be the basis for the assertion of any third party claims, including the claims of government entities, Associated shall promptly provide the Company, with written notice thereof. Associated shall obtain from the Environmental Consultant a written environmental evaluation of the Company's Property with respect to the foregoing matters as soon as reasonably practicable after the date hereof.

     SECTION 6.07.  Employee Benefits. As of the Effective Time, the employees
                    -----------------
of the Company and the Bank (the "Company Employees") shall continue employment with the Surviving Corporation, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation shall not be obligated to continue any employment relationship with any Company

Employee for any period of time. In addition to any obligation required by law or under any plan of the Company disclosed on the Company Disclosure Schedule at
Section 2.10, Associated and the Company agree that Company Employees whose employment is terminated without cause on the Effective Date or within six months thereafter will receive severance payments pursuant to policy described on the Company Disclosure Schedule at Section 2.08. To the extent any employee benefit plan, program or policy of Associated or its subsidiaries is made available to the employees of the Surviving Corporation: (i) service with the Company (or any subsidiary of the Company) by any Company Employee prior to the Effective Time shall be credited in determining such employee's eligibility, vesting and benefit levels, and (ii) with respect to any welfare benefit plans in which such employees may become eligible to participate, Associated shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company for Company Employees prior to the Effective Time, effective upon the Effective Time.

     SECTION 6.08  Indemnification.
                   ---------------

          (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors and employees of the Company and the Bank (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of (with the approval of the Surviving Corporation, which will not be unreasonably withheld) or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent that such Indemnified Parties would have been indemnified by the Company under Minnesota Law (subject to limitations, if any, in the Company's articles of incorporation or by-laws) or by the Bank under applicable law (subject to limitations, if any, in the Bank's articles of incorporation and by-laws), as the case may be, had the transactions contemplated by this Agreement not been consummated (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Minnesota law (subject to limitations, if any, in the Company's articles of incorporation or by-laws) in the case of the Company and applicable law (subject to limitations, if any, in the Bank's articles of incorporation or by-laws) in the case of the Bank).

          (b) Any Indemnified Party wishing to claim indemnification under this
Section 6.08 upon learning of any such Claim, shall notify the Surviving

Corporation (although the failure to so notify the Surviving Corporation shall not relieve it from any liability that the Surviving Corporation may have under this Section 6.08, except to the extent such failure prejudices the Surviving Corporation). The Surviving Corporation shall have the right to assume the defense thereof and if such right is exercised, the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or there is a conflict of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to the Surviving Corporation and, in such case, the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) the Surviving Corporation shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties except to the extent that local counsel, in addition to such parties' regular counsel, is reasonably necessary or desirable in order to effectively defend against such action or proceeding, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed and provided, further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine and such determination shall have become final and not subject to further appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. No Indemnified Party shall consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to such Indemnified Party and the Surviving Corporation, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.

          (c) The Surviving Corporation shall use its reasonable best efforts to cause to be maintained in effect for not less than one year after the Effective Time (except to the extent not generally available in the market) directors' and officers' liability insurance and fiduciary liability insurance that is substantially equivalent in coverage to the Company's current insurance; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date of this Agreement and in such case shall purchase as much comparable coverage as possible for such amount.

          (d) This Section 6.08 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

                                  ARTICLE VII
                                  -----------

                             CONDITIONS OF MERGER
                             --------------------

     SECTION 7.01.  Conditions to Obligation of Each Party to Effect the Merger.
                    -----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Effectiveness of the Registration Statement.  The Registration
              -------------------------------------------
Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Associated or the Company, threatened by the SEC. Associated shall have received all other federal or state securities permits and other authorizations necessary to issue Associated Common Stock in exchange for the Company Common Stock and to consummate the Merger.

          (b) Shareholder Approvals.  This Agreement and the Merger shall have
              ---------------------
been approved and adopted by the requisite vote of the shareholders of the Company.

          (c) Regulatory Approvals.  The Merger shall have been approved by the
              --------------------
Federal Reserve Board, the Minnesota Department of Commerce Financial Examination Division, and all other required regulatory agencies, which approvals shall not contain any condition which is not reasonably satisfactory to Associated or the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

          (d) Nasdaq Listing.  The shares of Associated Common Stock that are to
              --------------
be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market's National Market, subject to notice of issuance.

          (e) No Order.  No federal or state governmental or regulatory
              --------
authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

     SECTION 7.02.  Additional Conditions to Obligations of Associated.  The
                    --------------------------------------------------
obligations of Associated to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties.  Each of the representations and
              ------------------------------
warranties of the Company contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made at the Effective Time with the same force and effect as if made on and as of the Effective Time (except that where a representation or warranty that expressly speaks as of a date other than the Effective Date, such representation or warranty need only be true as of such date). Associated shall have received a certificate of the President of the Company to that effect.

          (b) Agreements and Covenants.  The Company shall have performed or
              ------------------------
complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Consents Obtained.  All material consents, waivers, approvals,
              -----------------
authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company.

          (d) No Challenge.  There shall not be pending any action, proceeding
              ------------
or investigation before any court or administrative agency or by any government agency or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Associated Common Stock pursuant to the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Associated or its subsidiaries of all or any portion of the business or assets of the Company or its Subsidiary, which in either case is reasonably likely to have a Material Adverse Effect on either the Company and its Subsidiary, taken as a whole, or Associated and its subsidiaries, taken as a whole.

          (e) Opinion of Counsel.  Associated shall have received from Kaplan,
              ------------------
Strangis and Kaplan, P.A. or other independent counsel for the Company reasonably satisfactory to Associated, an opinion dated the Effective Time, in form and substance reasonably satisfactory to Associated, covering the matters set forth in Exhibit 7.02(e) hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to Associated.

          (f) Tax Opinion.  Associated shall have received from Reinhart,
              -----------
Boerner, Van Deuren, Norris & Rieselbach, s.c., an opinion (i) dated on or about the date that is two business days prior to the date the Notice of Meeting Prospectus is first mailed to shareholders of the Company, (ii) which shall not have been withdrawn or modified in any material respect prior to the Effective Time, (iii) to the effect that:

                    [a] the Merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Code;

                    [b] the Company and Associated will each be party to a reorganization within the meaning of Section 368(b) of the Code;

                    [c] no gain or loss will be recognized by any shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a fractional share interest in Associated Common Stock); and

                    [d] the aggregate income tax basis of Associated Common Stock received by the shareholders of the Company pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

          (g) Pooling Opinions.  Associated shall have received an opinion from
              ----------------
KPMG Peat Marwick LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement; in support of the KPMG Peat Marwick LLP pooling opinion, KPMG Peat Marwick LLP and Associated shall have received an opinion from Grant Thornton LLP to the effect that the Company qualifies to have the Merger accounted for as a pooling-of-interests if consummated in accordance with this Agreement.

          (h) Affiliate Agreements.  Associated shall have received from each
              --------------------
person who is identified in the affiliate letter as an "affiliate" of the Company a signed affiliate agreement in the form attached hereto as Exhibit 4.04.

          (i) Burdensome Condition.  There shall not be any action taken, or any
              --------------------
statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company or Associated or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), including, without limitation, any requirement to raise additional capital, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (j) Fractional Shares; Dissenters.  The aggregate of (i) the
              -----------------------------
fractional share interests in Associated Common Stock to be paid in cash pursuant to Section 1.07 of this Agreement and (ii) the shares of Associated Common Stock that would be issuable by virtue of the Merger with respect to shares of the Company's Common Stock outstanding on the record date for the meeting of the Company's shareholders to consider the Merger that will not be converted into Associated Common Stock due, directly or indirectly, to the exercise of dissenter's rights under Minnesota Law, shall not be more than 10% of the maximum aggregate number of shares of Associated Common Stock which could be issued as a result of the Merger.

          (k) Environmental Report.  Associated shall have received from the
              --------------------
Environmental Consultant a written environmental evaluation of the Company's Property evidencing that:

               (i) The Company's Property complies in all material respects with all Environmental Laws;

               (ii) No material capital improvements should reasonably be required to maintain compliance with all Environmental Laws; and

               (iii) There are no material contingent liabilities affecting the Company's Property arising under Environmental Laws or under Environmental Permits;

          (l) Earnings.  The Company's and the Bank's consolidated after-tax
              --------
earnings for the year ending December 31, 1998 shall be at least $2,110,000 and $2,318,000, respectively, prior to the impact of the following adjustments, including the income tax effects thereof: (i) the additional amount of loan loss reserve established as a result of Section 4.01(i), (ii) the amount expensed or accrued with respect to severance payments pursuant to the policy described on the Company Disclosure Schedule at Section 2.08, and (iii) all expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its affiliates and the printing and filing expenses incurred by the Company or the Bank pursuant to

Section 4.05) incurred by the Company or the Bank in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

          (m) Year 2000.  Associated shall be reasonably satisfied that the
              ----------
Company and its Subsidiary have undertaken a Year 2000 compliance plan designed to comply with FFIEC guidelines, which plan shall include an assessment of the readiness of the Company's and Subsidiary's systems (including systems critical to the provision of services to customers of the Subsidiary) and shall contain appropriate contingency plans to assure that all mission critical systems will function properly prior to Year 2000.

          (n) Community Reinvestment Act.  The Bank shall have provided to
              --------------------------
Associated evidence that the Bank has achieved a satisfactory rating and performance under the Community Reinvestment Act.

     SECTION 7.03.  Additional Conditions to Obligations of the Company.  The
                    ---------------------------------------------------
obligation of the Company to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties.  Each of the representations and
              ------------------------------
warranties of Associated contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time. The Company shall have received a certificate of the President of Associated to that effect.

          (b) Agreements and Covenants.  Associated shall have performed or
              ------------------------
complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Consents Obtained.  All material consents, waivers, approvals,
              -----------------
authorizations or orders required to be obtained, and all filings required to be made by Associated for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Associated.

          (d) No Challenge.  There shall not be pending any action, proceeding
              ------------
or investigation before any court or administrative agency or by any government agency or any other person challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into the Associated Common Stock pursuant to the Merger.

          (e) Opinion of Counsel.  The Company shall have received from
              ------------------
Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. or other independent counsel for Associated reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Exhibit 7.03, which opinions shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

          (f) Tax Opinion. The Company shall have received from Reinhart,
              -----------
Boerner, Van Deuren, Norris & Rieselbach, s.c., an opinion (i) dated on or about the date that is two business days prior to the date the Proxy
Statement/Prospectus is first mailed to shareholders of the Company, (ii) which shall not have been withdrawn or modified in any material respect prior to the Effective Time, (iii) to the effect that:

                    [a] the Merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Code;

                    [b] the Company and Associated will each be party to a reorganization within the meaning of Section 368(b) of the Code;

                    [c] no gain or loss will be recognized by any shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a fractional share interest in Associated Common Stock); and

                    [d] the aggregate income tax basis of the Associated Common Stock received by the shareholders of the Company pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

                                 ARTICLE VIII
                                 ------------

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

     SECTION 8.01.  Termination.
                    -----------

          (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

               (i)    by mutual written consent of Associated and the Company;

               (ii) by the Company or Associated (A) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Associated, on the other hand, respectively, set forth in this Agreement, or (B) if any representation or warranty of the Company, on the one hand, or Associated, on the other hand, respectively, shall be discovered to have become untrue in any material respect in either case such that the conditions set forth in Section 7.02(a) or Section 7.03(a) would not be satisfied and such breach or other condition has not been cured within 20 business days following receipt by the nonterminating party of notice of such breach or other condition; provided,
                                                                  --------
however, this Agreement may not be terminated pursuant to this clause (ii) by
-------
the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

               (iii) by either Associated or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

               (iv) by either Associated or the Company if the Merger shall not have been consummated before January 25, 1999, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

               (v) by either Associated or the Company if the Federal Reserve Board or the Minnesota Department of Commerce Financial Examination Division, or any other regulatory authority has denied approval of the Merger and neither Associated nor the Company has, within thirty (30) days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

               (vi)   by Associated, if all of the conditions set forth in
Section 7.02 are not satisfied on or before January 25, 1999;

               (vii)  by the Company, if all of the conditions set forth in
Section 7.03 are not satisfied on or before January 25, 1999;

               (viii) by either Associated or the Company if all of the conditions set forth in Section 7.01 are not satisfied on or before January 25, 1999;.

               (ix) by Associated, if at any time prior to the Meeting described in Section 6.02, the Company's Board of Directors shall have failed to make its recommendation referred to in Section 6.02, or withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Associated;

               (x) by the Company, if the Company shall immediately thereafter enter into a definitive agreement with a third party providing for an Acquisition Transaction (as such term is defined below) on terms determined, in good faith, by the Board of Directors of the Company, after consultation with independent counsel (which may be or include Kaplan, Strangis and Kaplan, P.A.) and financial advisors to the Board, to be such that termination of this Agreement and entry into such third-party agreement is required in order to discharge properly the directors' duties in accordance with Minnesota Law. "Acquisition Transaction" means a transaction or series of transactions that, directly or indirectly, in substance constitutes a disposition of all or substantially all of the assets or business of the Company or its Subsidiary, taken as a whole, whether by means of (i) a merger or consolidation, share exchange or any similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or (iii) a purchase or other acquisition (including by way of a merger or consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of the Company or 50% or more of its Subsidiary; provided, however, in each of the situations described in clauses (i), (ii) or (iii), that the Acquisition Transaction shall represent consideration having an aggregate value (reasonably determined) to the Company or its shareholders in excess of the consideration to be received in the Merger; or

               (xi) by the Company at any time after the end of the third trading day preceding the Effective Time, if both of the following conditions are satisfied:

               [a]    the Associated Average Price is less than $34, and

               [b]    the number obtained by dividing the Associated Average
Price by the closing price of a share of Associated Common stock on September 22, 1998, as quoted on the NASDAQ National Market is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from such quotient.

               For purposes of this Section 8.01(a)(xi):

               The "Associated Average Price" shall mean the average of the daily closing prices of a share of Associated Common Stock during the Calculation Period as quoted on the NASDAQ National Market.

               The "Calculation Period" shall mean the ten consecutive trading days ending on and including the third trading day preceding the day on which the Effective Time occurs.

               The "Final Index Price" shall mean the average of the Final Prices for all of the companies comprising the Index Group.

               The "Final Price" of any company belonging to the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transactions reporting system for the market or exchange on which such stock is principally traded, during the Calculation Period.

               The "Index Group" shall mean all of those companies listed on
Exhibit 8.01 hereto the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the Calculation Period for such company to acquire another company or companies in transactions with a value exceeding 10% of the acquirer's market capitalization or for such company to be acquired.

               The "Initial Index Price" shall mean the average of the per share closing prices on September 22, 1998, of the common stock of the companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or the exchange on which such common stock is principally traded.

               If Associated or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between September 22, 1998, and the end of the Calculation Period, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of this Agreement.

          (b) In the event of termination and abandonment by any party as provided above, written notice shall forthwith be given to the other party, which notice shall specifically describe the basis for such termination.

          (c) Anything to the contrary notwithstanding, Associated shall not, under any circumstances, be entitled to terminate this Agreement under any provision hereof as a result of the existence of asbestos in the IDS Building in Minneapolis, Minnesota.

     SECTION 8.02.  Effect of Termination.
                    ---------------------

          (a) If the Merger is not consummated as the result of termination of this Agreement caused otherwise than by breach of a party hereto, the Company and Associated each shall pay its own Expenses (as defined in Section 4.05 above) and this Agreement shall immediately terminate, except as set forth in
Section 9.01 hereof, and neither the Company nor Associated shall have any liability under this Agreement for damages or otherwise.

          (b) If termination of this Agreement shall have been caused by breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify and reimburse the other party for its expenses.

          (c) Anything to the contrary notwithstanding, (i) if this Agreement [a] is terminated by Associated pursuant to Section 8.01(ix) or by the Company pursuant to Section 8.01(x) and [b] prior thereto or within twelve months after such termination the Company shall have entered into an agreement to engage in an Acquisition Transaction or (ii) if this Agreement is terminated by Associated solely due to the failure of the holders of Class B Common Stock to approve the Merger at a Meeting as provided in Section 6.02, then the Company shall pay Associated a fee equal to three percent of the aggregate value of the transaction contemplated hereby as of the date of termination, which value shall be deemed equal to the average closing price per share of Associated Common Stock as quoted on the Nasdaq Stock Market's National Market on the ten trading days immediately preceding the date of termination multiplied by 800,000. If such fee becomes payable under the circumstances described in clause (i) above, it shall be paid to Associated within two business days after the date of entering into such agreement for an Acquisition Transaction and if such fee becomes payable under the circumstances described in clause (ii) above, it shall be paid to Associated within two business days of termination of this Agreement.

     SECTION 8.03.  Amendment.  This Agreement may be amended by the parties
                    ---------
hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval
                                         --------- --------
of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04.  Waiver.  At any time prior to the Effective Time, any party
                    ------
hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX
                                  ----------

                              GENERAL PROVISIONS
                              ------------------

     SECTION 9.01.  Non-Survival of Representations, Warranties and Agreements.
                    ----------------------------------------------------------
The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article VIII, except that the agreements set forth in Article I shall survive the Effective Time indefinitely and those set forth in Sections 4.03(b), 4.05, 5.02(b), 6.07, 6.08, 8.02 and Article IX hereof shall survive termination indefinitely.

     SECTION 9.02.  Disclosure Schedules.  The schedules and information set
                    --------------------
forth in the Disclosure Schedules specifically refer to the Section (and paragraph, if applicable) of this Agreement to which such schedule and information is responsive. The Disclosure Schedules shall not vary, change or alter the literal meaning of the representations and warranties of the parties contained in this Agreement, other than creating exceptions thereto which are directly responsive to the language of the representations and warranties contained in this Agreement.

     SECTION 9.03.  Notices.  All notices and other communications given or made
                    -------
pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) and shall be effective upon receipt:

          (a)  If to Associated:

                    Associated Banc-Corp
                    112 North Adams Street
                    P.O. Box 13307
                    Green Bay, WI 54307-3307
                    Telecopier: (920) 433-3261
                    Attention: Brian R. Bodager
                               Chief Administrative Officer

               With a copy to:

                    Reinhart, Boerner, Van Deuren,
                    Norris & Rieselbach, s.c.
                    1000 North Water Street, Suite 2100
                    Milwaukee, WI 53202
                    Telecopier:  (414) 298-8097
                    Attention:   Richard W. Graber, Esq.

          (b)  If to Company:

                    Windsor Bancshares, Inc.
                    740 Marquette Avenue
                    Minneapolis, MN 55402
                    Telecopier:  (612) 338-2350
                    Attention:  Samuel L. Kaplan
                                President

               with a copy to:

                    Kaplan, Strangis and Kaplan, P.A.
                    5500 Norwest Center
                    90 South Seventh Street
                    Minneapolis, MN 55402
                    Telecopier:  (612) 375-1143
                    Attention:   James C. Melville, Esq.

     SECTION 9.04.  Certain Definitions.  For purposes of this Agreement, the
                    -------------------
term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

          (b) "beneficial owner" with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, [a] the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warranties or options, or otherwise, or [b] the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purposes of requiring, holding, voting or disposing of any Shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

          (c) "business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

          (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

          (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the "Exchange Act).

     SECTION 9.05.  Headings.  The headings contained in this Agreement are for
                    --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.06.  Severability.  If any term or other provision of this
                    ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.07.  Entire Agreement.  This Agreement together with the
                    ----------------
Disclosure Schedules and Exhibits hereto and the Confidentiality Agreement dated March 27, 1998 between the Company and Associated constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 9.08.  Assignment.  This Agreement shall not be assigned by
                    ----------
operation of law or otherwise, except that Associated may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder and the assignee agrees to be bound by the terms and conditions of this Agreement including the requirement of conversion and delivery of shares of Associated Common Stock pursuant to Section 1.06 hereof.

     SECTION 9.09.  Parties in Interest.  This Agreement shall be binding upon
                    -------------------
and inure solely to the benefit of each party hereto and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the right to receive the consideration payable pursuant to Article I and the right to indemnification under Section 6.08.

     SECTION 9.10.  Governing Law.  This Agreement shall be governed by, and
                    -------------
construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 9.11.  Counterparts.  This Agreement may be executed in one or more
                    ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Associated and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   ASSOCIATED BANC-CORP

                                   By:  /s/ H.B. Conlon
                                        ----------------------------------------
                                        Name:  H. B. Conlon
                                        Title: Chairman, President, and Chief
                                               Executive Officer


                                   WINDSOR BANCSHARES, INC.

                                   By:  /s/ Samuel L. Kaplan
                                        ----------------------------------------
                                        Name:  Samuel L. Kaplan
                                        Title: President

                                   By:  /s/ Thomas H. Healey
                                        ----------------------------------------
                                        Name:  Thomas H. Healey
                                        Title: Chairman of the Board

                                                                    Exhibit A-1

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


     This First Amendment to Agreement and Plan of Merger dated as of December 18, 1998 between ASSOCIATED BANC-CORP., a Wisconsin corporation ("Associated") and WINDSOR BANCSHARES, INC., a Minnesota corporation ("Company").

                                    RECITALS

     A. Associated and the Company are parties to an Agreement and Plan of Merger dated October 1, 1998 (the "Agreement").

     B. Associated and the Company desire to amend the Agreement in the manner set forth below.

                                   AGREEMENTS

     In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Agreement, and intending to be legally bound hereby, Associated and the Company hereby agree as follows:

     1. Amendment of Seventh Recital. The seventh recital of the Agreement is hereby amended to read as follows:

               WHEREAS, Associated and the Company intend to effect a merger that qualifies as a tax free reorganization under the Internal Revenue Code of 1986, as amended (the "Code").

     2. Amendment of Section 2.23. Section 2.23 of the Agreement is hereby amended to read as follows:

               SECTION 2.23. Tax Matters. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

     3. Amendment of Section 3.14. Section 3.14 of the Agreement is hereby amended to read as follows:

               SECTION 3.14. Tax Matters. To the knowledge of Associated, neither Associated nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

     4. Amendment of Section 4.04. Section 4.04 of the Agreement is hereby amended to read as follows:

               SECTION 4.04. Affiliates; Tax Treatment. Within thirty (30) days after the date of this Agreement, (a) the Company shall deliver to Associated a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 4.04, as amended. The Company shall use reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, the written agreement substantially in the form attached hereto as Exhibit 4.04, as amended, as soon as practicable after attaining such status. The Company will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

     5. Amendment of Section 5.03. Section 5.03 of the Agreement is hereby amended to read as follows:

               SECTION 5.03. Tax Treatment. Associated will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

     6. Deletion of Section 7.02(g). Section 7.02(g) of the Agreement is hereby deleted in its entirety.

     7. Amendment of Section 7.02(h). Section 7.02(h) of the Agreement is hereby amended to read as follows:

               (h) Affiliate Agreements. Associated shall have received from each person who is identified in the affiliate letter as an

               "affiliate" of the Company a signed affiliate agreement in the form attached hereto as Exhibit 4.04, as amended.

     8. Amendment of Section 8.01. The references to the date "January 25, 1999" in Sections 8.01(a)(iv), (vi), (vii) and (viii) of the Agreement are hereby deleted and replaced with the date "February 3, 1999."

     9. Amendment to Exhibit 4.04. Exhibit 4.04 is amended to read in the form attached.

     10. Full Force and Effect. All remaining provisions of the Agreement remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, Associated and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                    ASSOCIATED BANC-CORP

                    By:/s/ H.B. Conlon
                       ----------------------------------------------------
                    Name:  H. B. Conlon
                    Title: Chairman, President, and Chief Executive Officer


                    WINDSOR BANCSHARES, INC.

                    By:/s/ Samuel L Kaplan
                       --------------------
                    Name:  Samuel L. Kaplan
                    Title:  President

                    By:/s/ Thomas H. Healey
                       --------------------------
                    Name:  Thomas H. Healey
                    Title:  Chairman of the Board

                                                                       EXHIBIT B

                SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA
            BUSINESS CORPORATION ACT - DISSENTERS' APPRAISAL RIGHTS

302A.471. Rights of dissenting shareholders.

     Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

     (1) alters or abolishes a preferential right of the shares;

     (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including provision respecting a sinking fund for the redemption or repurchase of the shares;

     (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

     (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     Subdivision 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     Subdivision 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

     Subdivision 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.


302A.473. Procedures for asserting dissenters' rights.

     Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

     Subdivision 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     Subdivision 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     Subdivision 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

     (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

     (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

     (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) in order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     Subdivision 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

     (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

     (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

     (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a) a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     Subdivision 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     Subdivision 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of 180 civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     Subdivision 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to Comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                       EXHIBIT C
                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

                            SELECTED FINANCIAL DATA
              (AMOUNTS IN THOUSANDS EXCEPT SHARE AND RATIO DATA)

                                                As of and for the
                                                nine months ended                       As of and for the year ended
                                                  September 30,                                 December 31,
                                        ----------------------------------  ----------------------------------------------------
                                              1998              1997              1997              1996              1995
                                        ----------------  ----------------  ----------------  ----------------  ----------------
                                                    (Unaudited)
Income statement data:
  Interest income                             $   10,611        $    9,117        $   12,337        $    9,445        $    7,008
  Interest expense                                 4,881             3,893             5,292             3,931             2,916
                                              ----------        ----------        ----------        ----------        ----------
     Net interest income                           5,730             5,224             7,045             5,514             4,092
  Provision for loan losses                          375               270               580               420               220
  Other income                                       315               283               371               303               277
  Other expenses                                   3,075             2,852             3,817             3,368             2,740
                                              ----------        ----------        ----------        ----------        ----------
     Income before income taxes                    2,595             2,385             3,019             2,029             1,409
  Income tax expense                               1,028               947             1,196               810               569
                                              ----------        ----------        ----------        ----------        ----------
     Net income                               $    1,567        $    1,438        $    1,823        $    1,219        $      840
                                              ==========        ==========        ==========        ==========        ==========
Per common share data:
  Net income per share
   Basic
     Class A                                  $     0.27        $     0.26        $     0.33        $     0.23        $     0.17
     Class B                                        0.23              0.21              0.26              0.17              0.11
   Diluted
     Class A                                  $     0.26        $     0.25        $     0.31        $     0.22        $     0.17
     Class B                                        0.23              0.21              0.26              0.17              0.11
  Weighted average shares outstanding
   Basic
     Class A                                   3,112,967         3,000,000         3,000,000         3,000,000         3,000,000
     Class B                                   3,150,000         3,150,000         3,150,000         3,150,000         3,150,000
   Diluted
     Class A                                   3,296,441         3,144,653         3,156,431         3,070,116         3,000,000
     Class B                                   3,150,000         3,150,000         3,150,000         3,150,000         3,150,000
Cash dividends per share                      $        -        $        -        $        -        $        -        $        -
Balance sheet data:
  Total assets                                $  190,872        $  146,073        $  157,964        $  126,741        $  103,352
  Loans                                          113,495           105,672           109,724            89,666            64,056
  Allowances for loan losses                       1,330               998             1,283               982               689
  Total deposits                                 162,741           124,177           131,752           108,784            93,856
  Stockholders' equity                             9,169             6,883             7,308             5,408             4,261

                        CHANGES IN FINANCIAL CONDITION

Total Company assets at year end 1997 were $157,964,000. During 1997, assets increased by $31,223,000 or 24.6%. The majority of this increase was in gross loans, which increased by $20,058,000 or 22.4% to $109,724,000. The loan growth experienced was primarily due to increased commercial and commercial real estate loan activity within the Minneapolis metropolitan market.

Most of the increased loan balances were funded by an increase in total deposits. Total deposits increased from $108,784,000 at December 31, 1996 to $131,752,000 at December 31, 1997, an increase of $22,968,000, or 21.1%.
Substantially all of the deposit growth occurred within the Company's Minneapolis metropolitan market area. The majority of the deposit increase was in additional money market savings deposits. The Company experienced substantial increases in balances in certain larger customer accounts resulting from additional customer borrowings at year-end, funds raised from equity offerings, and growth in customers' business activity. Non deposit funding sources also increased in 1997. The Company refinanced its note payable and borrowed an additional $250,000 through this financing. The Company raised an additional $800,000 in subordinated notes issued through its subsidiary bank during 1997.

Stockholders' equity increased by $1,900,000 or 35.1% in 1997. This increase resulted from Company net income of $1,823,000 with the balance attributable to the change in unrealized gains on securities available-for-sale. No dividends have been paid by the Company.

Total securities increased by $4,943,000 in 1997 paralleling a $4,858,000 increase in repurchase agreements. Cash and cash equivalents increased by $6,485,000 in 1997; included in this increase is $3,300,000 in additional Federal funds sold.

During the period from December 31, 1997 to September 30, 1998, total assets grew by $32,908,000, an increase of 20.8%; the majority of this increase was in securities which increased by $16,229,000 and Federal Funds sold where the increase was $17,000,000.

Loan balances grew by a more modest $3,771,000 or 3.4% during the nine month period. Loan demand softened as the economy began to exhibit signs of a slower growth rate.

Total deposits increased by $30,989,000, or 23.5% during the period from December 31, 1997 to September 30, 1998. The Company continued its efforts to expand depository relationships with its existing customer base. In addition, several new larger account relationships were initiated within the Twin Cities market. The most significant increases in deposit balances were in the money market savings accounts which grew by approximately $24,000,000.

Stockholders' equity increased by $1,861,000 from December 31, 1997 to September 30, 1998. The increase came from $1,567,000 of net income, $240,000 from proceeds received in connection with the exercise of employee incentive stock options, $81,000 from tax benefits derived from the exercise of stock options, and the remainder from the change in unrealized gains on available-for-sale securities. No dividends were declared or paid.

                         RESULTS OF OPERATIONS FOR THE
            NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH THE
                     NINE MONTHS ENDED SEPTEMBER 30, 1997

For the nine months ended September 30, 1998, the Company's net income increased by $129,000 or 9.0% over the same nine month period in 1997. Basic net income per share was $0.27 and $0.26 for Class A common shares and $0.23 and $0.21 for Class B common shares for the nine month periods ended September 30, 1998 and 1997, respectively. Diluted net income per share was $0.26 and $0.25 for Class A common shares for the same periods. As discussed in further detail below, the increase resulted primarily from increased net interest income of $506,000 offset by an increase in the provision for loan losses and operating expenses.

Net interest income increased by $506,000, or 9.7%, to $5,730,000. While the Company's net interest margin declined to 4.74% from 5.16% for the nine month period ended September 30, 1998 and 1997, respectively, the growth in interest bearing earning assets of $26.3 million offset by increases in interest bearing liabilities of $22.8 million was a significant component of the overall increase in net income. Increased competitive pressure resulted in an increase in deposit costs by approximately 23 basis points.

The balance in the allowance for loan losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses based on past loan loss experience, current economic conditions, composition of the loan portfolio and the potential for future loss. During the nine month period ended September 30, 1998, there was $74,000 more in net charge-offs compared with the same period in 1997. As a result of this and due to an increase in its loan portfolio, the provision for loan losses was increased by $105,000 to $375,000 for the nine month period ended September 30, 1998. Management believes the reserve is adequate to absorb any current or future losses in the loan portfolio.

Other income increased by $32,000, or 11.3% for the first nine months of 1998 compared to the first nine months of 1997. The increase was primarily due to an increase of $50,000 in securities gains offset by decreased service charges and other fees of $18,000.

Operating expenses increased from $2,852,000 to $3,075,000, an increase of $223,000, or 7.8% for the first nine months of 1998 compared to the same period in 1997. Salary and related benefit costs accounted for $116,000 of this increase. In addition, legal fees increased by $79,000 primarily as a result of additional expenses related to litigation involving the collection of a charge-off loan.

Income tax expense increased by $81,000 in the first nine months of 1998 compared with the same period in 1997 due to an increase of approximately $210,000 in pre-tax income. The effective tax rate was approximately the same during both periods.

                   RESULTS OF OPERATIONS FOR THE YEARS ENDED
                       DECEMBER 31, 1997, 1996 AND 1995

Net income in 1997 totaled $1,823,000 or an increase of $604,000 or 49.5% over the $1,219,000 earned in 1996. Net income in 1996 was $379,000 or 45.1% over the 1995 level of $840,000. On a per share basis, basic net income was $.33, $.23 and $.17 for Class A common shares for 1997, 1996 and 1995, respectively. Basic net income per share for Class B common stock was $.26, $.17 and $.11 during the same three periods. Diluted net income per share was $.31, $.22 and $.17 for Class A common shares and there was no dilutive effect on Class B common shares for the three years. The growth in net income was due largely to the growth in assets of the Company's subsidiary bank, increased loan fees and improved operating efficiency. At December 31, 1997, 1996 and 1995, the total assets per employee were approximately $3.9 million, $3.2 million and $3.0 million, respectively.

Net interest income increased $1,531,000, or 27.8% to $7,045,000 in 1997 compared to $5,514,000 in 1996. The 1996 total represented an increase of $1,422,000, or 34.8% compared to 1995. The net interest margin for 1997 was 5.14% compared with 5.25% in 1996 and 5.45% in 1995. The margin has been compressed during the past two years by increasing competitive pressures. Although loan yields declined by 27 basis points from 1996 compared to 1997, an increase in loans as a percentage of earning assets was sufficient to maintain the yield on earning assets at an approximate level of 9.00% in both 1997 and 1996. Competitive pressures caused the effective rate paid on deposits to increase from 4.27% in 1996 to 4.46% in 1997. From 1995 to 1996, market interest rates declined. As a result, the yield on earning assets fell by 34 basis points, from 9.34% in 1995 to 9.00% in 1996. The related reduction in the cost of deposits was only 21 basis points. The level of average earning assets increased by $30.0 million from 1995 to 1996 and by $32.2 million from 1996 to 1997.

The provision for loan losses was $580,000 for 1997, representing an increase of $160,000 or 38.1% over the $420,000 of loss provision charged to operations in 1996. The 1996 provision was $200,000 or 90.9% greater than the provision of $220,000 incurred in 1995. The increases are principally a result of higher loan levels over the same periods. Due to the favorable net charge-off activity compared to the provision for loan losses, the percentage of the allowances for loan losses to total gross loans outstanding increased from 1.08% to 1.10% from 1995 to 1996 and from 1.10% to 1.17% from 1996 to 1997.

Other income consists primarily of deposit account service charges and related fee income. Other income increased by $68,000 or 22.4% in 1997 compared to 1996 and by $26,000 or 9.4% in 1996 compared to 1995.

Other expenses increased $449,000 or 13.3% in 1997 compared to a $628,000 or 23.0% increase in 1996 over 1995 levels. Salary and related benefit expenses increased by $332,000 or 18.8% in 1997 due to an increase in the number of full time equivalent employees and also to an increase in base compensation and individual performance incentives. Similarly, salary and benefits increased by $434,000 or 32.8% from 1995 to 1996. The Company's subsidiary bank acquired two additional offices through a purchase transaction in mid-1995; as a result, 1996 expenses included a full year of personnel costs while 1995 results included approximately six months of these expenses. Additionally, data processing and related expenses increased by $45,000 from 1995 to 1996 while marketing expenses rose by $43,000.

Income tax expense increased by $386,000 or 47.7% from 1996 to 1997 while the increase from 1995 to 1996 was $241,000 or 42.4%. These increases paralleled the percentage increase in income before taxes which was 48.7% for 1996 to 1997 and 44.0% from 1995 to 1996. The effective income tax rates were relatively unchanged during the years.

                        LIQUIDITY AND CAPITAL RESOURCES

The concept of liquidity comprises the ability of an enterprise to maintain sufficient cash flow to meet its needs and obligations on a timely basis. Bank liquidity must be considered in terms of the nature and mix of the institution's sources and uses of funds. Bank liquidity is provided from several asset categories. The asset side of the balance sheet provides liquidity through maturities of investment securities and repayment of loans. Cash and amounts due from correspondent banks, investment securities available for sale and Federal funds sold are primarily sources of asset liquidity. At December 31, 1997, these categories totaled approximately $36.3 million; these categories totaled approximately $68.9 million at September 30, 1998.

The Company has no significant plans for major capital expenditures in 1999.

Management believes that, in the current economic environment, the Bank's liquidity position is adequate. There are no known trends, nor any known demands, commitments, events or uncertainties that will result or are reasonably likely to result in a material increase or decrease in the Bank's liquidity.

                             EFFECTS OF INFLATION

The Company's consolidated financial statements and notes thereto have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                                   YEAR 2000

An issue affecting the Company is whether computer systems and applications will recognize and process the Year 2000 and beyond. The Company is currently in various stages of the assessment, remediation and internal testing of the systems affected by this issue.

Management believes that it is devoting the necessary resources to timely address all Year 2000 issues over which it has control and all critical systems are scheduled to be Year 2000 compliant by early 1999. The Company is also monitoring the adequacy of the processes and progress of its customers, suppliers and others. However, there can be no assurance that the customers, suppliers and others will timely resolve their own Year 2000 compliance issues.

Costs related to the Year 2000 issues are being expensed during the period in which they are incurred. The financial impact to the Company of implementing the systems changes necessary to become Year 2000 compliant has not been and is not anticipated to be material to its business, operations, financial condition, liquidity and capital resources. However, there are uncertainties as to the future costs associated with the Year 2000 which may affect the Company's expectations. Factors that could influence the amount and timing of future costs include the success of the Company in identifying systems and programs that are not Year 2000 compliant, the nature and amount of remediation required to upgrade or replace each of the affected programs or systems, and the success of the Company's customers and suppliers.

                        REGULATORY CAPITAL REQUIREMENTS

The Federal Reserve Board, the Company's primary regulator, has adopted risk-based capital regulations which require the Company to maintain a risk based capital/asset ratio of at least 8%. The Company's capital ratios and those of the Bank exceed the minimum ratios required by their respective regulators. The FDIC and Commissioner of Commerce for the State of Minnesota examine and regulate the Bank.

Management is not aware of any pending regulatory requirements or recommendations that, if enacted, would have a material adverse impact on the Company's capital, liquidity, or results of operations.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

     For each period ended shown, the allowance for loan losses has been allocated to the following categories in amounts deemed reasonably necessary to provide for the possibility of losses being incurred within each category of loans at the dates indicated.

                                                  December 31, 1997        December 31, 1996        December 31, 1995
                                               -----------------------  -----------------------  -----------------------
                                                           Percent of               Percent of               Percent of
                                                            loans in                 loans in                 loans in
                                                              each                     each                     each
                                               Allowances   category    Allowances   category    Allowances   category
                                                for loan    to total     for loan    to total     for loan    to total
Balance at end of period applicable to:          losses       loans       losses       loans       losses       loans
---------------------------------------        ----------  -----------  ----------  -----------  ----------  -----------
                                                                        (Amounts in thousands)
Commercial and commercial real estate
  loans....................................        $  904        65.0%        $612        57.5%        $392        58.2%
Real estate - mortgages....................            10         3.6            6         2.0           14         2.2
Installment and other loans................           369        31.4          364        40.5          283        39.6
                                                   ------       -----         ----       -----         ----       -----

          Total............................        $1,283       100.0%        $982       100.0%        $689       100.0%
                                                   ======       =====         ====       =====         ====       =====

SUMMARY OF LOAN LOSS EXPERIENCE

                                                                                     As of and for the
                                                                                  year ended December 31,
                                                                  ------------------------------------------------------
                                                                        1997               1996               1995
                                                                  ----------------   ----------------   ----------------
                                                                                  (Amounts in thousands)
Loan balance at year end.......................................           $109,724            $89,666            $64,056
                                                                          --------            -------            -------
Balance of allowance for loan losses at beginning of period....                982                689                639

Loans charged off:
     Commercial loans..........................................                268                111                169
     Real estate - mortgage loans..............................                  -                  -                  -
     Installment and other loans...............................                 12                 24                 23
                                                                          --------            -------            -------
Total loans charged off........................................                280                135                192
                                                                          --------            -------            -------

Recoveries of loans previously charged off:
     Commercial loans..........................................                  -                  -                 21
     Real estate - mortgage loans..............................                  -                  -                  -
     Installment and other loans...............................                  1                  8                  1
                                                                          --------            -------            -------
Total recoveries...............................................                  1                  8                 22
                                                                          --------            -------            -------
Net loans charged off..........................................                279                127                170
Additions to allowance for loan losses charged to
 operating expense.............................................                580                420                220
                                                                          --------            -------            -------
Balance of allowance for loan losses at end of period..........           $  1,283            $   982            $   689
                                                                          ========            =======            =======
Ratio of net charge-offs during period to loans outstanding
 at period end.................................................                .25%               .14%               .27%
                                                                          ========            =======            =======

LOAN COMPOSITION

     The following table summarizes the loan composition at the end of each period.

                                                                                         December 31,
                                                                           ----------------------------------------
                                                                                   1997                 1996
                                                                           --------------------  ------------------
                                                                                      (Amounts in thousands)
Real estate mortgage.....................................................              $  3,916             $ 1,797
Commercial real estate...................................................                11,324               3,472
Commercial...............................................................                60,031              48,114
Home equity..............................................................                 2,219               3,069
Installment and other....................................................                32,234              33,214
                                                                                       --------             -------
                                                                                        109,724              89,666
Less: allowance for loan losses..........................................                 1,283                 982
                                                                                       --------             -------
Loans, net...............................................................              $108,441             $88,684
                                                                                       ========             =======

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES AS OF DECEMBER 31, 1997

                                                                               Loan maturities
                                                      ------------------------------------------------------------------
                                                                           After 1
                                                          1 Year           through          After 5
                                                          or less          5 years           years            Total
                                                      ---------------  ---------------  ---------------  ---------------
                                                                            (Amounts in thousands)
Commercial real estate..............................          $ 6,258          $ 4,772           $  294          $11,324
Commercial..........................................           36,207           21,791            2,033           60,031
                                                              -------          -------           ------          -------
      Total.........................................          $42,465          $26,563           $2,327          $71,355
                                                              =======          =======           ======          =======
Amount over one year with:
   Fixed rates......................................                                                             $ 3,275
                                                                                                                 =======
   Floating or adjustable rates.....................                                                             $25,615
                                                                                                                 =======

PAST DUE AND NONPERFORMING LOANS

     The following table reflects as of the periods ended the aggregate amounts of loans past due and nonperforming.

                                                                                     December 31,
                                                                 ----------------------------------------------------
                                                                       1997              1996              1995
                                                                 ----------------  ----------------  ----------------
                                                                                (Amounts in thousands)
Nonaccrual loans...............................................             $ 475             $  94             $ 210
Loans contractually past due over 90 days......................                 -                 -                15
Restructured loans.............................................                 -                 -                 -
                                                                            -----             -----             -----
      Total....................................................             $ 475             $  94             $ 225
                                                                            =====             =====             =====

     If interest on the nonaccrual loans had been accrued, such income would have approximated $21,000, $6,000 and $15,000 for the years ended December 31, 1997, 1996 and 1995.

     Loans are normally placed on non-accrual status when they become contractually past due 90 days or more as to interest or principal payments. Previously accrued and uncollected interest on such loans is reversed, and income is recorded only to the extent that interest payments are substantially received in cash and a determination has been made that the principal balance of the loan is collectible. If collectibility of the principal is in doubt, payments received are applied to loan principal.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                                                                                          Page(s)
                                                                                          -------
Consolidated Financial Statements of Windsor Bancshares, Inc. and Subsidiary

 Report of Independent Certified Public Accountants.....................................     C-9


 Consolidated Balance Sheets, December 31, 1997 and 1996................................     C-10

 Consolidated Statements of Net Income, Years ended December 31, 1997, 1996 and 1995....     C-11

 Consolidated Statements of Changes in Stockholders' Equity, Years ended
   December 31, 1997, 1996 and 1995.....................................................     C-12

 Consolidated Statements of Cash Flows, Years ended December 31, 1997, 1996 and 1995....     C-13

 Notes to Consolidated Financial Statements.............................................     C-14

Unaudited Consolidated Financial Statements of Windsor Bancshares, Inc. and Subsidiary

 Consolidated Balance Sheet, September 30, 1998.........................................     C-33

 Consolidated Statements of Net Income, Nine Months Ended September 30, 1998 and 1997...     C-34

 Consolidated Statements of Cash Flows, Nine Months Ended September 30, 1998 and 1997...     C-35

 Notes to Consolidated Financial Statements.............................................     C-36

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------

Board of Directors
Windsor Bancshares, Inc. and Subsidiary

         We have audited the accompanying consolidated balance sheets of Windsor Bancshares, Inc. and subsidiary (a registered holding company) as of December 31, 1997 and 1996 and the related consolidated statements of net income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Windsor Bancshares, Inc. and subsidiary as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                        GRANT THORNTON LLP


Minneapolis, Minnesota

January 9, 1998 (Except Note 12, as to
which the date is December 28, 1998
and Note 17, as to which the date
is December 18, 1998)

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1997 AND 1996

             ASSETS                                                       1997          1996
                                                                      ------------  -------------
Cash and due from banks                                               $  9,049,035  $  5,864,289
Federal funds sold                                                       3,800,000       500,000
Securities                                                              33,441,520    28,498,357
Loans, less allowance for loan losses                                  108,440,729    88,683,836
Premises and equipment, less accumulated
 depreciation                                                              782,698       858,009
Accrued interest receivable and other assets                             2,449,554     2,336,280
                                                                      ------------  ------------
             Total assets                                             $157,963,536  $126,740,771
                                                                      ============  ============
             LIABILITIES AND
               STOCKHOLDERS' EQUITY

Deposits
 Non-interest bearing deposits                                        $ 25,225,614  $ 24,689,626
 Interest bearing deposits                                             106,525,914    84,094,066
                                                                      ------------  ------------
             Total deposits                                            131,751,528   108,783,692

Repurchase agreements                                                   11,894,347     7,036,113
Note payable                                                             3,700,000     3,450,000
Subordinated notes payable to officers, directors and stockholders       2,000,000     1,200,000
Accrued interest payable and other liabilities                           1,310,159       863,058
                                                                      ------------  ------------
             Total liabilities                                         150,656,034   121,332,863

COMMITMENTS AND CONTINGENCIES                                                    -             -

STOCKHOLDERS' EQUITY
 Common stock - Class A, $.01 par value; 10,000,000
  shares authorized; 3,000,000 shares issued and outstanding                30,000        30,000
 Common stock - Class B, $.01 par value; 5,000,000
  shares authorized; 3,150,000 shares issued and outstanding                31,500        31,500
 Additional paid-in capital                                              3,388,500     3,388,500
 Retained earnings                                                       3,825,511     2,002,205
 Unrealized gain (loss) on securities available for
  sale, net of tax                                                          31,991       (44,297)
                                                                      ------------  ------------
             Total stockholders' equity                                  7,307,502     5,407,908
                                                                      ------------  ------------
             Total liabilities and stockholders' equity               $157,963,536  $126,740,771
                                                                      ============  ============

The accompanying notes are an integral part of these statements.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF NET INCOME

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                      1997         1996        1995
                                                   -----------  ----------  ----------
INTEREST INCOME
 Interest and fees on loans                        $ 9,992,544  $7,366,154  $5,678,068
 Interest on securities
  Taxable                                            1,900,748   1,896,843     925,245
  Tax exempt                                            71,361      39,564      24,523
 Interest on Federal funds sold                        372,275     135,080     368,440
 Other interest income                                       -       7,199      11,592
                                                   -----------  ----------  ----------
         Total interest income                      12,336,928   9,444,840   7,007,868

INTEREST EXPENSE
 Deposits                                            4,320,868   3,407,953   2,610,729
 Repurchase agreements and other borrowed funds        970,781     523,298     304,890
                                                   -----------  ----------  ----------
         Total interest expense                      5,291,649   3,931,251   2,915,619
                                                   -----------  ----------  ----------
         Net interest income                         7,045,279   5,513,589   4,092,249

PROVISION FOR LOAN LOSSES                              580,000     420,000     220,000
                                                   -----------  ----------  ----------
         Net interest income after provision
          for loan losses                            6,465,279   5,093,589   3,872,249

OTHER INCOME
 Service charges and other fees                        370,876     298,320     264,861
 Securities gains, net                                       -       4,539      11,945
                                                   -----------  ----------  ----------
         Total other income                            370,876     302,859     276,806
                                                   -----------  ----------  ----------

OTHER EXPENSE
 Salaries and benefits                               2,089,940   1,758,060   1,324,139
 Occupancy and equipment                               635,777     564,809     497,274
 Data processing                                       188,857     191,759     146,846
 Office supplies                                       110,355      88,848      82,981
 Service fees                                           99,118      81,823      78,581
 Professional fees                                     147,620     169,242     147,252
 FDIC examination                                       30,166      73,897      96,802
 Marketing and advertising                             147,963     122,359      79,136
 Amortization of intangibles                           134,511     134,511      70,854
 Other                                                 232,742     182,560     216,126
                                                   -----------  ----------  ----------
         Total other expense                         3,817,049   3,367,868   2,739,991
                                                   -----------  ----------  ----------
         Income before income taxes                  3,019,106   2,028,580   1,409,064

INCOME TAX EXPENSE                                   1,195,800     810,000     568,600
                                                   -----------  ----------  ----------
         NET INCOME                                $ 1,823,306  $1,218,580  $  840,464
                                                   ===========  ==========  ==========

Net income per share
 Basic
   Class A                                         $      0.33  $     0.23  $     0.17
   Class B                                                0.26        0.17        0.11
 Diluted
   Class A                                         $      0.31  $     0.22  $     0.17
   Class B                                                0.26        0.17        0.11
Weighted average shares outstanding
 Basic
   Class A                                           3,000,000   3,000,000   3,000,000
   Class B                                           3,150,000   3,150,000   3,150,000
 Diluted
   Class A                                           3,156,431   3,070,116   3,000,000
   Class B                                           3,150,000   3,150,000   3,150,000

The accompanying notes are an integral part of these statements.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                    Unrealized
                                                                                       gain
                                                                                     (loss) on
                                                                                    securities
                                         Class A  Class B  Additional   Retained     available
                                         common   common    paid-in     earnings     for sale,
                                          stock    stock    capital     (deficit)   net of tax      Total
                                         -------  -------  ----------  -----------  -----------  -----------
Balance, January 1, 1995                 $30,000  $31,500  $3,388,500  $  (56,839)   $(201,123)  $3,192,038

  Unrealized gain on securities
   transferred from
   held-to-maturity, net of tax                -        -           -           -       37,179       37,179

  Unrealized gain on securities
   available for sale, net of tax              -        -           -           -      190,939      190,939

  Net income                                   -        -           -     840,464            -      840,464
                                         -------  -------  ----------  ----------    ---------   ----------

Balance, December 31, 1995                30,000   31,500   3,388,500     783,625       26,995    4,260,620

  Unrealized loss on securities
   available for sale, net of tax              -        -           -           -      (71,292)     (71,292)

  Net income                                   -        -           -   1,218,580            -    1,218,580
                                         -------  -------  ----------  ----------    ---------   ----------

Balance, December 31, 1996                30,000   31,500   3,388,500   2,002,205      (44,297)   5,407,908

  Unrealized gain on securities
   available for sale, net of tax              -        -           -           -       76,288       76,288

  Net income                                   -        -           -   1,823,306            -    1,823,306
                                         -------  -------  ----------  ----------    ---------   ----------

Balance, December 31, 1997               $30,000  $31,500  $3,388,500  $3,825,511    $  31,991   $7,307,502
                                         =======  =======  ==========  ==========    =========   ==========

The accompanying notes are an integral part of these statements.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                  1997           1996           1995
                                                              -------------  -------------  -------------
Cash flows from operating activities:
 Net income                                                   $  1,823,306   $  1,218,580   $    840,464
 Adjustments
  Depreciation and amortization                                    338,314        304,966        222,535
  Provision for loan losses                                        580,000        420,000        220,000
  Deferred income tax expense (benefit)                           (200,000)        50,000       (188,000)
  Securities gains, net                                                  -         (4,539)       (11,945)
  Securities amortization and accretion, net                       (66,025)       (12,942)        12,991
  Increase in accrued interest receivable and
    other assets                                                   (98,643)      (239,352)      (256,800)
  Increase (decrease) in accrued interest payable
    and other liabilities                                          447,101       (565,524)       737,910
                                                              ------------   ------------   ------------
         Total adjustments                                       1,000,747        (47,391)       736,691
                                                              ------------   ------------   ------------
         Net cash provided from operating activities             2,824,053      1,171,189      1,577,155

Cash flows from investing activities:
 Proceeds from sales of available-for-sale securities              460,000      7,745,232      1,550,262
 Proceeds from maturities of available-for-sale securities      23,388,374      4,400,679      2,721,286
 Proceeds from maturities of held-to-maturity securities         2,578,174      1,590,855      7,284,069
 Purchases of available-for-sale securities                    (30,991,541)    (9,257,945)    (6,698,278)
 Purchases of held-to-maturity securities                         (185,000)    (3,958,441)   (23,223,566)
 Net increase in loans                                         (20,336,893)   (25,736,359)   (21,308,147)
 Capital expenditures                                             (128,491)      (223,240)      (326,475)
                                                              ------------   ------------   ------------
         Net cash used in investing activities                 (25,215,377)   (25,439,219)   (40,000,849)

Cash flows from financing activities:
 Net increase in demand and savings deposits                  $ 20,391,733   $  7,712,782   $ 14,960,211
 Net increase in time deposits                                   2,576,103      7,214,585     22,186,980
 Payment of deposit premium                                              -              -     (1,273,125)
 Net increase (decrease) in repurchase agreements                4,858,234      6,929,273     (2,444,794)
 Repayment of note payable                                      (3,450,000)      (250,000)             -
 Proceeds from note payable                                      3,700,000              -      2,500,000
 Proceeds from subordinated notes payable                          800,000      1,200,000              -
                                                              ------------   ------------   ------------
         Net cash provided from financing activities            28,876,070     22,806,640     35,929,272
                                                              ------------   ------------   ------------
         NET INCREASE (DECREASE) IN
          CASH AND CASH EQUIVALENTS                              6,484,746     (1,461,390)    (2,494,422)

Cash and cash equivalents at beginning of year                   6,364,289      7,825,679     10,320,101
                                                              ------------   ------------   ------------
Cash and cash equivalents at end of year                      $ 12,849,035   $  6,364,289   $  7,825,679
                                                              ============   ============   ============
Supplemental cash flow information:
 Interest paid                                                $  5,109,500   $  3,982,528   $  2,344,421
 Income taxes paid                                               1,262,665      1,425,130        567,212

The accompanying notes are an integral part of these statements.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1996 AND 1995



NOTE 1  -   NATURE OF BUSINESS

 Windsor Bancshares, Inc., is a registered bank holding company with one wholly-owned subsidiary bank (Bank Windsor). Nearly all of the Company's business is conducted through its subsidiary bank. The majority of the subsidiary bank's business activity is with customers located in Minnesota within the immediate area of the subsidiary bank and its three branch offices. The subsidiary bank provides a wide variety of commercial and consumer loan and deposit products and related services to its customers.

 The predominant focus of business in the Minneapolis office is in small to middle-market commercial lending and in providing banking services to executives, professionals and business owners. The subsidiary bank's outstate locations have a customer base which maintains checking, savings, and time deposit accounts and borrows for agricultural, consumer and business related purposes.


NOTE 2  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The accounting and reporting policies of Windsor Bancshares, Inc. and its wholly-owned subsidiary conform to practices within the banking industry and are based on generally accepted accounting principles. A summary of the Company's significant accounting and reporting policies, consistently applied in the preparation of the accompanying consolidated financial statements, are summarized below:


 Principles of Consolidation
 ---------------------------


 The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

 Statement of Cash Flows
 -----------------------

 For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one day periods.

 Securities
 ----------

 Securities have been classified as either "available-for-sale" or "held-to-maturity." Securities which are classified as "held-to-maturity" are stated at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income. Securities classified as "available-for-sale" are reported at estimated fair value with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders' equity.
 Premium and discounts are recognized in interest income. Gains and losses on dispositions of securities are based on the net proceeds and the adjusted cost of the securities sold using the specific identification method.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995



NOTE 2  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -  Continued

 Loans and Allowance for Loan Losses
 -----------------------------------

 Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Loans for which the collection of principal is impaired are reported at the fair values of the underlying collateral or at an amount based upon the discounted amounts of the loans' future cash flows. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

 The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to provide for possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on loans when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

 Premises and Equipment
 ----------------------

 Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method for financial reporting purposes at rates sufficient to absorb the cost over the estimated useful life of each asset. For income tax reporting purposes, depreciation is provided using accelerated methods.

 Estimated service lives are as follows:

         Buildings                              15 - 20 years
         Leasehold improvements                      10 years
         Furniture and equipment                 3 - 10 years

 Income Taxes
 ------------

 The Company and its subsidiary bank file consolidated Federal and unitary state income tax returns. The consolidated tax liability is allocated between the Company and its subsidiary bank in accordance with a formal tax sharing agreement. The agreement provides that each party is allocated the percentage of total tax expense or benefit that would have been calculated on a separate return basis.

 Stock-Based Compensation
 ------------------------

     The Company's employee stock option plans are accounted for using the intrinsic value based method under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995



NOTE 2  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -  Continued

 Deposit Premium
 ---------------

 During 1995, the subsidiary bank acquired the deposits of two offices of a Federal savings bank. The deposit premium paid in connection with this acquisition is being amortized over a ten-year period for financial reporting purposes using a straight-line method. For income tax reporting purposes, the premium is being amortized over a fifteen-year period. The unamortized deposit premium of approximately $955,000 and $1,082,000, at December 31, 1997 and 1996, is included in accrued interest receivable and other assets in the consolidated balance sheet.

 Net Income Per Share
 --------------------

 The Company's basic net income per share is computed by dividing net income available to the respective share classes by the weighed average number of outstanding common shares for each class. The Company's diluted net income per share is computed by dividing net income available to the respective share classes by the weighted average number of outstanding common shares by class and common share equivalents relating to stock options, when dilutive. Options to purchase 157,500 shares of Class A common stock with a weighted average exercise price of $1.00 were outstanding during 1995, but were excluded from the computation of common share equivalents because they were not dilutive.
 All outstanding options for Class A common stock during 1996 and 1997 were dilutive. There were no outstanding stock options for Class B common stock.

 Accounting Estimates
 --------------------

 In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications
 -----------------

 Certain 1996 and 1995 amounts have been reclassified to conform with the 1997 presentation.

 Recently Issued Accounting Standard
 -----------------------------------

 The Financial Accounting Standards Board (FASB) has issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items are required to be recognized in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS No. 130 on January 1, 1998, and all required disclosures will be included beginning with the Company's 1998 annual financial statements.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995



NOTE 3  -  SECURITIES

 The amortized cost and estimated fair value of securities at December 31, 1997 are as follows:

                                                                        Gross              Gross             Estimated
                                                   Amortized         unrealized          unrealized            fair
                                                     cost               gains              losses              value
                                               -----------------  -----------------  ------------------  -----------------
Securities available-for-sale:
   U.S. Treasury securities                          $10,635,845           $ 74,008           $ (5,577)        $10,704,276
   Obligations of other U.S. government
    agencies                                           5,846,708              4,529            (15,731)          5,835,506
   Mortgage-related securities                         4,642,398              3,846            (24,811)          4,621,433
   Obligations of political subdivisions                 599,640              9,994               (515)            609,119
   Other securities                                    1,626,722             10,575             (3,000)          1,634,297
                                                     -----------           --------           --------         -----------
                                                      23,351,313            102,952            (49,634)         23,404,631
                                                     -----------           --------           --------         -----------
Securities held-to-maturity:
   Obligations of U.S. government
    agencies                                             825,137                  -             (6,738)            818,399
   Mortgage-related securities                         7,643,521             13,132            (35,740)          7,620,913
   Obligations of political subdivisions               1,568,231             14,269                  -           1,582,500
                                                     -----------           --------           --------         -----------
                                                      10,036,889             27,401            (42,478)         10,021,812
                                                     -----------           --------           --------         -----------

                                                     $33,388,202           $130,353           $(92,112)        $33,426,443
                                                     ===========           ========           ========         ===========

The amortized cost and estimated fair value of securities at December 31, 1996 are as follows:

                                                                       Gross               Gross            Estimated
                                                   Amortized         unrealized          unrealized            fair
                                                     cost               gains              losses              value
                                               -----------------  -----------------  ------------------  -----------------
Securities available-for-sale:
   U.S. Treasury securities                          $ 8,527,462            $25,922          $ (20,720)        $ 8,532,664
   Obligations of U.S. government
      agencies                                         2,049,847                  -            (37,556)          2,012,291
   Mortgage-related securities                         4,557,727              3,476            (48,474)          4,512,729
   Other securities                                    1,015,000              3,525                  -           1,018,525
                                                     -----------            -------          ---------         -----------
                                                      16,150,036             32,923           (106,750)         16,076,209
                                                     -----------            -------          ---------         -----------
Securities held-to-maturity:
   Obligations of U.S. government
      agencies                                         1,002,075                839             (8,540)            994,374
   Mortgage-related securities                         9,714,315              3,714           (117,460)          9,600,569
   Obligations of political subdivisions               1,705,758             12,622             (8,909)          1,709,471
                                                     -----------            -------          ---------         -----------
                                                      12,422,148             17,175           (134,909)         12,304,414
                                                     -----------            -------          ---------         -----------
                                                     $28,572,184            $50,098          $(241,659)        $28,380,623
                                                     ===========            =======          =========         ===========

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995



NOTE 3  -  SECURITIES  -  Continued

 The amortized cost and estimated fair value of securities at December 31, 1997, by contractual maturity, are shown below:

                                                          Estimated
                                             Amortized      fair
                                               cost         value
                                            -----------  -----------
Securities available-for-sale:
   Due in one year or less                  $ 2,790,907  $ 2,784,952
   Due after one year through five years     12,218,688   12,285,908
   Due after five years                       2,072,598    2,078,041
   Mortgage-related securities and other
     securities                               6,269,120    6,255,730
                                            -----------  -----------
                                             23,351,313   23,404,631
Securities held-to-maturity:
   Due in one year or less                      147,698      145,391
   Due after one year through five years      1,329,807    1,334,071
   Due after five years                         915,863      921,437
   Mortgage-related securities                7,643,521    7,620,913
                                            -----------  -----------
                                             10,036,889   10,021,812
                                            -----------  -----------
                                            $33,388,202  $33,426,443
                                            ===========  ===========

 In 1997, there were no gains or losses realized on the sale of available-for-sale securities. Gross gains of $6,221 and gross losses of $1,682 were realized on the sale of available-for-sale securities in 1996. During 1995, gross gains of $11,945 were realized on the sale of available-for-sale securities. There were no security sales resulting in losses.

 Securities with an amortized cost of $17,916,316 and $12,915,754 at December 31, 1997 and 1996 were pledged to secure public deposits and for other purposes required or permitted by law.

 In December 1995, the subsidiary bank reclassified securities with an amortized cost of $8,675,298 from "held-to-maturity" to "available-for-sale". The net unrealized gain on those securities transferred was $37,179, net of deferred tax expense of $24,785.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                        DECEMBER 31, 1997, 1996 AND 1995



NOTE 4  - LOANS

Major classifications of loans at December 31, 1997 and 1996 are as follows:

                                                                                    1997          1996
                                                                                ------------   -----------
  Real estate mortgage                                                          $  3,915,674   $ 1,797,138
  Commercial mortgage                                                             11,324,231     3,471,621
  Commercial                                                                      60,031,145    48,113,657
  Home equity                                                                      2,218,823     3,068,974
  Installment and other                                                           32,233,921    33,214,296
                                                                                ------------   -----------
                                                                                 109,723,794    89,665,686
  Allowance for loan losses                                                       (1,283,065)     (981,850)
                                                                                ------------   -----------

  Loans, net                                                                    $108,440,729   $88,683,836
                                                                                ============   ===========

 In the ordinary course of business the subsidiary bank has granted loans to certain directors, officers, principal stockholders and the companies with which they are associated. The approximate aggregate outstanding amount of all such loans at December 31, 1997 and 1996 was $1,823,000 and $1,378,000
 (exclusive of loans to any such persons which in the aggregate do not exceed $60,000 in 1997). During 1997, approximately $4,257,000 of new loans were made and repayments (collection or maturities) totaled approximately $3,812,000. Deposits attributable to the above parties totaled approximately $5,765,000 and $2,666,000 at December 31, 1997 and 1996.

 Loans on an unsecured basis approximated $30,177,000 and $24,254,000 as of December 31, 1997 and 1996.

 Transactions affecting the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                         1997         1996        1995
                                      -----------  ----------  ----------
  Balance, beginning of year          $  981,850   $ 688,594   $ 639,033
   Provision for loan losses             580,000     420,000     220,000
   Loans charged off                    (279,824)   (135,285)   (192,584)
   Recoveries of charged off loans         1,039       8,541      22,145
                                      ----------   ---------   ---------

  Balance, end of year                $1,283,065   $ 981,850   $ 688,594
                                      ==========   =========   =========

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995





NOTE 5  - PREMISES AND EQUIPMENT

  A summary of premises and equipment at December 31, 1997 and 1996 is as follows:

                                                                                                   1997           1996
                                                                                               ------------   ------------
  Land and buildings                                                                           $  124,916   $    124,916
  Leasehold improvements                                                                          260,615        254,615
  Furniture and equipment                                                                         949,687        964,708
                                                                                               ------------   ------------
                                                                                                1,335,218      1,344,239
  Less accumulated depreciation                                                                  (552,520)      (486,230)
                                                                                               ------------   ------------

                                                                                               $  782,698   $    858,009
                                                                                               ============   ============


NOTE 6  -  DEPOSITS

 Deposits consist of the following at December 31, 1997 and 1996:

                                                                                                     1997           1996
                                                                                               ------------   ------------
  Non-interest bearing demand deposits                                                         $ 25,225,614   $ 24,689,626
  Interest bearing demand deposits                                                               11,803,860      9,563,336
  Savings deposits                                                                               45,224,321     27,609,100
  Time deposits, under $100,000                                                                  29,171,953     27,020,733
  Time deposits, $100,000 or more                                                                20,325,780     19,900,897
                                                                                               ------------   ------------

                                                                                               $131,751,528   $108,783,692
                                                                                               ============   ============

 At December 31, 1997, the scheduled maturities of time deposits are as follows:

        1998                                                    $ 43,447,476
        1999                                                       3,778,023
        2000                                                       2,272,234
                                                                ------------

                                                                $ 49,497,733
                                                                ============

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                        DECEMBER 31, 1997, 1996 AND 1995



NOTE 7  -  REPURCHASE AGREEMENTS


 Repurchase agreements generally mature up to one year from the transaction date. Information concerning repurchase agreements at December 31 is summarized as follows:

                                                   1997         1996
                                               ------------  -----------
  Average balance during the year              $10,514,521   $3,205,030
  Average interest rate during the year               5.01%        5.44%
  Maximum month-end balance during the year    $13,262,925   $9,120,328

 Pledged securities underlying the agreements at December 31 which remain under the subsidiary bank's control are as follows:

                             1997         1996
                          -----------  ----------
  Carrying value          $13,609,728  $7,942,651
  Estimated fair value     13,583,945   7,869,064

NOTE 8  -   NOTE PAYABLE

 During 1997, the Company refinanced its note payable with a commercial bank. The obligation is secured by the common stock of the subsidiary bank. The loan contains various covenants including certain restrictive requirements as to return on assets, equity to assets, non-performing loans to total loans and loan loss reserve to non performing loans. In addition, the Company may not pay dividends (other than in its capital stock) or redeem any shares of its capital stock. As of December 31, 1997, the balance outstanding under this loan agreement was $3,700,000. The note provides for interest at 200 basis points over the 30-day LIBOR rate for an effective rate of 7.79% at December 31, 1997. Interest is payable quarterly. The Company is obligated to repay the outstanding principal in annual installments. Scheduled annual repayments are:

1998                   $       -
1999                      370,000
2000                      370,000
2001                      370,000
2002                      370,000
2003 and thereafter     2,220,000


NOTE 9  -   SUBORDINATED NOTES PAYABLE TO OFFICERS, DIRECTORS AND STOCKHOLDERS

 In November 1996, the subsidiary bank received regulatory approval to issue up to $2,000,000 in subordinated notes payable. The notes are unsecured and subordinated to the claims of the subsidiary bank's depositors and its general and secured creditors. The notes bear interest at 10%, payable semi-annually, and mature in 2003. They may be redeemed at any time, at the option of the subsidiary bank, provided the subsidiary bank has obtained the consent of its primary Federal and state regulators. Accrued interest payable at December 31, 1997 and 1996 was $97,764 and $2,795. Interest expense for the years ended December 31, 1997 and 1996 was $159,441 and $2,795.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 10  -  COMMON STOCK

 Holders of Class A common stock have one vote per share and holders of Class B common stock have two votes per share. Holders of Class A common stock also have certain preferences over Class B common stock with respect to dividends and proceeds from the sale or liquidation of the subsidiary bank.

NOTE 11  -  STOCK OPTIONS

 The Company has stock option plans for the benefit of selected officers and key employees of the Company and its subsidiary bank. These plans were approved by the stockholders in 1989, 1992 and 1996. A total of 1,300,000 shares of Class A common stock are reserved for issuance under the plans. Options under the Company's plans are granted at or above the fair market value of the common stock at the date of grant.

 A summary of the Company's stock option transactions during the year are presented below for the years ended December 31:

                                       1997                      1996                     1995
                              -----------------------  ------------------------  -----------------------
                                          Weighted                  Weighted                 Weighted
                                          average                   average                  average
                              Shares   exercise price   Shares   exercise price  Shares   exercise price
                              -------  --------------  --------  --------------  -------  --------------
Outstanding at beginning of
 year                         420,000           $1.00  157,500            $1.00  157,500           $1.00

     Granted                  200,000            2.00  295,000             1.00        -               -
     Canceled                       -               -  (32,500)            1.00        -               -
                              -------                  -------                   -------
Outstanding at end of year
                              =======           $1.32  =======            $1.00  =======           $1.00
                              620,000                  420,000                   157,500
                              =======                  =======                   =======
Options exercisable at year
 end                          352,750           $1.18  249,438            $1.00  119,500           $1.00

Weighted-average fair value
 of options granted during
 the year                                       $ .56                     $ .43                    $   -
                                                =====                     =====                    =====

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 11  -  STOCK OPTIONS  -  Continued

 The following information applies to outstanding and exercisable stock options at December 31, 1997:

                                                Options outstanding                            Options exercisable
                             ---------------------------------------------------------  ----------------------------------
                                                     Weighted             Weighted                            Weighted
                                                      average             average                             average
                                  Number             remaining            exercise           Number           exercise
Exercise prices                outstanding       contractual life          price          exercisable          price
---------------                -----------       ----------------         --------        -----------         --------
     $1.00                        420,000             7 years               $1.00            288,750           $1.00
     $2.00                        200,000             4 years               $2.00             64,000           $2.00
                                  -------                                                    -------
                                  620,000                                                    352,750
                                  =======                                                    =======

 The Company uses the intrinsic value based method of accounting for its stock options. Had the fair value method been used for valuing options granted during 1997 and 1996, the effect on the Company's net income would not have been material. The fair value of options granted is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for all grants in 1997 and 1996: zero dividend yield, risk-free interest rates of 6.750% and 5.725% and expected lives of 6.7 and 9.1 years. The effect on net income may not be representative of future effects.

NOTE 12  -  COMMITMENTS AND CONTINGENCIES

 Commitments
 -----------

 The subsidiary bank conducts the operations of its Minneapolis, Minnesota office in leased facilities. The lease provides for payment of certain operating expenses by the subsidiary bank in addition to base rent. The lease expires in 2003 and includes an option to renew for an additional ten years under similar terms.

 The net minimum annual rental commitments as of December 31, 1997 are as follows:

                        Year ending December 31
                        -----------------------
                                    1998                   $167,803
                                    1999                    171,474
                                    2000                    171,474
                                    2001                    171,474
                                    2002                    171,474
                                    2003                    171,474

 Total rent expense for the years ended December 31, 1997, 1996 and 1995 was approximately $354,000, $336,000 and $316,000, which includes the subsidiary bank's portion of operating costs.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 12  -  COMMITMENTS AND CONTINGENCIES  -  Continued

 Financial Instruments with Off-Balance Sheet Risk
 -------------------------------------------------

 The subsidiary bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

 The subsidiary bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

 The contract or notional amount of financial instruments whose contract amounts represent credit risk were approximately $25,586,000 for commitments to extend credit and $5,027,000 for standby letters of credit at December 31, 1997. A significant amount of the commitments to extend credit represent discretionary lines of credit which may or may not be funded at the subsidiary bank's option.

 Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the subsidiary bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, investment securities, inventory, property, plant and equipment, and income-producing commercial properties. A substantial portion of the commitments to extend credit are variable-rate commitments which reprice daily. These commitments take the form of approved loans, with terms up to one year.

 Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank holds appropriate collateral supporting those commitments for which collateral is deemed necessary.

 Contingencies
 -------------

 In the ordinary course of business, the subsidiary bank is subject to certain legal proceedings and claims. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.


 On December 28, 1998, the National Minority Supplier Development Council Business Consortium Fund, Inc. ("BCF") served a complaint on the Bank naming it as a defendant in a civil action venued in Minnesota state court. The complaint makes a number of claims against the Bank relating to losses under a $500,000 line of credit in which BCF was a 75% participant and the Bank served as administrative agent, and claims damages in excess of $400,000. The Company intends to vigorously defend the claims, although no assurances can be given as to the outcome of this matter.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 13  -  INCOME TAXES

  Income tax expense for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                          1997       1996       1995
                                       ----------   --------  ---------
  Current
   Federal                            $1,050,300   $564,000  $ 579,200
   State                                 345,500    196,000    177,400
                                      ----------   --------  ---------
                                       1,395,800    760,000    756,600

  Deferred expense (benefit)
   Federal                              (182,000)    45,000   (171,000)
   State                                 (18,000)     5,000    (17,000)
                                      ----------   --------  ---------
                                        (200,000)    50,000   (188,000)
                                      ----------   --------  ---------

  Income tax expense                  $1,195,800   $810,000  $ 568,600
                                      ==========   ========  =========

 The tax effects of the cumulative temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes are as follows:

                                                 December 31,
                                            --------------------
                                              1997       1996
                                            ---------  ---------
  Loan loss reserve                         $440,000   $332,000
  Intangible assets                           42,000     26,000
  Depreciation                               (64,000)   (54,000)
  Other                                       22,000    (64,000)
                                            --------   --------

  Net deferred tax asset                    $440,000   $240,000
                                            ========   ========

 The net deferred tax asset, for which no valuation allowance has been established, is included in accrued interest receivable and other assets in the consolidated balance sheet.

 The following is a reconciliation of the Federal statutory income tax rate to the consolidated effective tax rate:

                                         Years ended December 31,
                                        ---------------------------
                                          1997      1996     1995
                                        --------  --------  -------

  Federal statutory rate                   34.0%     34.0%    34.0%
  State taxes, net of federal effect        7.0       6.4      7.4
  Other                                    (1.4)      (.5)    (1.0)
                                           ----      ----     ----

                                           39.6%     39.9%    40.4%
                                           ====      ====     ====

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 14  -  FAIR VALUES OF FINANCIAL INSTRUMENTS

 The consolidated financial statements include various estimated fair value information as of December 31, 1997. The fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among entities and are subject to change. The following methods and assumptions were used by the Company in estimating financial instrument fair values:

 CASH AND DUE FROM BANKS: The balance sheet carrying amount for cash and due from banks have no interest rate risk component and their carrying amount was assumed to approximate estimated fair value.

 FEDERAL FUNDS SOLD: The balance sheet carrying amount for Federal funds sold approximates the estimated fair value of such assets.

 SECURITIES: Fair values for securities are based on quoted market prices, if available. If quoted market prices are not available, fair values were based on quoted market prices of comparable instruments.

 LOANS: For variable-rate loans that reprice frequently and which entail no significant change in credit risk, fair values were based on the carrying values. The estimated fair values of fixed-rate loans were estimated based on discounted cash flow analyses using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. Estimated fair value was based on gross loans.

 OFF-BALANCE-SHEET INSTRUMENTS: The substantial majority of the subsidiary bank's lending commitments and standby letters of credit have variable rates and do not expose the subsidiary bank to interest rate risk. In the event these off-balance-sheet instruments are ultimately funded, virtually all funding will be at their current market rates. The notional carrying amount of these off-balance-sheet instruments were assumed to approximate estimated fair value.

 DEPOSITS: The fair values estimated for demand deposits, savings accounts and certain variable-rate money market deposits are, by definition, equal to the amount payable on demand at the reporting date. Fair values of fixed-rate certificates of deposit were estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregate expected monthly time deposit maturities.

 REPURCHASE AGREEMENTS: The carrying amount of repurchase agreements were assumed to approximate estimated fair value.

 NOTE PAYABLE: The carrying amount for the note payable approximates its fair value in that the obligation is based upon a market rate index.

 SUBORDINATED NOTES PAYABLE: The carrying amount of subordinated notes payable approximates estimated fair value.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 14  -  FAIR VALUES OF FINANCIAL INSTRUMENTS  -  Continued

 The carrying amounts and estimated fair values of the Company's financial instruments consisted of the following:

                                                                       December 31,
                                 -----------------------------------------------------------------------------------------
                                                     1997                                         1996
                                 --------------------------------------------  -------------------------------------------
                                        Carrying              Estimated               Carrying              Estimated
                                         value                fair value               value               fair value
                                 ----------------------  --------------------  ----------------------  -------------------
Cash and due from banks               $  9,049,035          $  9,049,035            $  5,864,289         $  5,864,289
Federal funds sold                       3,800,000             3,800,000                 500,000              500,000
Securities                              33,441,520            33,426,443              28,498,357           28,380,623
Loans                                  108,440,729           108,199,588              88,683,836           88,478,532
Deposits                               131,751,528           131,832,319             108,783,692          108,833,972
Repurchase agreements                   11,894,347            11,894,347               7,036,113            7,036,113
Note payable                             3,700,000             3,700,000               3,450,000            3,450,000
Subordinated notes payable
                                         2,000,000             2,000,000               1,200,000            1,200,000
                                          Notional             Estimated                Notional            Estimated
                                            amount            fair value                  amount           fair value
                                      ------------          ------------            ------------         ------------
  Letters of credit                   $  5,027,000          $  5,027,000            $  2,858,000         $  2,858,000
  Loan commitments                      25,586,000            25,586,000              23,168,000           23,168,000

 Financial Accounting Standards Board Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate estimated net fair value amount does not represent, and should not be interpreted to represent, the fair value of the Company.

NOTE 15  -  REGULATORY MATTERS

  The subsidiary bank is a state chartered institution and is subject to dividend restrictions established by the Minnesota Department of Commerce. Under such restrictions, the subsidiary bank may not, without prior approval, declare dividends in excess of 50% of the prior years' net income nor may the dividend reduce adjusted equity capital to adjusted total assets to a level below 6%. The total dividend, as of December 31, 1997, which the subsidiary bank could declare without prior approval of the Minnesota Department of Commerce, is approximately $1,002,000.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 15  -  REGULATORY MATTERS  -  Continued

 The Federal Reserve Board, the Company's primary regulator, has adopted risk-based capital regulations which require the Company to maintain a risk based capital/asset ratio of at least 8%. The Company's capital ratios exceed the minimum ratios required. The subsidiary bank is also subject to certain regulatory capital requirements administered by various bank regulatory agencies. These capital requirements represent quantitative measures of the subsidiary bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The subsidiary bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
 Management believes that, as of December 31, 1997, the subsidiary bank meets the minimum capital requirements to be considered well capitalized.

                                                                            For capital
                                                Actual                   adequacy purposes           To be well capitalized
                                     -----------------------------  ----------------------------  -----------------------------
                                          Amount          Ratio         Amount          Ratio          Amount          Ratio
                                     ----------------  -----------  ---------------  -----------  ----------------  -----------
  As of December 31, 1997:
Total Capital (to risk weighted
 assets)                                  $13,252,000        11.1%       $9,585,000         * 8%       $11,981,000        * 10%

Tier I Capital (to risk weighted
 assets)                                    9,969,000         8.3%        4,792,000         * 4%         7,188,000         * 6%

Tier I Capital (to average assets)
                                            9,969,000         6.7%        5,951,000         * 4%         7,439,000         * 5%

  As of December 31, 1996
Total Capital (to risk weighted
 assets)                                    9,870,000        10.2%        7,733,000         * 8%         9,666,000         *10%

Tier I Capital (to risk weighted
 assets)                                    7,688,000         8.0%        3,867,000         * 4%         5,800,000         * 6%

Tier I Capital (to average assets)
                                            7,688,000         6.4%        4,824,000         * 4%         6,030,000         * 5%

* greater than or equal to

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 16  -  PARENT COMPANY FINANCIAL INFORMATION

 Presented below are condensed financial statements for Windsor Bancshares, Inc. (Parent Company) only:


                           CONDENSED BALANCE SHEETS


                                                      December 31,
                                                 -----------------------
                                                    1997         1996
                                                 -----------  ----------
         Assets

  Cash                                           $    68,902  $  147,172
  Securities                                          11,022           -
  Investment in bank subsidiary                   10,955,730   8,725,902
  Other assets                                        33,900     116,632
                                                 -----------  ----------

         Total assets                            $11,069,554  $8,989,706
                                                 ===========  ==========

         Liabilities and Stockholders' Equity

  Liabilities
   Note payable                                  $ 3,700,000  $3,450,000
   Other liabilities                                  62,052     131,798
                                                 -----------  ----------

         Total liabilities                         3,762,052   3,581,798

  Stockholders' equity                             7,307,502   5,407,908
                                                 -----------  ----------

 Total liabilities and stockholders' equity      $11,069,554  $8,989,706
                                                 ===========  ==========

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 16  -  PARENT COMPANY FINANCIAL INFORMATION  -  Continued

                        CONDENSED STATEMENTS OF INCOME

                                                                                 Years ended December 31,
                                                               ------------------------------------------------------
                                                                  1997                   1996                  1995
                                                               ----------             ----------           ----------
  Dividend from subsidiary                                     $        -             $  450,000           $1,100,000
  Other interest and dividends                                         22                      -                4,753
                                                               ----------             ----------           ----------

         Total income                                                  22                450,000            1,104,753

  Expenses
   Interest                                                       283,631                285,820              214,009
   Amortization of intangibles                                      7,198                  7,198                7,198
   Other operating expenses                                         7,027                 17,427               58,953
                                                               ----------             ----------           ----------

         Total expenses                                           297,856                310,445              280,160
                                                               ----------             ----------           ----------

Income (loss) before income taxes and
 undistributed net income of subsidiary                          (297,834)               139,555              824,593

  Income tax benefit                                              117,600                123,000              108,500
                                                               ----------             ----------           ----------

Income (loss) before undistributed net income of
 subsidiary                                                      (180,234)               262,555              933,093

Equity in undistributed net income of subsidiary                2,003,540                956,025              (92,629)
                                                               ----------             ----------           ----------

         Net income                                            $1,823,306             $1,218,580           $  840,464
                                                               ==========             ==========           ==========

                   WINDSOR BANCSHARES, INC. AND SSUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 16  -  PARENT COMPANY FINANCIAL INFORMATION  -  Continued

                      CONDENSED STATEMENTS OF CASH FLOWS


                                                                          Years ended December 31,
                                                     -------------------------------------------------------------------
                                                             1997                   1996                   1995
                                                     ---------------------  ---------------------  ---------------------
  Cash flows from operating activities:
   Net income                                              $ 1,823,306             $1,218,580            $   840,464
   Adjustments:
     Amortization                                                7,198                  7,198                  7,198
     Equity in undistributed net income of
        subsidiary                                          (2,003,540)              (956,025)                92,629
(Increase) decrease in other assets                             75,534                460,665               (255,556)
Increase (decrease) in other liabilities                       (69,746)              (352,165)               174,521
                                                           -----------             ----------            -----------

         Net cash provided from (used in)
          operating activities                                (167,248)               378,253                859,256

  Cash flows from investing activities:
   Investment in subsidiary                                   (150,000)                     -             (3,425,000)
   Purchase of investment securities                           (11,022)                     -                      -
                                                           -----------             ----------            -----------

         Net cash used in investing activities                (161,022)                     -             (3,425,000)

  Cash flows from financing activities:
   Repayment of note payable                                (3,450,000)              (250,000)                     -
   Proceeds from note payable                                3,700,000                      -              2,500,000
                                                           -----------             ----------            -----------

         Net cash provided from (used in)
          financing activities                                 250,000               (250,000)             2,500,000
                                                           -----------             ----------            -----------

         Net increase (decrease) in cash                       (78,270)               128,253                (65,744)

  Cash, beginning of year                                      147,172                 18,919                 84,663
                                                           -----------             ----------            -----------

  Cash, end of year                                        $    68,902             $  147,172            $    18,919
                                                           ===========             ==========            ===========

                   WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                       DECEMBER 31, 1997, 1996 AND 1995



NOTE 17  -  SUBSEQUENT EVENT


 On October 1, 1998, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with Associated Banc - Corp ("Associated") wherein shareholders of the Company would receive shares of Associated in exchange for their shares of the Company. The proposed merger is subject to the appropriate regulatory and shareholder approvals and compliance with the terms of the Merger Agreement by the Company and Associated. If the merger agreement is terminated under certain circumstances, the Company will be obligated to pay Associated a fee equal to 3% of the aggregate value of the merger as of the date of termination. The terms of the proposed transaction, which is expected to be consummated in early 1999, require that the transaction be accounted for as a pooling of interests. Under the terms of the Merger Agreement, each issued and outstanding share of Class A and Class B common stock of the Company shall be converted into the right to receive shares of common stock of Associated under a formula defined in the Merger Agreement. Pursuant to the Merger Agreement, a total of 800,000 shares are to be issued; a cash payment will be made in lieu of any fractional shares and to those shareholders who invoke dissenter's rights. On December 18, 1998, the First Amendment to the Merger Agreement was entered into by Associated and the Company. The primary purposes of the First Amendment were to change the date after which either party has the right to unilaterally terminate the Agreement from January 25, 1999 to February 3, 1999 and to reflect the anticipated accounting treatment of the Merger as the purchase method of accounting.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                     UNAUDITED CONSOLIDATED BALANCE SHEET

                              SEPTEMBER 30, 1998


                  ASSETS
Cash and due from banks                                               $  4,965,297
Federal funds sold                                                      20,800,000
Securities                                                              49,670,800
Loans, less allowance for loan losses                                  112,165,612
Premises and equipment, less accumulated depreciation                      753,380
Accrued interest receivable and other assets                             2,517,267
                                                                      ------------
                  Total assets                                        $190,872,356
                                                                      ============

                  LIABILITIES AND
                     STOCKHOLDERS' EQUITY

Non interest bearing deposits                                         $ 24,325,518
Interest bearing deposits                                              138,415,804
                                                                      ------------
                  Total deposits                                       162,741,322

Repurchase agreements                                                   11,784,034
Note payable                                                             3,700,000
Subordinated notes payable to officers, directors and stockholders       2,000,000
Accrued interest payable and other liabilities                           1,478,234
                                                                      ------------
                  Total liabilities                                    181,703,590

Commitments and contingencies                                                    -

Stockholders' equity
  Common stock - Class A, $.01 par value; 10,000,000
     shares authorized; 3,190,000 and 3,000,000 shares
     issued and outstanding at September 30, 1998 and
     December 31, 1997                                                      31,900
  Common stock - Class B; $.01 par value; 5,000,000
     shares authorized; 3,150,000 shares issued and
     outstanding                                                            31,500
  Additional paid-in capital                                             3,707,600
  Retained earnings                                                      5,392,613
  Accumulated other comprehensive income                                     5,153
                                                                      ------------
                  Total stockholders' equity                             9,168,766
                                                                      ------------
                  Total liabilities and stockholders' equity          $190,872,356
                                                                      ============

The accompanying notes are an integral part of these statements.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                UNAUDITED CONSOLIDATED STATEMENTS OF NET INCOME

                 NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                    1998        1997
                                                                -----------  ----------
INTEREST INCOME
 Interest and fees on loans                                     $ 8,384,856  $7,355,033
 Interest on securities
  Taxable                                                         1,777,154   1,412,310
  Tax exempt                                                         52,831      52,092
 Interest on Federal funds sold                                     395,939     297,310
                                                                -----------  ----------
         Total interest income                                   10,610,780   9,116,745

INTEREST EXPENSE
 Deposits                                                         4,110,194   3,195,463
 Repurchase agreements and other borrowed funds                     770,523     697,871
                                                                -----------  ----------
         Total interest expense                                   4,880,717   3,893,334
                                                                -----------  ----------
         Net interest income                                      5,730,063   5,223,411

PROVISION FOR LOAN LOSSES                                           375,000     270,000
                                                                -----------  ----------
         Net interest income after provision for loan losses      5,355,063   4,953,411

OTHER INCOME
 Service charges and other fees                                     265,567     283,204
 Securities gains                                                    49,513           -
                                                                -----------  ----------
         Total other income                                         315,080     283,204
                                                                -----------  ----------
OTHER EXPENSE
 Salaries and benefits                                            1,690,322   1,574,164
 Occupancy and equipment expense                                    451,553     476,346
 Data processing                                                    143,197     140,278
 Professional fees                                                  209,939     110,842
 Marketing and advertising                                          115,365     110,656
 Amortization of intangibles                                        100,584     100,883
 Other                                                              364,381     338,359
                                                                -----------  ----------
         Total other expense                                      3,075,341   2,851,528
                                                                -----------  ----------
         Income before income taxes                               2,594,802   2,385,087

INCOME TAX EXPENSE                                                1,027,700     947,500
                                                                -----------  ----------
         NET INCOME                                             $ 1,567,102  $1,437,587
                                                                ===========  ==========
Net income per share
 Basic
  Class A                                                       $      0.27  $     0.26
  Class B                                                              0.23        0.21

 Diluted
  Class A                                                       $      0.26  $     0.25
  Class B                                                              0.23        0.21

Weighted average shares outstanding
 Basic
  Class A                                                         3,112,967   3,000,000
  Class B                                                         3,150,000   3,150,000

 Diluted
  Class A                                                         3,296,441   3,144,653
  Class B                                                         3,150,000   3,150,000

The accompanying notes are an integral part of these statements.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                 NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


                                                                    1998           1997
                                                                -------------  -------------
Cash flows from operating activities:
 Net income                                                     $  1,567,102   $  1,437,587
 Adjustments:
  Depreciation and amortization                                      247,659        254,708
  Provision for loan losses                                          375,000        270,000
  Securities gains                                                   (49,513)             -
  Securities amortization and accretion, net                           8,454        (51,906)
  Increase in accrued interest receivable and other assets           (69,405)      (114,839)
  Increase in accrued interest payable and other liabilities         168,075        386,656
                                                                ------------   ------------

         Total adjustments                                           680,270        744,619
                                                                ------------   ------------

         Net cash provided from operating activities               2,247,372      2,182,206

Cash flows from investing activities:
 Proceeds from sales of available-for-sale securities              3,023,594         25,000
 Proceeds from maturities of available-for-sale securities         9,145,537      9,434,678
 Proceeds from maturities of held-to-maturity securities           3,556,333      1,997,716
 Purchase of available-for-sale securities                       (31,958,415)   (13,660,916)
 Purchases of held-to-maturity securities                                  -       (185,000)
 Net increase in loans                                            (4,099,883)   (16,260,615)
 Capital expenditures, net                                          (117,757)      (121,074)
                                                                ------------   ------------

         Net cash used in investing activities                   (20,450,591)   (18,770,211)

Cash flows from financing activities:
 Net increase in demand and savings deposits                      22,927,966     15,842,145
 Net increase (decrease) in time deposits                          8,061,828       (448,493)
 Net increase (decrease) in repurchase agreements                   (110,313)     1,026,930
 Repayment of note payable                                                 -     (3,450,000)
 Proceeds from note payable                                                -      3,700,000
 Proceeds from subordinated notes payable                                  -        800,000
 Proceeds from exercise of stock options                             240,000              -
                                                                ------------   ------------

         Net cash provided from financing activities              31,119,481     17,470,582
                                                                ------------   ------------

         NET INCREASE IN CASH AND
          CASH EQUIVALENTS                                        12,916,262        882,577

Cash and cash equivalents at beginning of period                  12,849,035      6,364,289
                                                                ------------   ------------

Cash and cash equivalents at end of period                      $ 25,765,297   $  7,246,866
                                                                ============   ============
Supplemental cash flow information:
 Interest paid                                                  $  4,694,723   $  3,726,682
 Income taxes paid                                                 1,069,811        838,665

 Income tax benefits of $81,000 derived from the exercise of stock options in 1998 were recorded as a reduction of current income taxes payable and an increase in additional paid-in capital.

The accompanying notes are an integral part of these statements.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)



NOTE 1  -  GENERAL

 The accounting and reporting policies of Windsor Bancshares, Inc. and Subsidiary (the "Company") conform to generally accepted accounting principles and to general practices within the banking industry. Significant accounting policies used by the Company are described in the summary of significant accounting policies included as a part of the December 31, 1997, 1996 and 1995 consolidated financial statements.


 The financial statements reflect adjustments, all of which are of a normal recurring nature, and, in the opinion of management, necessary for a fair statement of results for the interim periods. The operating results for the nine months ended September 30, 1998 and 1997 are not necessarily indicative of the results which may be expected for the entire year. The accompanying consolidated financial statements should be read in conjunction with the Company's December 31, 1997, 1996 and 1995 consolidated financial statements and related notes.


NOTE 2  -  ALLOWANCE FOR LOAN LOSSES

 A summary of the changes in the allowance for loan losses is as follows:


                                                                Nine months ended
                                                                  September 30,
                                                           -----------------------
                                                              1998        1997
                                                           ----------   ---------
  Balance, beginning of period                             $1,283,065   $ 981,850
  Provision charged to expense                                375,000     270,000
  Loan chargeoffs, net of recoveries                         (328,479)   (254,094)
                                                           ----------   ---------

  Balance, end of period                                   $1,329,586   $ 997,756
                                                           ==========   =========

NOTE 3  -  SECURITIES


 On October 1, 1998, the Company's subsidiary bank reclassified securities with an amortized cost of $6,495,327 from "held-to-maturity" to "available-for-sale." This one time transfer was made in connection with the Company's adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The net unrealized gain on those securities transferred was $16,910, net of deferred tax expense of $11,273.

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                                  (UNAUDITED)


NOTE 4  -  COMPREHENSIVE INCOME

 The Financial Accounting Standards Board (FASB) has issued SFAS No. 130, "Reporting Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items are required to be recognized in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS No. 130 on January 1, 1998, and all required disclosures will be included beginning with the Company's 1998 annual financial statements.

 The Company's comprehensive income for the nine month periods ended September 30, 1998 and 1997 is as follows:

                                                                                           1998         1997
                                                                                       -----------  ----------
  Net income                                                                           $1,567,102   $1,437,587

  Other comprehensive income, net of tax
   Unrealized holding gains on securities arising during the period                         2,870       37,598
   Less:  reclassification adjustment for gains realized in net income                    (29,708)           -
                                                                                       ----------   ----------

  Other comprehensive income                                                              (26,838)      37,598
                                                                                       ----------   ----------

  Comprehensive income                                                                 $1,540,264   $1,475,185
                                                                                       ==========   ==========

NOTE 5  -  CHANGES IN STOCKHOLDERS' EQUITY

 Changes in stockholders' equity for the nine months ended September 30, 1998 and 1997 are as follows:

                                                                                                             1998         1997
                                                                                                          ----------   ----------
  Class A common stock
   Balance, January 1                                                                                     $   30,000   $   30,000
   Proceeds from exercise of stock options                                                                     1,900            -
                                                                                                          ----------   ----------

   Balance, September 30                                                                                  $   31,900   $   30,000
                                                                                                          ==========   ==========

  Additional paid-in capital
   Balance, January 1                                                                                     $3,388,500   $3,388,500
   Proceeds from exercise of stock options                                                                   238,100            -
   Tax benefits from exercise of stock options                                                                81,000            -
                                                                                                          ----------   ----------

     Balance, September 30                                                                                $3,707,600   $3,388,500
                                                                                                          ==========   ==========

                    WINDSOR BANCSHARES, INC. AND SUBSIDIARY

                                  (UNAUDITED)


NOTE 5  -  CHANGES IN STOCKHOLDERS' EQUITY  -  Continued

                                                               1998         1997
                                                            ----------   ----------
  Retained earnings
   Balance, January 1                                       $3,825,511   $2,002,205
   Net income                                                1,567,102    1,437,587
                                                            ----------   ----------

   Balance, September 30                                    $5,392,613   $3,439,792
                                                            ==========   ==========

  Accumulated other comprehensive income
   Balance, January 1                                       $   31,991   $  (44,297)
   Unrealized gain on securities available-for-sale              2,870       37,598
   Reclassification for gains realized in net income           (29,708)           -
                                                            ----------   ----------

   Balance, September 30                                    $    5,153   $   (6,699)
                                                            ==========   ==========


NOTE 6  -  SUBSEQUENT EVENT


 On October 1, 1998, the Company entered into an agreement and Plan of Merger ("Merger Agreement") with Associated Banc - Corp ("Associated") wherein shareholders of the Company would receive shares of Associated in exchange for their shares of the Company. The proposed merger is subject to the appropriate regulatory and shareholder approvals and compliance with the terms of the Merger Agreement by the Company and Associated. If the merger agreement is terminated under certain circumstances, the Company will be obligated to pay Associated a fee equal to 3% of the aggregate value of the merger as of the date of termination. The terms of the proposed transaction, which is expected to be consummated in early 1999, require that the transaction be accounted for as a pooling of interests. Under the terms of the Merger Agreement, each issued and outstanding share of Class A and Class B common stock of the Company shall be converted into the right to receive shares of common stock of Associated under a formula defined in the Merger Agreement. Pursuant to the Merger Agreement, a total of 800,000 shares are to be issued; a cash payment will be made in lieu of any fractional shares and to those shareholders who invoke dissenter's rights. On December 18, 1998, the First Amendment to the Merger Agreement was entered into by Associated and the Company. The primary purposes of the First Amendment were to change the date after which either party has the right to unilaterally terminate the Agreement from January 25, 1999 to February 3, 1999 and to reflect the anticipated accounting treatment of the Merger as the purchase method of accounting.


 On December 28, 1998, the National Minority Supplier Development Council Business Consortium Fund, Inc. ("BCF") served a complaint on the Bank naming it as a defendant in a civil action venued in Minnesota state court. The complaint makes a number of claims against the Bank relating to losses under a $500,000 line of credit in which BCF was a 75% participant and the Bank served as administrative agent, and claims damages in excess of $400,000. The Company intends to vigorously defend the claims, although no assurances can be given as to the outcome of this matter.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         The Registrant is incorporated under the Wisconsin Business Corporation Law (the "WBCL"). Under Section 180.0851 of the WBCL, the Registrant shall indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Registrant. In all other cases, the Registrant shall indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the Registrant; unless liability was incurred because he or she breached or failed to perform a duty owed to the Registrant and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement between the director or officer and the Registrant or a resolution of the Board of Directors or adopted by majority vote of the Registrant's shareholders.

     Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to
180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

     The Registrant's Articles of Incorporation contains no provisions in relation to the indemnification of directors and officers of the Registrant.

     Article XI of the Registrant's Bylaws ("Article XI") authorizes indemnification of officers and directors of the Registrant consistent with the description of the indemnification provisions in Section 180.0851 of the WBCL as described above. Article XI provides that the Registrant shall indemnify a director, officer, employee or agent of the Registrant to the extent such individual has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal (including, but not limited to, any act or failure to act alleged or determined (i) to have been negligent, (ii) to have violated the Employee Retirement Income Security Act of 1974; or (iii) to have violated Sections 180.0832, 180.0833 and 180.1202 of the WBCL, or any successor thereto, regarding loans to directors, unlawful distributions and distributions of assets, which involves foreign, federal, state or local law and which is brought by or in the right of the Registrant or by any other person or entity, to which the director, officer, employee or agent was a party because he or she is a director, officer, employee or agent. In all other cases, the Registrant shall indemnify a director, officer, employee or agent of the Registrant against liability and expenses incurred by such person in a proceeding unless it shall have been proven by final judicial adjudication that such person breached or failed to perform a duty owed to the Registrant under the circumstances described above as set forth in Section 180.0851 of the WBCL. Article XI defines a "director, officer, employee or agent" as (i) a natural person who, is or was a director, officer, employee or agent of the Registrant, (ii) a natural person who, while a director, officer, employee or agent of the Registrant, is or was serving either pursuant to the Registrant's specific request or as a result of the nature of such person's duties to the Registrant as a director, officer, partner, trustee, member of any governing or decision making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise and (iii) a person who, while a director, officer, employee or agent of the Registrant, is or was serving an employee benefit plan because his or her duties to the Registrant also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan. Unless the context requires otherwise, Article XI indemnification extends to the estate or personal representative of a director, officer, employee or agent.

     All officers, directors, employees and agents of controlled subsidiaries of the Registrant shall be deemed for purposes of Article XI to be serving as such officers, directors, employees and agents at the request of the Registrant. The right to indemnification granted to such officers and directors by Article XI is not subject to any limitation or restriction imposed by any provision of the Articles of Incorporation or Bylaws of a controlled subsidiary. For purposes of
Article XI, a "controlled subsidiary" means any corporation at least 80% of the outstanding voting stock of which is owned by the Registrant or another controlled subsidiary of the Registrant.

     Upon written request by a director, officer, employee or agent who is a party to a proceeding, the Registrant shall pay or reimburse his or her reasonable expenses as incurred if the director, officer, employee or agent provides the Registrant with: (i) a written affirmation of his or her good faith belief that he or she is entitled to indemnification under Article XI; and (ii) a written undertaking to repay all amounts advanced without interest to the extent that it is ultimately determined that indemnification under Article XI is prohibited. The Registrant shall have the power to purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent against any liability asserted against or incurred by the individual in any such capacity arising out of his or her status as such, regardless of whether the Registrant is required or authorized to indemnify or allow expenses to the individual under Article XI.

     The right to indemnification under Article XI may be amended only by a majority vote of the shareholders and any reduction in the right to indemnification may only be prospective from the date of such vote.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits

Exhibit No.
----------

         2(a) Agreement and Plan of Merger dated as of October 1, 1998 between the Registrant and Windsor Bancshares, Inc., incorporated by reference to Exhibit A to the Proxy Statement/Prospectus of the Registrant and Windsor Bancshares, Inc. (the "Proxy Statement/Prospectus").

         3(a) Articles of Incorporation, as amended and restated, incorporated by reference to Exhibit 3 of the Registrant's Quarterly Report on Form 10-Q filed for the quarter ended June 30, 1993, SEC File No. 0-5519.

         3(b) Articles of Amendment to Articles of Incorporation, as amended and restated, incorporated by reference to Exhibit 3(a) of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, SEC File No. 0-5519.

         3(c) Bylaws, as amended, incorporated by reference to Exhibit 3(b) of the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1997, SEC File No. 0-5519.

         4 The Registrant has outstanding certain long term debt. None of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries. Thus, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the Commission upon request.

         5* Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. regarding legality of issuance of the Registrant's securities.

         8* Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. regarding certain federal income tax matters.

         10(a) The 1982 Incentive Stock Option Plan of the Registrant incorporated by reference to Exhibit 10 to Annual Report on Form 10-K for fiscal year ended December 31, 1987.

         10(b) The Restated Long-Term Incentive Stock Option Plan of the
               Registrant incorporated by reference to Exhibit 10 filed with the Registrant's registration statement (33-86790) on Form S-8 filed under the Securities Act of 1933.

         10(c) Change of Control Plan of the Registrant effective April 25, 1994 incorporated by reference to Exhibit 10(d) of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1994, SEC File No. 0-5519.

         10(d) Deferred Compensation Plan and Deferred Compensation Trust effective as of December 16, 1993, and Deferred Compensation Agreement of the Registrant dated December 31, 1994, incorporated by reference to Exhibit 10(e) of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1994, SEC File No. 0-5519.

         11 Statement Re Computation of Per Share Earnings incorporated by reference to Exhibit 11 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Exhibit 11 of the Registrant's Quarterly Report on Form 10-Q filed for the quarter ended September 30, 1998, SEC File No. 0-5519.

         21 List of Subsidiaries of the Registrant incorporated by reference to Exhibit 21 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, SEC File No. 0-5519.

         23(a)** Consent of KPMG Peat Marwick LLP.

         23(b)** Consent of Ernst & Young LLP.

         23(c)** Consent of Grant Thornton LLP.

         23(d)* Consent of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. incorporated by reference to Exhibit 5.

         24*     Powers of Attorney.
-------------------
*Previously filed.
**Filed herewith.

(b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

ITEM 22. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this pre-effective amendment no. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on this 31st day of December, 1998.

                                              ASSOCIATED BANC-CORP


                                              By: /s/ Harry B. Conlon
                                                  -------------------------
                                                  Harry B. Conlon,
                                                  Chairman and Chief
                                                  Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment no. 2 to registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                     Title                           Date
     ---------                     -----                           ----

/s/ Harry B. Conlon        Chairman, Chief Executive        December 31, 1998
-----------------------
Harry B. Conlon              Officer and a Director
                             (Principal Financial)

/s/ Joseph B. Selner       Chief Financial Officer          December 31, 1998
-----------------------
Joseph B. Selner           (Principal Financial Officer
                           and Principal Accounting
                                   Officer)

/s/ Robert C. Gallagher    President, Chief Operating       December 31, 1998
-----------------------     Officer and a Director
Robert C. Gallagher

       *
-----------------------    Vice Chairman and a Director     December 31, 1998
John C. Seramur

       *                          Director                  December 31, 1998
-----------------------
Robert S. Gaiswinkler

       *                          Director                  December 31, 1998
-----------------------
Ronald R. Harder

       *                          Director                  December 31, 1998
-----------------------
John S. Holbrook, Jr.

       *                          Director                  December 31, 1998
-----------------------
William R. Hutchinson

Signature                         Title                    Date
---------                         -----                    ----

       *                          Director                  December 31, 1998
-----------------------
Robert P. Konopacky

       *                          Director                  December 31, 1998
-----------------------
Dr. George R. Leach

       *                          Director                  December 31, 1998
-----------------------
John C. Meng

       *                          Director                  December 31, 1998
-----------------------
J. Douglas Quick

       *                          Director                  December 31, 1998
-----------------------
John H. Sproule

       *                          Director                  December 31, 1998
-----------------------
Ralph R. Staven

       *                          Director                  December 31, 1998
-----------------------
Norman L. Wanta


     *Brian R. Bodager hereby signs this pre-effective amendment no. 2 to registration statement on December 31, 1998 on behalf of each of the indicated persons for whom he is attorney-in-fact pursuant to a power of attorney filed herewith.

                                                *By: /s/ Brian R. Bodager
                                                     ------------------------
                                                     Brian R. Bodager

                                 EXHIBIT INDEX

Exhibit No.
-----------

     2(a) Agreement and Plan of Merger dated as of October 1, 1998 between the Registrant and Windsor Bancshares, Inc., incorporated by reference to Exhibit A to the Proxy Statement/Prospectus of the Registrant and Windsor Bancshares, Inc. (the "Proxy Statement/Prospectus").

     3(a) Articles of Incorporation, as amended and restated, incorporated by reference to Exhibit 3 of the Registrant's Quarterly Report on Form 10-Q filed for the quarter ended June 30, 1993, SEC File No. 0-5519.

     3(b) Articles of Amendment to Articles of Incorporation, as amended and restated, incorporated by reference to Exhibit 3(a) of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, SEC File No. 0-5519.

     3(c) Bylaws, as amended, incorporated by reference to Exhibit 3(b) of the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1997, SEC File No. 0-5519.

     4 The Registrant has outstanding certain long term debt. None of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries. Thus, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the Commission upon request.

     5* Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. regarding legality of issuance of the Registrant's securities.

     8* Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. regarding certain federal income tax matters.

     10(a) The 1982 Incentive Stock Option Plan of the Registrant incorporated by reference to Exhibit 10 to Annual Report on Form 10-K for fiscal year ended December 31, 1987.

     10(b) The Restated Long-Term Incentive Stock Option Plan of the Registrant incorporated by reference to Exhibit 10 filed with the Registrant's registration statement (33-86790) on Form S-8 filed under the Securities Act of 1933.

     10(c) Change of Control Plan of the Registrant effective April 25, 1994 incorporated by reference to Exhibit 10(d) of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1994, SEC File No. 0-5519.

     10(d) Deferred Compensation Plan and Deferred Compensation Trust effective as of December 16, 1993, and Deferred Compensation Agreement of the

               Registrant dated December 31, 1994, incorporated by reference to
               Exhibit 10(e) of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1994, SEC File No. 0-5519.

     11 Statement Re Computation of Per Share Earnings incorporated by reference to Exhibit 11 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Exhibit 11 of the Registrant's Quarterly Report on Form 10-Q filed for the quarter ended September 30, 1998, SEC File No. 0-5519.

     21 List of Subsidiaries of the Registrant incorporated by reference to Exhibit 21 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, SEC File No. 0-5519.

     23(a)**   Consent of KPMG Peat Marwick LLP.

     23(b)**   Consent of Ernst & Young LLP.

     23(c)**   Consent of Grant Thornton LLP.

     23(d)* Consent of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. incorporated by reference to Exhibit 5.

     24*       Powers of Attorney.

---------------------
*Previously filed.
**Filed herewith.

                                      ii